                                               Filed Pursuant to Rule 424(b)(5)
                                               Registration Nos. 333-54504,
                                               333-54504-01 and 333-54504-02


   The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT (Subject to Completion) Issued April 26, 2001

(To Prospectus dated February 9, 2001)

                                16,000,000 Units

                                   [PPL LOGO]

                          PPL Capital Funding Trust I
                                % PEPS(SM) Units
         (Premium Equity Participating Security Units--PEPS(SM) Units)
                            ------------------------
EACH PEPS UNIT CONSISTS OF A PURCHASE CONTRACT ISSUED BY PPL CORPORATION AND A TRUST PREFERRED SECURITY DUE 2006 ISSUED BY PPL CAPITAL FUNDING TRUST I.

 -- THE PURCHASE CONTRACT WILL OBLIGATE YOU TO PURCHASE FROM US, NO LATER THAN MAY 18, 2004 FOR A PRICE OF $25, THE FOLLOWING NUMBER OF SHARES OF PPL CORPORATION COMMON STOCK, $.01 PAR VALUE:

      -- IF THE AVERAGE CLOSING PRICE OF OUR COMMON STOCK OVER THE 20-TRADING DAY PERIOD ENDING ON THE THIRD TRADING DAY PRIOR TO MAY 18, 2004
           EQUALS OR EXCEEDS $        ,         SHARES;

      --   IF THE AVERAGE CLOSING PRICE OF OUR COMMON STOCK OVER THE SAME PERIOD
           IS LESS THAN $        BUT GREATER THAN $        , A NUMBER OF SHARES
           HAVING A VALUE, BASED ON THE 20-TRADING DAY AVERAGE CLOSING PRICE, EQUAL TO $25; AND

      --   IF THE AVERAGE CLOSING PRICE OF OUR COMMON STOCK OVER THE SAME PERIOD
           IS LESS THAN OR EQUAL TO $        ,         SHARES.

 --   WE WILL ALSO PAY TO YOU CONTRACT ADJUSTMENT PAYMENTS AT A RATE OF     %
      PER YEAR OF THE STATED AMOUNT OF $25 PER PEPS UNIT AS DESCRIBED IN THIS PROSPECTUS SUPPLEMENT.

 -- EACH TRUST PREFERRED SECURITY WILL HAVE A STATED LIQUIDATION AMOUNT OF $25 AND WILL REPRESENT AN UNDIVIDED BENEFICIAL INTEREST IN THE ASSETS OF THE TRUST. THE TRUST PREFERRED SECURITY WILL BE PLEDGED TO SECURE YOUR OBLIGATION TO PURCHASE OUR COMMON STOCK UNDER THE RELATED PURCHASE CONTRACT. YOU MAY USE THE PROCEEDS FROM THE REMARKETING OF YOUR TRUST PREFERRED SECURITY TO SATISFY YOUR PAYMENT OBLIGATIONS UNDER THE PURCHASE CONTRACT.

 --   THE TRUST PREFERRED SECURITY WILL PAY A CASH DISTRIBUTION AT A RATE OF
          % PER YEAR OF THE STATED LIQUIDATION AMOUNT, OR $        PER YEAR,
      PRIOR TO THE RATE BEING RESET, AND AT A RESET RATE THAT MAY BE EQUAL TO OR
      GREATER THAN     % PER YEAR AFTER THAT RESET DATE. THESE PAYMENTS WILL BE
      MADE ON FEBRUARY 18, MAY 18, AUGUST 18 AND NOVEMBER 18 OF EACH YEAR, BEGINNING AUGUST 18, 2001. PPL CORPORATION WILL GUARANTEE THE PAYMENTS OF THE DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES TO THE EXTENT SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

 -- THE ASSETS OF THE TRUST WILL CONSIST SOLELY OF SUBORDINATED NOTES OF PPL CAPITAL FUNDING MATURING ON MAY 18, 2006. PPL CORPORATION WILL UNCONDITIONALLY GUARANTEE THE PAYMENT OF PRINCIPAL AND ANY INTEREST ON THE SUBORDINATED NOTES OF PPL CAPITAL FUNDING.
                            ------------------------

APPLICATION HAS BEEN MADE TO LIST THE PEPS UNITS ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "PPL-PRE." ON APRIL 26, 2001, THE LAST REPORTED SALE PRICE FOR OUR COMMON STOCK ON THE NEW YORK STOCK EXCHANGE WAS $55.95 PER SHARE.
                            ------------------------
INVESTING IN THE PEPS UNITS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-30 OF THIS PROSPECTUS SUPPLEMENT.
                            ------------------------

                                                                              UNDERWRITING
                                                                PRICE TO      DISCOUNTS AND      PROCEEDS TO
                                                                 PUBLIC        COMMISSIONS     PPL CORPORATION
                                                              ------------    -------------    ---------------
Per PEPS Unit...............................................  $      25.00      See below       $      25.00
Total.......................................................  $400,000,000      See below       $400,000,000

The Trust will not pay any underwriting commissions. We will pay an underwriting
commission of $    per PEPS Unit sold ($        for all PEPS Units and $
if the over-allotment option referred to below is executed in full).

Any accumulated distributions on the trust preferred securities that are a part
of the PEPS Units from           , 2001 will be added to the price to public.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We and the Trust have granted the underwriters a 30-day option to purchase up to 2,400,000 additional PEPS Units on the same terms and conditions set forth above solely to cover over-allotments, if any. Morgan Stanley & Co. Incorporated
expects to deliver the PEPS Units to purchasers on or about           , 2001.
                            ------------------------
MORGAN STANLEY DEAN WITTER
              CREDIT SUISSE FIRST BOSTON
                            FIRST UNION SECURITIES, INC.
                                        GOLDMAN, SACHS & CO.
                                                 MERRILL LYNCH & CO.
                                                          UBS WARBURG
          , 2001

                               TABLE OF CONTENTS

                                         PAGE
         PROSPECTUS SUPPLEMENT           ----
Summary................................   S-5
Risk Factors...........................  S-30
Use of Proceeds........................  S-41
Capitalization.........................  S-42
Price Range of Common Stock and
  Dividend Policy......................  S-43
Selected Financial Data................  S-44
Review of Financial Condition and
  Results of Operations................  S-46
Management.............................  S-54
Accounting Treatment...................  S-55
Description of the PEPS Units..........  S-55
Description of the Purchase
  Contracts............................  S-59
Certain Provisions of the Purchase
  Contracts, the Purchase Contract
  Agreement and the Pledge Agreement...  S-69
Description of the Trust Preferred
  Securities...........................  S-71
Description of the PPL Capital Funding
  Subordinated Notes...................  S-75
Description of the Guarantee...........  S-79
Book-Entry Systems.....................  S-81
United States Federal Income Tax
  Consequences.........................  S-82
ERISA Considerations...................  S-92
Underwriting...........................  S-93
Validity of Securities.................  S-94
Experts................................  S-95
Information We Incorporate by
  Reference............................  S-96
                                         PAGE
              PROSPECTUS                 ----
About This Prospectus..................     2
Where You Can Find More Information....     3
PPL Corporation........................     5
PPL Capital Funding....................     7
PPL Capital Funding Trust I............     7
Use of Proceeds........................     7
Ratios of Earnings to Fixed Charges and
  Earnings to Fixed Charges and
  Preferred Dividends..................     7
Description of PPL Corporation's
  Capital Stock........................     8
Description of Stock Purchase Contracts
  and Stock Purchase Units.............     9
Description of the Debt Securities.....    10
Description of the Trust Securities....    18
Description of the Preferred Securities
  Guarantee............................    25
Description of Subordinated Debt
  Securities...........................    27
Information Concerning the Trustees....    39
Experts................................    39
Validity of the Securities and the
  Securities Guarantees................    39
Plan of Distribution...................    40

                            ------------------------

     You should rely only on the information contained in or incorporated by reference into this document. We have not authorized anyone to provide you with information that is different from that contained in this document. This document is not an offer to sell the PEPS Units and is not soliciting an offer to buy PEPS Units in any jurisdiction where the offer or sale is not permitted. The information contained in this document is accurate only as of the date hereof, regardless of the time of delivery of this document or of any sale of the PEPS Units.

     As used in this prospectus supplement, the terms "we," "our" or "us" may, depending upon the context, refer to PPL Corporation, PPL Capital Funding, to one or more of PPL Corporation's consolidated subsidiaries or to all of them taken as a whole.

                          INDEX OF SELECTED TERMS FOR
                           THE PROSPECTUS SUPPLEMENT

TERM                                    PAGE
----                                    ----
additional remarketing................  S-15
applicable benchmark treasury.........  S-72
applicable market value...............  S-60
applicable ownership interest.........  S-56
applicable ownership interest of the
  treasury portfolio..................  S-56
applicable principal amount...........  S-78
applicable spread.....................  S-74
beneficial owner......................  S-81
business day..........................  S-57
closing price.........................  S-61
collateral agent......................  S-12
comparable yield......................  S-58
current market price..................  S-66
distribution..........................  S-72
distribution rate.....................  S-12
early settlement......................  S-17
failed remarketing....................  S-20
failed final remarketing..............  S-74
failed initial remarketing............  S-63
final remarketing.....................  S-16
guarantee payments....................  S-77
indenture trustee.....................  S-32
initial remarketing...................  S-62
interest payment date.................  S-56
non-United States holder..............  S-81
original issue discount...............  S-33
PEPS Units............................  S-11
pledge agreement......................  S-13
pledged securities....................  S-68
prevailing rating.....................  S-74
primary treasury dealer...............  S-78

TERM                                    PAGE
----                                    ----
purchase contract.....................  S-11
purchase contract agent...............  S-11
purchase contract agreement...........  S-11
purchase contract settlement date.....  S-11
quotation agent.......................  S-63
redemption amount.....................  S-78
reference price.......................  S-60
remarketing...........................  S-11
remarketing agent.....................  S-15
remarketing agreement.................  S-62
remarketing date......................  S-63
reset agent...........................  S-21
reset announcement date...............  S-73
reset effective date..................  S-72
reset rate............................  S-20
securities intermediary...............  S-14
settlement rate.......................  S-60
short-term U.S. treasury security.....  S-89
successful initial remarketing........  S-62
tax event.............................  S-78
tax event redemption..................  S-17
tax event redemption date.............  S-77
threshold appreciation price..........  S-60
trading day...........................  S-61
Treasury PEPS Units...................  S-11
treasury portfolio....................  S-12
treasury portfolio purchase price.....  S-15
treasury security.....................  S-13
trust preferred securities............  S-10
trust securities......................  S-21
two-year benchmark treasury rate......  S-74
United States person..................  S-83

                          FORWARD-LOOKING INFORMATION

     Certain statements contained in this prospectus supplement, including statements with respect to future earnings, dividends, energy supply and demand, costs, subsidiary performance, growth, new technology, project development, energy prices, strategic initiatives and generating capacity and performance, are "forward-looking statements" within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to have been correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the "Risk Factors" and "Review of Financial Condition and Results of Operations" sections herein, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

      --   market demand and prices for energy, capacity and fuel;

      --   weather variations affecting customer energy usage;

      --   competition in retail and wholesale power markets;

      --   the effect of any business or industry restructuring;

      --   profitability and liquidity;

      -- new accounting requirements or new interpretations or applications of existing requirements;

      --   operation of existing facilities and operating costs;

      --   the development of new projects, markets and technologies;

      --   environmental conditions and requirements;

      --   the performance of new ventures;

      -- political, regulatory or economic conditions in countries where we or our subsidiaries conduct business;

      --   receipt of necessary governmental approvals;

      --   capital markets conditions;

      --   our stock price performance;

      --   our or any of our subsidiaries' securities ratings;

      --   foreign exchange rates; and

      --   commitments and liabilities.

     Any such forward-looking statements should be considered in light of such important factors and in conjunction with our other documents on file with the Securities and Exchange Commission.

     New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update the information contained in such statement to reflect subsequent developments or information.

     We caution you that any one of these factors or other factors described under the heading "Risk Factors," or a combination of these factors, could materially affect our future results of operations and whether our forward-looking statements ultimately prove to be accurate. These forward-looking statements are not guarantees of our future performance, and our actual results and future performance may differ materially from those suggested in our forward-looking statements. When considering these forward-looking statements, you should keep in mind the factors described under the heading "Risk Factors" and other cautionary statements in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference.

                                    SUMMARY

     This summary contains basic information about us and our PEPS Units. It does not contain all the information that is important to you. You should read the following summary together with the more detailed information and financial statements and notes to the financial statements contained elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. To fully understand this offering, you should read all of these documents. As used in this prospectus supplement, the terms "we," "our" or "us" may, depending upon the context, refer to PPL Corporation, PPL Capital Funding, to one or more of PPL Corporation's consolidated subsidiaries or to all of them taken as a whole.

                                PPL CORPORATION

OVERVIEW

     We are a growth-oriented energy company engaged in power generation and marketing primarily in the northeastern and western United States and in the delivery of energy in the United States and abroad. Currently, we own approximately 9,761 megawatts, or MW, of power generation capacity and we intend to continue to acquire or develop new, low-cost and efficient power generating facilities in key northeastern and western markets. Our target is to own or control approximately 20,000 MW of power generation capacity by 2005. In addition, in 2000, we marketed wholesale or retail energy in 42 states and Canada, delivered electricity to 5.7 million customers in the United States, United Kingdom and Latin America and provided energy-related services to businesses in the mid-Atlantic and northeastern United States.

     We operate through two principal lines of business:

     ENERGY SUPPLY

     We are a leading supplier of competitively priced energy in the United States through our subsidiaries, PPL Generation, PPL EnergyPlus and PPL Global.

      -- PPL GENERATION currently owns and operates a portfolio of domestic power generation assets with a total capacity of 9,761 MW. These power plants are located in Pennsylvania (8,508 MW), Montana (1,157
           MW) and Maine (96 MW) and use well-diversified fuel sources including coal, nuclear, natural gas, oil and hydro.

      -- PPL ENERGYPLUS markets electricity produced by PPL Generation, along with purchased power and natural gas, in the wholesale and deregulated retail markets, primarily in the northeastern and western portions of the United States. In addition, PPL EnergyPlus sells electricity, natural gas and energy services to retail customers and serves as a supplier of choice in the competitive markets in Pennsylvania, New Jersey, Maine, Montana and Delaware. PPL EnergyPlus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

      -- PPL GLOBAL acquires and develops U.S. generation projects for PPL Generation. When the U.S. generation projects that PPL Global develops become operational, PPL Global transfers these facilities to PPL Generation so that PPL Generation can operate them as part of our integrated portfolio. PPL Global also acquires, develops, owns and operates international energy projects that are primarily focused on the distribution of electricity. PPL Global currently owns and operates energy delivery businesses primarily in the United Kingdom and Latin America.

     ENERGY DELIVERY

     We provide high-quality energy delivery services in the mid-Atlantic regions of the United States through our subsidiaries, PPL Electric Utilities and PPL Gas Utilities.

      -- PPL ELECTRIC UTILITIES is a regulated public utility providing electricity delivery services to approximately 1.3 million customers in eastern and central Pennsylvania.

      -- PPL GAS UTILITIES is a regulated public utility providing natural gas and propane delivery services to approximately 105,000 customers in Pennsylvania and Maryland.

OUR STRATEGY

     Our objective is to be a leading, asset-based provider of wholesale and retail energy and energy-related products and services. We plan to achieve this objective by generating and selling competitively priced energy in large, high-growth markets in the northeastern and western United States. In addition, we also plan to continue to operate high-quality energy delivery businesses in selected regions around the world. The key elements of our strategy are as follows:

     DEVELOP AND ACQUIRE ADDITIONAL GENERATION FACILITIES IN OUR TARGET MARKETS

     Our objective is to more than double our current domestic generation capacity and own or control a portfolio of approximately 20,000 MW of generation capacity by 2005 in our target markets in the northeastern and western United States. We currently own generation capacity in Pennsylvania, Montana and Maine. In addition, we are currently developing new power projects in Arizona, Connecticut, Illinois, New York, Pennsylvania and Washington representing an additional 4,605 MW of generating capacity. These facilities are expected to commence operation between 2001 and 2005. We will also continue to actively evaluate opportunities to acquire operating generation facilities or develop new generation projects in our target markets. We believe that the northeastern and western regions of the United States are particularly attractive markets because the existing and projected supply and demand dynamics for power in these regions will require the construction of new generation facilities to meet expected increased customer demand.

     OPERATE A DIVERSE AND LOW-COST PORTFOLIO OF GENERATION ASSETS

     We seek to operate an efficient and low-cost generation asset portfolio that is diversified as to geography, fuel source, cost structure and operating characteristics. Our current generation facilities, as well as our new generation projects under development, are well-located in our target markets and provide us with a geographically diverse presence in the northeastern and western United States and help mitigate the risks resulting from regional price differences. Our current portfolio of generation assets is also well-diversified by fuel type with, as a percentage of our total generation capacity, 45% coal, 22% natural gas/oil, 21% nuclear, 8% hydro and 4% other as of December 31, 2000. Our coal-fired capacity is located in the eastern and western United States and benefits from the low fuel costs resulting from the proximity of our plants to coal fields, our extensive experience in acquiring low-cost coal and our highly-efficient coal-fired plant technology. With respect to cost structure and operating characteristics, our current generation portfolio is weighted towards base-load and/or low variable cost generating units which helps reduce the variability of our revenues. Our new development projects involve new intermediate and peaking facilities utilizing natural gas-fired, combined and simple cycle technology-based generation units. These new units will allow us to further diversify our fuel mix, enhance our ability to capture the potential benefits of peak period pricing and provide us with additional operational flexibility and ancillary service revenues.

     PURSUE ADDITIONAL REVENUES THROUGH ASSET-BASED TRADING OPPORTUNITIES

     We intend to grow and diversify our revenue base by capitalizing on energy marketing and trading opportunities in the increasingly deregulated United States electric market. We believe that our ability to market and trade around our physical portfolio of generation assets through our integrated generation, marketing and trading functions will provide us with highly attractive opportunities to grow our revenues. In pursuing these opportunities, we limit our financial exposure by following a comprehensive risk management program. In particular, given our asset-based strategy, we seek to execute contractual commitments for energy sales that do not exceed our ability to produce the energy required. We employ sophisticated trading practices to capture regional arbitrage opportunities and maximize the value of our generation capacity. In addition, we seek to capture a diverse stream of revenues and avoid over-reliance on any one market or type of customer. As a result of our generation asset portfolio and conservative but effective approach to marketing and trading, we believe we are well-positioned to grow our revenues while limiting the potential impacts of energy price volatility.

     CAPITALIZE ON SELECTED INTERNATIONAL TRANSMISSION AND DISTRIBUTION OPPORTUNITIES

     Our international strategy is focused on effectively managing our current portfolio of energy transmission and distribution businesses in Latin America (including Argentina, Bolivia, Brazil, Chile, El Salvador and Peru) and the United Kingdom. We select the geographic regions in which we compete based on a thorough due diligence process. We have concentrated our development activities in Latin America as we believe this is a region that encourages investment in distribution assets and exhibits a potential for high growth in the demand for electric distribution and related services. This is also a region where we believe our knowledge and experience in operating efficient, low-cost energy delivery businesses will provide the greatest benefit. In Latin America, we seek to ensure operational excellence as well as pursue opportunities to improve the profitability of our existing assets and develop new products and services that leverage our existing assets.

RECENT DEVELOPMENTS

     PLAN TO STRUCTURALLY SEPARATE PPL ELECTRIC UTILITIES' TRANSMISSION AND DISTRIBUTION BUSINESS

     In order to continue our transformation into a growth-oriented energy company, on April 24, 2001, we announced a plan to effect the structural separation of PPL Electric Utilities from PPL Corporation and PPL Corporation's other affiliated companies, in a transaction that we call the "securitization" of the electric transmission and distribution business of PPL Electric Utilities. Upon completion of the securitization, we will effectively double the amount of generating capacity we have to sell in wholesale electricity markets while allowing us to retain valuable advantages related to operating both energy supply and energy delivery businesses.

     The securitization will be effected in a series of steps including:

      -- the structural separation of PPL Electric Utilities from PPL Corporation and PPL Corporation's other affiliated companies;

      -- an increase in the leverage of PPL Electric Utilities through the issuance of approximately $900 million in senior secured bonds without any material impact on PPL Electric Utilities' investment-grade credit rating; and

      -- the solicitation by PPL Electric Utilities, in early June 2001, of bids to contract with energy suppliers to meet all of the electricity needs associated with its obligation to serve customers under capped rates from 2002 through the end of 2009.

     PPL Electric Utilities currently has a full requirements supply agreement with PPL EnergyPlus that expires at the end of 2001. Under the Pennsylvania Electricity Generation Customer Choice and Competition Act, which we refer to as the Pennsylvania Customer Choice Act, PPL Electric Utilities is required as a provider of last resort, through 2009, to provide electricity at pre-set prices to its delivery customers who do not select an alternate supplier. As part of the securitization, PPL Electric Utilities will solicit bids to contract with energy suppliers to meet its obligation to deliver energy to its customers. PPL EnergyPlus intends to be one of the parties to bid on the supply contract at market competitive prices. To the extent that PPL EnergyPlus is a successful bidder, it will have an eight-year contract to sell a portion of its available energy at market-competitive wholesale prices. To the extent that PPL EnergyPlus is not a successful bidder, it will have additional energy that can be sold in the wholesale market at market rates.

     Several aspects of the securitization must be reviewed and approved by the Pennsylvania Public Utility Commission. These approvals are expected in the third quarter of 2001.

     CHANGE TO OUR DIVIDEND POLICY

     Concurrent with the announcement of our securitization plan on April 24, 2001, we will maintain our dividend at the current level of $1.06 per common share for the foreseeable future. We believe this dividend policy is consistent with, and an important element of, our continued transformation into a growth-oriented energy company. Dividends on our common stock are declared at the discretion of our Board of Directors. We will continue to consider the appropriateness of our dividend level, taking into account our financial position, our results of operations, conditions in the industry and other factors which the Board of Directors deems relevant.

     FIRST QUARTER EARNINGS

     On April 24, 2001, we also announced first-quarter earnings of $1.52 per diluted common share, a 54% increase over the same period a year ago. The major contributors to our earnings growth for the first quarter were:

      --   increased margins on wholesale energy transactions;

      -- positive results from our regulated energy delivery business in Pennsylvania and from our international operations; and

      --   our success in continuing to control costs.

     We also increased our earnings forecasts for 2001 and 2002 and now forecast earnings in excess of $4.00 per common share for 2001 and $4.55 to $4.65 per common share for 2002. Earnings per common share of $4.00 in 2001 would represent an increase of about 22% over 2000's adjusted, diluted earnings of $3.28 per common share. Earnings per common share of $4.55 to $4.65 in 2002 would represent an increase of about 15% over earnings now forecast for 2001. Our increased earnings forecast is based on the following factors:

      -- the securitization of our U.S. electricity delivery business described above;

      --   our record earnings performance in the first quarter of 2001;

      --   the increased margins on energy transactions;

      -- our planned increased supply of electricity to sell in the competitive wholesale markets, including a new natural gas-powered plant in Illinois, described below;

      --   strong growth in our electricity delivery business in Pennsylvania;

      --   higher earnings from our international businesses; and

      --   our success in continuing to reduce costs.

     As of March 31, 2001, we had $12,546 million of consolidated assets, an increase of $186 million as compared to $12,360 million of consolidated assets as of December 31, 2000. Our long-term debt (less current portion) declined from $4,467 million at December 31, 2000 to $4,196 million at March 31, 2001.

     Set forth below is certain summary consolidated income statement information and other data for the three months ended March 31, 2001, as compared with the three months ended March 31, 2000.

                         CONSOLIDATED INCOME STATEMENT

                                                                Three Months Ended
                                                                     March 31
                                                              ----------------------
                                                                2001        2000(a)
                                                              ---------    ---------
                                                              (millions of dollars)
OPERATING REVENUES:
  Retail electric and gas...................................  $    956     $    845
  Wholesale energy marketing and trading....................       469          462
  Energy-related businesses.................................       141          106
                                                              --------     --------
                                                                 1,566        1,413
OPERATING EXPENSES:
  Fuel and purchased power..................................       583          608
  Other operation and maintenance...........................       238          209
  Amortization of recoverable transition costs..............        71           63
  Depreciation..............................................        63           68
  Other.....................................................       155          145
                                                              --------     --------
                                                                 1,110        1,093
                                                              --------     --------
OPERATING INCOME............................................       456          320
Other income and (deductions)...............................         4           (1)
                                                              --------     --------
INCOME BEFORE INTEREST, INCOME TAXES AND MINORITY
  INTEREST..................................................       460          319
Interest expense............................................       104           88
Income taxes................................................       126           82
Minority interest...........................................         2            1
                                                              --------     --------
INCOME BEFORE DIVIDENDS ON PREFERRED STOCK..................       228          148
Preferred stock dividend requirements.......................         6            6
                                                              --------     --------
NET INCOME..................................................  $    222     $    142
                                                              ========     ========
EARNINGS PER SHARE OF COMMON STOCK--BASIC...................  $   1.53     $   0.99
EARNINGS PER SHARE OF COMMON STOCK--DILUTED.................  $   1.52     $   0.99
AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING
  (THOUSANDS)...............................................   145,317      143,697

------------
(a) Certain amounts have been reclassified to conform to the current year presentation.

                                 KEY INDICATORS

                                                                TWELVE            TWELVE
                                                             MONTHS ENDED      MONTHS ENDED
FINANCIAL                                                   MARCH 31, 2001    MARCH 31, 2000
---------                                                   --------------    --------------
Dividends declared per common share.......................     $ 1.060           $ 1.015
Book value per common share(a)............................     $ 13.71           $ 12.09
Market price per common share(a)..........................     $43.960           $20.938
Dividend yield(a).........................................         2.4%              4.8%
Dividend payout ratio--basic and diluted(b)...............          28%               40%
Price/earnings ratio--basic and diluted(a,b)..............        11.5               8.2
Return on average common equity(b)........................        30.4%             20.3%

------------
(a) End of period.

(b) Excluding nonrecurring items.

                                                                    THREE MONTHS ENDED
                                                              ------------------------------
                                                                  MARCH 31,
                                                              -----------------      PERCENT
OPERATING-- DOMESTIC ENERGY                                    2001       2000       CHANGE
---------------------------                                   ------      -----      -------
                                                                    (MILLIONS OF KWH)
Retail:
  Delivered(a)..............................................   9,881      9,481         4.2
  Supplied..................................................  10,552      9,864         7.0
  Wholesale:
     East...................................................   5,244      9,769       (46.3)
     West:
       Montana Power(b).....................................   1,199      1,341       (10.6)
       Other................................................   1,026        907        13.1

------------
(a) Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities service territory.

(b) Energy sold to Montana Power for resale to retail customers under power sale agreements that expire on or before June 30, 2002.

     ADDITION OF 600 MW IN GENERATION CAPACITY

     Consistent with our strategy to add electricity generation capacity in our target markets, on April 23, 2001, we announced that we are developing a 540 MW power plant near Chicago, Illinois and that we will increase the capacity of our Susquehanna nuclear plant in Pennsylvania by 100 MW.

     The Illinois facility will be a 540 MW, simple-cycle, natural gas-fired electric generation facility. The facility is expected to be in service by the summer of 2002 and is expected to cost about $305 million.

     The planned 100 MW increase to the capacity of our Susquehanna nuclear plant will be effected with the installation of more efficient steam turbines on each of the two nuclear power units. The new turbines, which will replace units that have been in operation since the early 1980s, will be installed in the spring of 2003 and 2004 during refueling outages at the plant and are expected to cost about $120 million.

     LONG-TERM POWER SUPPLY ARRANGEMENT WITH MONTANA POWER COMPANY

     Our existing obligation to provide Montana Power Company with low-cost energy to meet its obligation to supply customers who do not purchase power on their own expires on June 30, 2002. We have reached a 5-year power supply arrangement with Montana Power Company under which we will sell Montana Power Company 500 MW of power beginning July 1, 2002. We will sell this energy at $.04 a kilowatt-hour to the extent that the energy is produced by certain designated units. Any agreement will be subject to certain regulatory approvals.

                              PPL CAPITAL FUNDING

     PPL Capital Funding is a Delaware corporation and our wholly-owned subsidiary. PPL Capital Funding's primary business is to provide us with financing for our operations.

                          PPL CAPITAL FUNDING TRUST I

     The Trust is a statutory business trust created under Delaware law. The Trust exists only to issue and sell its trust preferred securities and common securities, to acquire and hold subordinated notes of PPL Capital Funding as trust assets and to engage in activities incidental to the foregoing. All of the common securities will be owned by PPL Capital Funding and will represent at least 3% of the total capital of the Trust. Payments will be made on the common securities pro rata with the trust preferred securities, except that the common securities' right to payment will be subordinated to the rights of the trust preferred securities if there is a default under the trust agreement resulting from an event of default under the subordinated indenture.
                            ------------------------

     The address of our principal executive offices is Two North Ninth Street, Allentown, PA 18101 and our telephone number is (610) 774-5151.

                                  THE OFFERING

     Unless we state otherwise, the information in this prospectus supplement does not include 2,400,000 PEPS Units that may be issued to the underwriters pursuant to their over-allotment option. If the underwriters exercise their over-allotment option in full, the total number of PEPS Units offered will be 18,400,000.

Each PEPS Unit consists of a
purchase contract and a trust
preferred security............   We are offering 16,000,000      % Premium
                                 Equity Participating Security Units--PEPS(SM)
                                 Units. The stated amount and issue price of each PEPS Unit is $25.

                                 Each PEPS Unit consists of two parts:

                                  --   a purchase contract for shares of our
                                       common stock, $.01 par value; and

                                  -- a trust preferred security issued by PPL Capital Funding Trust I.

                                 The trust preferred security will be pledged to secure the PEPS Unit holder's obligation to PPL Corporation under the purchase contract to purchase shares of our common stock.

                                 You will receive from each PEPS Unit:

                                  --   cash distributions on the trust preferred
                                       security at the rate of      % of the
                                       stated liquidation amount per year, or
                                       $     per year, paid quarterly;

                                  --   contract adjustment payments at the rate
                                       of      % of the stated amount of each
                                       PEPS Unit per year paid quarterly; and

                                  --   on May 18, 2004, between      and
                                       shares of our common stock, depending on the average closing price of our common stock over the 20-trading day period ending on the third trading day prior to May 18, 2004.

You will be required under the
purchase contract to purchase
our common stock on or prior
to May 18, 2004...............   PPL Corporation will enter into a purchase
                                 contract agreement with The Chase Manhattan
                                 Bank, which will act as agent for all of the holders of the PEPS Units (as well as the holders of the Treasury PEPS Units discussed below). For each PEPS Unit that you purchase, a contract will be issued under the purchase contract agreement which creates a contractual arrangement between you and PPL Corporation for the purchase of shares of our common stock. We refer to this contract as a "purchase contract." Under each purchase contract, you will be obligated to purchase, at an aggregate purchase price of $25 for each of your PEPS
                                 Units, a variable number of shares of our common stock. You will not be obligated to pay the purchase price until May 18, 2004, which has been set as the "purchase contract settlement date" and you will not receive shares of our common stock until you have settled your purchase contract. Your purchase contract will be settled by applying the proceeds from the remarketing of the trust preferred securities, as more fully described later under "Description of the Purchase
                                 Contracts" in this prospectus supplement.
                                 Instead of participating in a remarketing, you will have the option of settling your purchase contract by settling early, by settling with cash or by delivering cash to the collateral agent prior to the remarketing to purchase the treasury portfolio.

                                 The number of shares of our common stock that you will be entitled to receive on the purchase contract settlement date will depend on the average closing price of a share of our common stock over a 20-trading day period ending on the third trading day prior to the purchase contract settlement date. Until you actually purchase the shares of our common stock, your obligation to pay the $25 purchase price will be secured by the trust preferred security that is part of your PEPS Unit, which will be pledged to our collateral agent as collateral. In certain cases, the treasury portfolio, as described below, may replace the trust preferred securities as collateral. You may substitute as collateral a U.S. treasury security for the trust preferred security. See "Description of the PEPS Units--Creating Treasury PEPS Units by Substituting a Treasury Security for Trust Preferred Securities" in this prospectus supplement. Under the purchase contract, you will also be entitled to receive
                                 contract adjustment payments of $       each
                                 quarter (which is equal to      % per year of
                                 the $25 stated amount of each PEPS Unit).

The PEPS Units will include
trust preferred securities....   In addition to the purchase contract, each PEPS
                                 Unit also will include a trust preferred
                                 security that represents an undivided
                                 beneficial interest in the assets of the Trust.
                                 The Trust will pay you cash distributions of
                                 $          each quarter (which is equal to
                                      % per year of the $25 stated liquidation
                                 amount) on your trust preferred security, provided that the first distribution will cover a period of more than three months and will therefore be proportionately more than the regular quarterly distribution. The distribution rate may be reset as a result of a successful initial remarketing on or after February 18, 2004 and will in any event be reset on May 18, 2004. Distributions will accumulate from the date the PEPS Units are issued and will continue until May 18, 2006. If you continue to own your trust preferred security after the purchase contract settlement date, the Trust will pay you distributions on your trust preferred security from May 18, 2004 until May 18, 2006, at a reset rate that is described in more detail later in this prospectus supplement. The Trust will pay distributions only when it has funds available for payment. The Trust's sole source of funds for distributions are the payments of interest we make on the subordinated notes of PPL
                                 Capital Funding that the Trust will hold. PPL
                                 Corporation will unconditionally guarantee the payment of principal of and any interest on the subordinated notes of PPL Capital Funding.

The Guarantee.................   PPL Corporation will guarantee the payment of
                                 distributions on the trust preferred securities and the payment of the redemption price of the trust preferred securities, to the extent that the Trust has funds available for payment.
                                 Taken together with PPL Corporation's guarantee of the subordinated notes under the related indenture, this guarantee effectively provides a full, irrevocable and unconditional guarantee of the trust preferred securities. You can find more information about this guarantee arrangement under the heading "Description of the Guarantee" in this prospectus supplement.

The trust preferred security
will be pledged as collateral
under the pledge
arrangement...................   When you purchase a PEPS Unit, the trust
                                 preferred security that is part of that PEPS
                                 Unit will be pledged as collateral to secure your obligation to purchase our common stock on or prior to May 18, 2004 under the related purchase contract. We will enter into a pledge agreement under which The Bank of New York will act as collateral agent and hold your trust preferred security as collateral until the $25 purchase price under the purchase contract has been paid. In the event of a successful initial remarketing or a tax event redemption as further described below, the applicable ownership interest in the treasury portfolio may replace your trust preferred security as collateral. Even though your trust preferred security will be pledged as collateral, you will be the beneficial owner of it.

You can create Treasury PEPS
Units by substituting treasury
securities for trust preferred
securities....................   For every 40 PEPS Units you own, you may create
                                 40 Treasury PEPS Units by substituting U.S.
                                 treasury securities for the trust preferred securities that are a part of the PEPS Units.

                                 A Treasury PEPS Unit will consist of:

                                  --   a purchase contract for shares of our
                                       common stock that is identical to the
                                       purchase contract that is a part of the
                                       PEPS Unit; and

                                  --   a 1/40 undivided beneficial ownership
                                       interest in a related zero-coupon U.S.
                                       treasury security (CUSIP No. 912820BJ5), the "treasury security," that has a principal amount at maturity of $1,000, and matures on May 17, 2004, the business day prior to the purchase contract settlement date.

                                 To create Treasury PEPS Units, you must:

                                  -- for each group of 40 Treasury PEPS Units you wish to create, either transfer the treasury security or make a cash payment sufficient for the purchase of such treasury security and subsequent substitution to The Bank of New York, which is acting as the securities intermediary under the pledge agreement. The treasury security will become the collateral supporting your obligation to purchase shares of our common stock, and the collateral agent will release the 40 trust preferred securities from the pledge. Those trust preferred securities then will be separately tradable and will no longer be a part of a PEPS Unit or a Treasury PEPS Unit; and

                                  --   pay to the collateral agent any fees or
                                       expenses incurred in connection with the substitution.

                                 You may substitute a treasury security, or make the cash payment to the securities intermediary for the purchase of a treasury security and subsequent substitution, for trust preferred securities at any time prior to or on the fifth business day preceding May 18, 2004, unless the treasury portfolio has replaced the trust preferred securities as a result of a successful initial remarketing or a tax event redemption, as described below. Distributions will continue to be made on the trust preferred security. Because each treasury security has a principal amount at maturity of $1,000, you may substitute Treasury PEPS Units for PEPS Units only in multiples of 40. For each group of 40 PEPS Units you own, after substitution of the U.S. treasury securities for the trust preferred securities that are part of the 40 PEPS Units, you will receive 40 Treasury PEPS Units.

A Treasury PEPS Unit holder
will be required to accrue
original issue discount on the
Treasury PEPS Unit and will
not receive any cash payments
other than contract adjustment
payments on the Treasury PEPS
Unit..........................   If you own Treasury PEPS Units, because the
                                 treasury security included in the Treasury PEPS
                                 Units is a zero-coupon security, you generally will be required for U.S. federal income tax purposes to include in gross income each year your allocable share of original issue discount or acquisition discount on the treasury security that accrues in such year. You, however, will not receive any payments on the Treasury PEPS Units other than contract adjustment payments. See "United States Federal
                                 Income Tax Consequences" in this prospectus supplement.

                                 So long as you continue to own any trust preferred securities, whether as part of a PEPS Unit or as a separate security, you will receive distributions on them, separately from the Treasury PEPS Units.

You can recreate PEPS Units...   If you own 40 Treasury PEPS Units, you may
                                 recreate 40 PEPS Units at any time prior to or on the seventh business day preceding May 18, 2004, unless the treasury portfolio has replaced the treasury securities as a component of the Treasury PEPS Units as a result of a successful initial remarketing or a tax event redemption, as described below. Because the treasury security has a principal amount at maturity of $1,000, you must recreate PEPS
                                 Units from Treasury PEPS Units in multiples of
                                 40. For each group of 40 Treasury PEPS Units you submit, you will receive 40 PEPS Units.

                                 To recreate PEPS Units, you must:

                                  -- for each group of 40 PEPS Units you wish to recreate, transfer 40 trust preferred securities to the securities intermediary. The securities intermediary then will deposit the trust preferred securities in the collateral account maintained under the pledge arrangement. The 40 trust preferred securities will become the collateral supporting your obligation to purchase the shares of our common stock, and the collateral agent will release the treasury security from the pledge. That treasury security then will be separately tradable and will not be part of any PEPS Unit; and

                                  --   pay to the collateral agent any fees or
                                       expenses incurred in connection with the substitution.

The trust preferred securities
will first be remarketed on
the third business day
immediately preceding February
18, 2004......................   Unless you deliver cash in an amount equal to
                                 the purchase price of the treasury portfolio and any expenses to the collateral agent to purchase the treasury portfolio on your behalf prior to or on the fifth business day preceding
                                 February 18, 2004, your trust preferred
                                 security will first be remarketed on the third business day immediately preceding February 18, 2004. The remarketing agent will use its reasonable efforts to obtain a price of approximately 100.25% of the purchase price for the treasury portfolio, which is described below. The portion of the proceeds from the remarketing equal to the treasury portfolio purchase price will be applied to purchase the treasury portfolio. The treasury portfolio will be substituted for the trust preferred securities and will be pledged to the collateral agent to secure your obligation to purchase our common stock under the purchase contracts. When paid at maturity, the principal amount of the treasury portfolio equal to the stated liquidation amount of the trust preferred securities will automatically be applied to satisfy your obligation to purchase common stock under your purchase contract. In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the treasury portfolio purchase price from any amount of the proceeds in excess of the treasury portfolio purchase price. The remarketing agent will then remit to you any remaining portion of the proceeds for your benefit.

If the first remarketing
fails, the remarketing agent
will use its reasonable
efforts to remarket the trust
preferred securities from time
to time thereafter prior to
the tenth business day
preceding May 18, 2004........   If the first remarketing of the trust preferred
                                 securities on the third business day preceding
                                 February 18, 2004 fails because the remarketing agent cannot obtain a price of at least 100% of the treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, the trust preferred securities will continue to be a component of PEPS Units, and the remarketing agent in its discretion will use its reasonable efforts to remarket all of the trust preferred securities from time to time thereafter prior to the tenth business day preceding May 18, 2004. Instead of participating in an additional remarketing, you can deliver cash in an amount equal to the purchase price of the treasury portfolio and any expenses to the collateral agent to purchase the treasury portfolio on your behalf on the second business day prior to any additional remarketing. We refer to any such additional remarketing as an "additional remarketing," and, collectively with the first remarketing on the third business day preceding
                                 February 18, 2004, as the "initial
                                 remarketing." In addition, we refer to any initial remarketing that is successful as the "successful initial remarketing," and any such remarketing will follow the procedures set forth above for the first remarketing. In the event that all attempts for an initial remarketing fail because the remarketing agent cannot obtain a price of at least 100% of the treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, a final remarketing will be attempted on the third business day preceding May 18, 2004, as described below.

If all attempts for an initial
remarketing have failed, there
will be a final remarketing on
the third business day
preceding May 18, 2004........   If all attempts for an initial remarketing have
                                 failed, the trust preferred securities will be remarketed on the third business day preceding
                                 May 18, 2004, except for the trust preferred securities of PEPS Unit holders who have notified the purchase contract agent on or prior to the fifth business day before May 18, 2004 of their intention to pay cash in order to satisfy their obligations under the related purchase contracts. We refer to this remarketing as the "final remarketing." In this final remarketing the remarketing agent will use its reasonable efforts to obtain a price of approximately 100.25% of the aggregate stated liquidation amount of these trust preferred securities. The portion of the proceeds from the remarketing equal to the total stated liquidation amount of the trust preferred securities remarketed will automatically be applied to satisfy in full the PEPS Unit holders' obligations to purchase common stock under the related purchase contracts. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points
                                 (.25%) of the aggregate stated liquidation amount of the remarketed trust preferred securities from any amount of the proceeds in excess of the aggregate stated liquidation amount of the remarketed trust preferred securities. The remarketing agent will remit any remaining portion of the proceeds for the benefit of the holders.

If the final remarketing fails
and you are a PEPS Unit
holder, we may take possession
of your trust preferred
security......................   If the remarketing agent is unable to remarket
                                 the trust preferred securities on the third business day prior to May 18, 2004, because the remarketing agent cannot obtain a price of at least 100% of the total stated liquidation amount of the trust preferred securities or a condition precedent to the remarketing has not been satisfied (a "failed final remarketing"), we will exercise our rights as a secured party, and we may take possession of your trust preferred security. Your obligation to purchase shares of our common stock would then be fully satisfied, and you will receive the shares of our common stock.

The "treasury portfolio" is a
portfolio of zero-coupon U.S.
Treasury securities...........   The treasury portfolio is a portfolio of
                                 zero-coupon U.S. Treasury securities consisting of:

                                  --   interest or principal strips of U.S.
                                       Treasury securities that mature on or
                                       prior to May 17, 2004 in an aggregate
                                       amount equal to the stated liquidation
                                       amount of the trust preferred securities included in PEPS Units; and

                                  --   with respect to the scheduled
                                       distribution payment date on the trust
                                       preferred securities that occurs on May
                                       18, 2004, in the case of a successful
                                       remarketing of the trust preferred
                                       securities, or with respect to each
                                       scheduled distribution payment date on
                                       the trust preferred securities that
                                       occurs after the tax event redemption
                                       date and on or before May 18, 2004, in
                                       the case of a tax event redemption,
                                       interest or principal strips of U.S.
                                       Treasury securities that mature on or
                                       prior to that distribution payment date
                                       in an aggregate amount equal to the
                                       aggregate distribution payment that would be due on that distribution payment date on the stated liquidation amount of the trust preferred securities included in PEPS Units assuming no reset of the distribution rate on the trust preferred securities.

Substitution of treasury
portfolio upon tax event......   If the tax laws change or are interpreted in a
                                 way that adversely affects the tax treatment of the Trust or the PPL Capital Funding subordinated notes, then PPL Capital Funding, as issuer of the subordinated notes, may elect to redeem the subordinated notes held by the Trust. Following any redemption of the subordinated notes, which we refer to as a "tax event redemption," before May 18, 2004, the money received from the redemption will be used to purchase the treasury portfolio, and the Trust will be dissolved. The treasury portfolio will replace the trust preferred securities as the collateral securing your obligations to purchase our common stock under the purchase contracts. If the subordinated notes are redeemed, then each PEPS Unit will consist of a purchase contract for our common stock and an ownership interest in the treasury portfolio.

If you hold a trust preferred
security that is not part of a
PEPS Unit, you may choose to
have it remarketed............   If you hold a trust preferred security that is
                                 not part of a PEPS Unit, you may choose to have your trust preferred security remarketed in a remarketing. PEPS Unit holders who have created
                                 Treasury PEPS Units or who have settled their purchase contracts early may make such an election, as more fully described in this prospectus supplement.

Instead of participating in a
remarketing, you may settle
your purchase contract by
paying cash for early
settlement, paying cash prior
to or on the business day
preceding May 18, 2004, or
upon termination..............   Instead of participating in a remarketing,
                                 holders of PEPS Units or Treasury PEPS Units may satisfy their obligations, or their obligations will be terminated, under the purchase contracts:

                                  --   by delivering cash to the collateral
                                       agent to purchase the treasury portfolio on its behalf;

                                  --   through early settlement by the early
                                       delivery of cash to the purchase contract agent in the manner described in this prospectus supplement;

                                  -- in the case of holders of PEPS Units, by settling the related purchase contracts with cash prior to or on the business day preceding May 18, 2004 pursuant to prior notification to the purchase contract agent; or

                                  --   without any further action, upon the
                                       termination of the purchase contracts as a result of bankruptcy, insolvency or reorganization of PPL Corporation.

                                 If the holder of a PEPS Unit settles a purchase contract early or if the holder's purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, that holder will have no right to receive any accrued contract adjustment payments.

You may settle the purchase
contract early by paying
cash..........................   You may satisfy your obligation to purchase
                                 shares of our common stock under your purchase contract at any time prior to 5:00 p.m., New
                                 York City time, on the fifth business day preceding the purchase contract settlement date, unless the treasury portfolio has replaced the trust preferred securities as a component of the PEPS Units as a result of a successful initial remarketing or a tax event redemption.

                                 If you choose to settle early:

                                  -- you must deliver to the purchase contract agent a notice indicating your election to "settle early";

                                  --   together with the notice, you must
                                       deliver to the purchase contract agent a cash payment of $25 for each purchase contract being settled early at any time, but in no event later than 5:00 p.m., New York City time, on the fifth business day preceding the purchase contract settlement date;

                                  --   you will receive, for each PEPS Unit or
                                       Treasury PEPS Unit you surrender, both:

                                     --   shares of our common stock, regardless
                                          of the market price of the shares of
                                          our common stock on the date of early
                                          settlement and, subject to
                                          anti-dilution adjustments; and

                                     --   your trust preferred security (if you
                                          are settling a PEPS Unit) or a 1/40
                                          undivided beneficial interest in a
                                          treasury security (if you are settling
                                          a Treasury PEPS Unit);

                                  -- you will not receive any further contract adjustment payments from us; and

                                  --   you will retain the right to have your
                                       trust preferred securities remarketed.

                                 You may settle Treasury PEPS Units early only in multiples of 40 Treasury PEPS Units. You may not settle your PEPS Units early, if the treasury portfolio has replaced the trust preferred securities as a component of the PEPS Units as a result of a successful initial remarketing or a tax event redemption.

You may settle the purchase
contract by paying cash prior
to or on the fourth business
day preceding May 18, 2004 but
you must notify us prior to or
on the fifth business day
preceding May 18, 2004........   Under the purchase contract that is part of
                                 each PEPS Unit, you will be obligated to pay
                                 $25 to purchase shares of our common stock. To satisfy this obligation, you may notify the purchase contract agent at any time prior to or on the fifth business day preceding May 18, 2004 of your intention to make a cash payment and make a payment prior to or on the fourth business day preceding May 18, 2004. If you make this election, you must make a cash payment of $25 for every purchase contract you wish to settle and you will receive shares of our common stock on the purchase contract settlement date at the applicable settlement rate described below. Your trust secured preferred security will then be released from the pledge arrangement and delivered to you. If you are a Treasury PEPS Unit holder you must settle your purchase contracts with cash in groups of 40 purchase contracts.

You may settle the purchase
contracts of Treasury PEPS
Units by paying cash or having
the proceeds of the pledged
treasury security applied.....   Unless you notify the purchase contract agent
                                 that you will pay cash for the shares of our common stock, upon settlement of the purchase contracts related to the Treasury PEPS Units, we will receive the proceeds of the treasury securities being held as collateral under the pledge arrangement. This will satisfy your obligation to deliver the purchase price for the shares of our common stock, and you will receive the shares of our common stock.

The purchase contracts will
terminate upon certain
bankruptcy events.............   The purchase contracts will terminate
                                 automatically if certain bankruptcy, insolvency or reorganization events occur with respect to PPL Corporation. If the purchase contracts terminate upon one of these events, then your rights and obligations under your purchase contract also will terminate, including your obligation to pay for, and your right to receive, shares of our common stock. Upon termination, you will receive your trust preferred security, your treasury security or your ownership interest in the treasury portfolio, as the case may be, free of our security interest. You will not have the right to receive any accrued contract adjustment payments.

Upon settlement, you will
receive a number of shares of
our common stock equal to the
settlement rate...............   Unless you elect to settle your purchase
                                 contract early, the number of shares of our common stock you will receive under your purchase contract will depend on the average of the closing price per share of our common stock as reported on the New York Stock Exchange for the 20-trading day period ending on the third trading day prior to the purchase contract settlement date.

                                 The number of shares of our common stock you will receive for each purchase contract will be determined as follows:

                                  --   if the average closing price during the
                                       20-trading day period equals or exceeds
                                       $       , you will receive        shares
                                       of our common stock;

                                  --   if the average closing price during the
                                       20-trading day period is less than
                                       $       but greater than $       , you
                                       will receive a number of shares of our
                                       common stock having a value, based on the average closing price during that period, equal to $25; and

                                  --   if the average closing price during the
                                       20-trading day period is less than or
                                       equal to $       , you will receive
                                              shares of our common stock.

                                 During the term of the PEPS Units, we will adjust the settlement rate to reflect the occurrence of certain stock dividends, stock splits and other corporate events that could affect the market price of our common stock. See "Description of the Purchase Contracts--Anti-Dilution Adjustments."

Contract adjustment payments
to holders of PEPS Units and
Treasury PEPS Units...........   Holders of PEPS Units and Treasury PEPS Units
                                 will be entitled to receive quarterly cash
                                 distributions of contract adjustment payments
                                 payable by us at the rate of      % per year of
                                 the stated amount of $25 per PEPS Unit on February 18, May 18, August 18 and November 18, commencing August 18, 2001. However, if such day is not a business day, then payment will be made on the succeeding day which is a business day, unless this day is in the next succeeding calendar year, in which case the payment will be made on the immediately preceding business day.

The distribution rate on the
trust preferred securities
will be reset in connection
with the initial remarketing
or, if it fails, the final
remarketing...................   After the trust preferred securities have been
                                 remarketed, the distribution rate on the trust preferred securities will be the rate determined by the remarketing agent in the remarketing, which shall not be below the initial rate and which we call the "reset rate." Unless a tax event redemption has occurred as described above under "Substitution of treasury portfolio upon tax event," the distribution rate on the trust preferred securities, will be reset on the third business day immediately preceding February 18, 2004, and the reset rate will become effective on February 18, 2004. However, if the remarketing of the trust preferred securities on that day results in a failed remarketing, then the remarketing agent will use its reasonable efforts in its discretion to remarket all of the trust preferred securities from time to time before the tenth business day preceding
                                 May 18, 2004. The distribution rate will then be reset on the date that is three business days following any such successful initial remarketing. If the initial remarketing fails, the distribution rate will instead be reset in connection with the final remarketing on the third business day immediately preceding

                                 May 18, 2004, and that reset rate will become effective on May 18, 2004. We refer to any date on which the reset rate is reset in connection with an initial remarketing or the final remarketing as the "reset effective date." In the event of a failed final remarketing, the reset rate will be determined pursuant to a formula, as described under "Description of the Trust Preferred Securities--Failed Final Remarketing" in this prospectus supplement, and this rate will become effective on May 18, 2004.

The reset rate will be
determined by the reset
agent.........................   In the case of a reset following a successful
                                 remarketing on the third business day
                                 immediately preceding February 18, 2004, or such other date that is three business days following the date of any subsequent successful initial remarketing, the reset rate on the trust preferred securities will be a rate not below the initial rate and determined by the reset agent as the rate the trust preferred securities should bear in order for the trust preferred securities included in the PEPS Units to have an approximate aggregate market value on the reset date of 100.25% of the treasury portfolio purchase price. In the case of a reset following a successful final remarketing on the third business day immediately preceding
                                 May 18, 2004, the reset rate will be a rate not below the initial rate and determined by the reset agent as the rate the trust preferred securities should bear in order for each trust preferred security to have an approximate market value of 100.25% of the stated liquidation amount of the trust preferred security.

Interest payments on the PPL
Capital Funding subordinated
notes.........................   The Trust will issue all the common securities
                                 and the trust preferred securities to PPL
                                 Capital Funding, collectively, the "trust securities," in exchange for the PPL Capital
                                 Funding subordinated notes. The PPL Capital
                                 Funding subordinated notes will be the sole assets of the Trust. Interest will be paid to the Trust on the PPL Capital Funding subordinated notes initially at a rate of
                                      % on a quarterly basis to, but excluding,
                                 the reset effective date. Following a reset of the interest rate on the reset effective date, the subordinated notes will bear interest from the reset effective date at the reset rate to, but excluding, May 18, 2006. In the event of a failed final remarketing, the reset rate will be determined pursuant to a formula, as described under "Description of the Trust
                                 Preferred Securities--Failed Final Remarketing" in this prospectus supplement. The reset rate will in no event be below the initial rate. The
                                 Trust will use the interest payments to pay distributions on the trust preferred securities.

Distributions on the trust
preferred securities..........   As a pro rata interest in the subordinated
                                 notes, the trust preferred securities will make
                                 distributions payable initially at the rate of
                                      % per year of the stated liquidation
                                 amount of $25 per trust preferred security to,
                                 but excluding, the reset effective date.
                                 Following a reset of the distribution rate on the trust preferred securities, the distribution rate will equal the reset rate to, but excluding, May 18, 2006. In the event of a failed final remarketing, the reset rate will be determined pursuant to a formula, as described under "Description of the Trust Preferred Securities--Failed Final
                                 Remarketing" in this prospectus supplement. The reset rate will in no event be below the initial rate. In addition, because the trust preferred securities are subject to the contingent payment rules, original issue discount will accrue on the trust preferred securities at the "comparable yield." See
                                 "United States Federal Income Tax Consequences" for a discussion of the United States federal income tax consequences related to owning a PEPS Unit.

Distribution of the PPL
Capital Funding subordinated
notes.........................   We may dissolve the Trust at any time. If the
                                 Trust is dissolved after the purchase contract settlement date (other than as a result of the redemption of the PPL Capital Funding subordinated notes) and you continue to hold trust preferred securities, you will receive your pro rata share of the PPL Capital Funding subordinated notes held by the Trust (after any creditors of the Trust have been paid). If the Trust is dissolved prior to the purchase contract settlement date, then these subordinated notes will be substituted for the trust preferred securities and will be pledged as collateral to secure your obligation to purchase our common stock under your purchase contracts.

Investing in the PEPS Units is
not the equivalent of
investing in PPL Corporation
common stock..................   The PEPS Units reflect an interest in two
                                 securities, the purchase contract of PPL
                                 Corporation and the trust preferred securities
                                 issued by the Trust. In addition, because the
                                 number of shares of our common stock that you
                                 will receive upon settlement of the purchase
                                 contracts may decline by approximately      %
                                 as the applicable market value increases, the PEPS Units give you less opportunity for equity appreciation than you would have if you invested directly in our common stock.

Application has been made to
list the PEPS Units on the New
York Stock Exchange...........   Application has been made to list the PEPS
                                 Units on the New York Stock Exchange under the symbol "PPL-PrE."

                                 If Treasury PEPS Units are created and then traded at a volume that satisfies applicable exchange listing requirements, we will try to list them on the national securities exchanges or associations on which the PEPS Units are then listed or quoted. We, however, have no obligation to do so.

The symbol for our common
stock on the New York Stock
Exchange......................   PPL

United States federal income
tax consequences..............   Because a PEPS Unit will consist of a purchase
                                 contract and a trust preferred security, the purchase price of each PEPS Unit will be allocated between the purchase contract and the related trust preferred security in proportion to their relative fair market values at the time of purchase. We expect that as of the date of issuance of the PEPS Units, the fair market value of each purchase contract will be $0 and the fair market value of each trust preferred security will be $25.

                                 PPL Capital Funding Trust I will be a grantor trust and if you own PEPS Units, you will be treated as owning an undivided beneficial ownership interest in the subordinated notes. The subordinated notes will be subject to the regulations concerning contingent payment debt instruments. As such, you will be subject to federal income tax on the accrual of original issue discount in respect of the subordinated notes.

                                 If you own Treasury PEPS Units, you will be required to include in gross income your allocable share of original issue discount or acquisition discount on the treasury securities that accrues in such year.

                                 PPL Corporation intends to report the contract adjustment payments as income to you, but you may want to consult your tax advisor concerning alternative characterizations.

                                 There is no statutory, judicial or
                                 administrative authority directly addressing the tax treatment of PEPS Units or instruments similar to PEPS Units. Please consult your own tax advisor concerning the tax consequences of an investment in PEPS Units.

                                 For additional information, see "United States Federal Income Tax Consequences", starting on page S-82.

Use of proceeds...............   We estimate that PPL Capital Funding will
                                 receive net proceeds from the sale of the trust
                                 preferred securities to the public of
                                 $          , which PPL Capital Funding intends
                                 to use to repay outstanding indebtedness incurred under certain credit facilities, including credit facilities under which affiliates of Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation are the lenders.

         HYPOTHETICAL ILLUSTRATION OF TERMS AND FEATURES OF PEPS UNITS

     The following illustrates some of the key terms and features of the PEPS Units. THE YIELD, REFERENCE PRICE, THRESHOLD APPRECIATION PRICE AND PERCENTAGES USED BELOW ARE ONLY FOR ILLUSTRATIVE PURPOSES AND MAY OR MAY NOT BE THE ACTUAL VALUES APPLICABLE TO A PURCHASER OF THE PEPS UNITS.

Components of each PEPS Unit
at issue:.....................    --   A contract to purchase shares of our
                                       common stock on or prior to May 18, 2004;
                                       and

                                  --   a trust preferred security of the Trust
                                       due May 18, 2006.

Issue price of each PEPS
Unit:.........................   $25

Assumed yield on each PEPS
Unit:.........................   8.25% per year, consisting of contract
                                 adjustment payments at a rate of 0.75% per year of the stated amount of each PEPS Unit and distributions on the trust preferred security at a rate of 7.50% per year of the stated liquidation amount, each paid quarterly, until May 18, 2004.

Assumed reference price (or
price of common stock at time
of issuance of PEPS Units):...   $55

Assumed threshold appreciation
price:........................   $66 (a 20% premium to the assumed reference
                                 price)

     A PEPS Unit consists of two components, a purchase contract and a trust preferred security. The return to an investor on a PEPS Unit will depend upon the return provided by each of these components. For an investor that holds the PEPS Unit until the purchase contract settlement date, the return would be comprised of the following:

Value of shares of our            Distributions on the                Contract adjustment
common stock delivered at         trust preferred                     payments at an assumed
maturity of the purchase          securities (or the                  rate of 0.75% per year of
contract on May 18, 2004   +      treasury portfolio) at an    +      the stated amount of each
                                  assumed rate of 7.50% per           PEPS Unit until May 18,
                                  year of the stated                  2004
                                  liquidation amount

PURCHASE CONTRACT

     The purchase contract obligates you to purchase, and PPL Corporation to sell, our common stock and entitles you to receive cash distributions of contract adjustment payments. Besides participating in a remarketing, you can satisfy your purchase contract obligation by settling early in cash or by electing to pay cash before the fifth business day prior to May 18, 2004. If you settle early you would receive for each PEPS Unit 0.379 shares of our common stock, regardless of the market price of our common stock on the date of early settlement. Otherwise, the number of shares delivered to you will depend on the average closing price of our common stock for the 20-trading day period ending on the third trading day prior to May 18, 2004 as follows:

      -- if the average closing price equals or exceeds $66, which is the assumed threshold appreciation price, you would receive 0.379 shares. This is calculated by dividing the PEPS Unit issue price by the assumed threshold appreciation price ($25/$66 = 0.379);

      -- if the average closing price for the period is greater than $55, which is the assumed reference price, but less than $66, which is the assumed threshold appreciation price, you would receive a number of shares that produces a value of $25;

      -- if the average closing price for the period is less than or equal to $55, which is the assumed reference price, you would receive
           0.455 shares. This is calculated by dividing the PEPS Unit issue price by the assumed reference price ($25/$55 = 0.455).

     The following graphs show the hypothetical number of shares of our common stock that would be delivered for each purchase contract on May 18, 2004 and the value of the shares that would be delivered on May 18, 2004, depending upon our common stock share price performance and assuming the threshold appreciation price and reference price set out above. Such graphs, however, are for illustrative purposes only and may not be indicative of the actual terms of the securities.

     FRACTION OF A SHARE DELIVERABLE PER PURCHASE CONTRACT ON MAY 18, 2004

[FLOWCHART GRAPHIC]

 VALUE OF FRACTION OF A SHARE DELIVERABLE PER PURCHASE CONTRACT ON MAY 18, 2004

[FLOWCHART GRAPHIC]

TRUST PREFERRED SECURITY

     The Trust will pay quarterly cash distributions on each trust preferred security described above at an assumed rate of 7.50% per year of its $25 stated liquidation amount until the business day immediately preceding the reset effective date following a successful remarketing. On the reset effective date, the distribution rate may be reset in connection with the remarketing of the trust preferred securities, or in the event of a failed final remarketing, the distribution rate will be reset pursuant to a formula on May 18, 2004, as described under "Description of the Trust Preferred Securities--Failed Final Remarketing" in this prospectus supplement. The trust preferred securities will mature on May 18, 2006.

     The trust preferred security will serve as collateral for your purchase contract obligation. If you do not substitute a treasury security for the trust preferred security or elect to settle the purchase contract for cash or to settle the purchase contract early, the trust preferred security will be remarketed and the proceeds from the remarketing will be used to purchase the treasury portfolio, the proceeds upon maturity of which will be used to settle the purchase contract.

COMPARISON OF HYPOTHETICAL INVESTMENT RETURNS FOR A PEPS UNIT AND OUR COMMON
STOCK

     The following table compares the hypothetical return you would realize by investing on the same day $25 in a PEPS Unit (the stated amount and purchase price of each unit) compared to investing $25 in our common stock (or 0.455 shares, based on a common stock price of $55 per share). If you buy a PEPS Unit, your investment would be substantially similar to the risks and rewards of an investment in our common stock. However, you would not benefit from the first 20% appreciation in the market value of the common stock underlying the PEPS Unit. In addition, after the first 20% appreciation in the market value of our common stock, you would receive only 83.3% of any additional appreciation in the market value of the common stock underlying the PEPS Unit. Finally, until you settle your purchase contract, you would not receive any dividends on our common stock. Instead, you would receive payments on your PEPS Unit at a rate of 8.25% per year (representing contract adjustment payments and distributions on the trust preferred security or treasury portfolio included in your PEPS Unit) until May 18, 2004. You should note that this analysis also assumes that PPL Corporation continues to pay quarterly dividends on its common stock totaling $1.06 per share per year.

                                            MARKET VALUE OF       VALUE OF
 CHANGE IN PPL         HYPOTHETICAL         0.455 SHARES OF    PPL CORPORATION          PRETAX             PRETAX
 COMMON STOCK        PPL COMMON STOCK       PPL CORPORATION     COMMON STOCK       ANNUALIZED RATE     ANNUALIZED RATE
  PRICE FROM       PRICE (PER SHARE) AT     COMMON STOCK AT     DELIVERED PER        OF RETURN ON       OF RETURN ON
REFERENCE PRICE       SETTLEMENT DATE       SETTLEMENT DATE   PURCHASE CONTRACT    PPL COMMON STOCK      PEPS UNITS
---------------   -----------------------   ---------------   -----------------   ------------------   ---------------
      (40)%               $33.00                $15.02             $15.02               (14.22)%            (6.25)%
      (30)%               $38.50                $17.52             $17.52                (9.44)%            (2.00)%
      (20)%               $44.00                $20.02             $20.02                (5.23)%             1.77%
      (10)%               $49.50                $22.52             $22.52                (1.47)%             5.18%
        0%                $55.00                $25.00             $25.00                 1.93%              8.25%
       10%                $60.50                $27.53             $25.00                 5.04%              8.25%
       20%                $66.00                $30.03             $25.00                 7.90%              8.25%
       30%                $71.50                $32.53             $27.10                10.56%             10.66%
       40%                $77.00                $35.04             $29.18                13.04%             12.91%

     The above diagrams and tables do not represent all potential outcomes from an investment in PEPS Units. For example, at any time prior to or on the fifth business day preceding May 18, 2004, an investor may substitute a treasury security for the trust preferred security as collateral, unless the treasury portfolio has replaced the trust preferred securities as a result of a successful initial remarketing or a tax event redemption. By substituting a zero-coupon treasury security for 40 trust preferred securities, an investor may achieve higher or lower rates of return than shown above. The actual returns will vary depending upon a number of factors, including:

      --   the price of the zero-coupon treasury security;

      --   the potential trading price of the trust preferred securities; and

      --   the costs and expenses associated with creating a Treasury PEPS Unit.

     An investor that creates a Treasury PEPS Unit, or an investor that settles the purchase contract early or for cash, and continues to hold the trust preferred security will continue to receive cash distributions on the trust preferred security until May 18, 2006. The distribution rate on the trust preferred securities will be reset on the reset effective date to a rate determined by the remarketing agent in the remarketing of the trust preferred securities or, in the event of a failed final remarketing, the reset rate will be reset pursuant to a formula on May 18, 2004, as described under "Description of the Trust Preferred Securities--Failed Final Remarketing" in this prospectus supplement.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for each of the periods indicated. This information should be read in conjunction with the consolidated financial statements and related notes for the years ended December 31, 2000, 1999 and 1998 and related notes incorporated by reference herein. The selected consolidated financial data for the three years ended December 31, 2000 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent public accountants. Some previously reported amounts have been reclassified to conform with the current period presentation.

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                             2000(a)     1999(a)     1998(a)
                                                             --------    --------    --------
FINANCIAL DATA:
INCOME ITEMS--$ MILLIONS:
Operating revenues.........................................  $  5,683    $  4,590    $  3,786
Operating income...........................................     1,202         872         827
Net income (loss)..........................................       498         432        (569)
Net income excluding nonrecurring items....................       474         358         309
BALANCE SHEET ITEMS--$ MILLIONS(b):
Property, plant and equipment, net.........................     5,948       5,624       4,480
Recoverable transition costs...............................     2,425       2,647       2,819
Total assets...............................................    12,360      11,174       9,607
Long-term debt.............................................     4,784       4,157       2,984
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding solely company
  debentures...............................................       250         250         250
Preferred stock
  With sinking fund requirements...........................        47          47          47
  Without sinking fund requirements........................        50          50          50
Common equity..............................................     2,012       1,613       1,790
Short-term debt............................................     1,037         857         636
Total capital provided by investors........................     8,180       6,974       5,757
FINANCIAL RATIOS:
Return on average common equity--%(e)......................     27.14%      16.89%      10.98%
Embedded cost rates(b)
  Long-term debt--%........................................      6.98        6.95        7.40
  Preferred stock--%.......................................      5.87        5.87        5.87
  Preferred securities--%..................................      8.44        8.44        8.44
Times interest earned before income taxes(e)...............      2.95x       3.14x       3.28x
Ratio of earnings to fixed charges--total enterprise
  basis(c)(e)..............................................      2.66        2.80        3.10
Ratio of earnings to fixed charges and dividends on
  preferred stock--total enterprise basis(c)(e)............      2.55        2.64        2.77
OTHER DATA:
COMMON STOCK DATA:
Number of shares outstanding--thousands
  Year-end.................................................   145,041     143,697     157,412
  Average..................................................   144,350     152,287     164,651
Number of record shareowners(b)............................    91,777      91,553     100,458
Basic EPS (loss)--reported.................................  $   3.45    $   2.84    $  (3.46)
Basic EPS--excluding nonrecurring items(e).................      3.29        2.35        1.87
Diluted EPS (loss)--reported...............................      3.44        2.84       (3.46)
Diluted EPS--excluding nonrecurring items(e)...............      3.28        2.35        1.87

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                             2000(a)     1999(a)     1998(a)
                                                             --------    --------    --------
Dividends declared per share...............................  $   1.06    $   1.00    $  1.335
Book value per share(b)....................................     13.87       11.23       11.37
Market price per share(b)..................................    45.188      22.875      27.875
Dividend payout rate--%(f).................................        32%         43%         71%
Dividend yield--%(d).......................................      2.35        4.37        4.79
Price earnings ratio(f)....................................     13.78x       9.73x      14.91x
SALES DATA--MILLIONS OF KILOWATT-HOURS:
Electric energy supplied--retail...........................    41,493      36,637      31,651
Electric energy supplied--wholesale........................    40,884      32,045      36,708
Electric energy delivered--retail..........................    37,642      35,987      32,144

------------
(a) The earnings for each year were affected by nonrecurring items. These adjustments affected net income and certain items under Financial Ratios and Common Stock Data. See "Earnings" in "Review of the Financial Condition and Results of Operations" for a description of nonrecurring items in 2000, 1999 and 1998.

(b) At year-end.

(c) Computed using earnings and fixed charges of PPL and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals.

(d) Based on year-end market prices.

(e) Based on earnings excluding nonrecurring items.

(f) Based on diluted EPS--excluding nonrecurring items.

                                  RISK FACTORS

     In considering whether to purchase our PEPS Units, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below. In addition, please read "Forward-Looking Information" on page S-4 of this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements in this prospectus supplement and the accompanying prospectus.

     Because a PEPS Unit consists of a purchase contract to acquire shares of PPL Corporation common stock and a trust preferred security issued by the Trust, you are making an investment decision with regard to our common stock and the trust preferred securities, as well as the PEPS Units.

RISK FACTORS RELATING TO THE PEPS UNITS

     YOU WILL BEAR THE ENTIRE RISK OF A DECLINE IN THE PRICE OF OUR COMMON
STOCK.

     The value of the shares of our common stock that you will receive upon the settlement of the purchase contract is not fixed, but rather will depend on the market value of our common stock near the time of settlement. Because the price of our common stock fluctuates, the aggregate market value of the shares of our common stock receivable upon settlement of the purchase contract may be more or less than the stated amount of $25 per PEPS Unit. If the market value of our
common stock near the time of settlement is less than $          , the aggregate
market value of the shares issuable upon settlement generally will be less than the stated amount of the purchase contract, and your investment in a PEPS Unit may result in a loss. Therefore, you will bear the full risk of a decline in the market value of our common stock prior to settlement of the purchase contract.

     YOU WILL RECEIVE ONLY A PORTION OF ANY APPRECIATION IN THE MARKET PRICE OF OUR COMMON STOCK.

     The aggregate market value of the shares of our common stock receivable upon settlement of the purchase contract generally will exceed the stated amount of $25 only if the average closing price of our common stock over the 20-trading day period ending on the third trading day prior to May 18, 2004 equals or
exceeds the threshold appreciation price of $          (which represents an
appreciation of      % over the reference price of $          ). Therefore,
during the period prior to settlement, an investment in a PEPS Unit affords less opportunity for equity appreciation than a direct investment in shares of our common stock. If the applicable average closing price exceeds the reference
price of $          but is less than the threshold appreciation price of
$          , you will realize no equity appreciation on our common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price equals or exceeds the threshold appreciation
price, you will realize only      % of the equity appreciation on the common
stock underlying the PEPS Units for that period above the threshold appreciation price. See "Description of the Purchase Contracts--General" in this prospectus supplement for an illustration of the number of shares of our common stock that you would receive at various average market prices.

     THE MARKET PRICE OF OUR COMMON STOCK IS UNPREDICTABLE.

     It is impossible to predict whether the market price of our common stock will rise or fall. Many factors influence the trading price of our common stock, including those described under "--Risks Related to Our Business Generally and to Our Industry" and "Forward-Looking Information."

     The market for our common stock likely will influence, and be influenced by, any market that develops for the PEPS Units. For example, investors' anticipation of the distribution into the market of the additional shares of our common stock issuable upon settlement of the purchase contracts could depress the price of our common stock and increase its volatility. If the underwriters' over-allotment option is exercised in full, the largest number of shares of our common stock issuable upon settlement of the purchase contracts would constitute
approximately      % of our common stock outstanding as of March 31, 2001. The price of our common stock also could be affected by possible sales of our common stock by investors who view the PEPS

Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving the PEPS Units and our common stock.

     THE PEPS UNITS AND TREASURY PEPS UNITS PROVIDE LIMITED SETTLEMENT RATE ADJUSTMENTS.

     The number of shares of our common stock issuable upon settlement of each purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and certain other specified transactions. The number of shares of our common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of our common stock for cash or in connection with certain acquisitions or other transactions, which may adversely affect the price of our common stock. The terms of the PEPS Units do not restrict PPL Corporation's ability to offer its common stock in the future or to engage in other transactions that could dilute the value of our common stock. PPL Corporation has no obligation to consider the interests of the holders of the PEPS Units for any reason.

     YOU HAVE NO SHAREHOLDER RIGHTS WITH RESPECT TO OUR COMMON STOCK.

     Until you acquire shares of our common stock upon settlement of your purchase contract, you will have no rights with respect to the shares of our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of shares of our common stock only as to actions for which the applicable record date occurs after the settlement date.

     HOLDERS OF TRUST PREFERRED SECURITIES WILL HAVE LIMITED VOTING RIGHTS.

     You will not be entitled to vote to appoint, remove, replace or change the number of the trustees of the Trust, and generally will have no voting rights, except in the limited circumstances described under "Description of the Trust Preferred Securities--Voting Rights" in the accompanying prospectus.

     WE MAY REDEEM THE PPL CAPITAL FUNDING SUBORDINATED NOTES UPON OCCURRENCE OF A TAX EVENT.

     We may redeem the subordinated notes of PPL Capital Funding (and thereby cause the redemption of the trust preferred securities) in whole at any time upon the occurrence and continuation of a tax event. See "Description of the PPL Capital Funding Subordinated Notes--Tax Event Redemption" in this prospectus supplement. A tax event redemption is likely to constitute a taxable event to the beneficial owners of the trust preferred securities. If a tax event redemption occurs prior to settlement under the purchase contracts, the Trust will distribute the applicable redemption price to the securities intermediary, in liquidation of the PEPS Unit holders' interests in the Trust. The securities intermediary will use the redemption amount to purchase the treasury portfolio as substitute collateral on behalf of the holders of the PEPS Units. It is impossible to predict the impact that the substitution of the treasury portfolio as collateral for the redeemed trust preferred securities will have on the market price of the PEPS Units.

     THE GUARANTEE ONLY COVERS PAYMENTS ON THE TRUST PREFERRED SECURITIES TO THE EXTENT PPL CAPITAL FUNDING HAS MADE CORRESPONDING PAYMENTS ON THE PPL CAPITAL FUNDING SUBORDINATED NOTES.

     Under the guarantee to be executed by PPL Corporation for the benefit of the holders of the trust preferred securities, PPL Capital Funding will irrevocably guarantee the payment of various amounts payable with respect to the trust preferred securities, including accumulated distributions, the redemption price and amounts payable upon dissolution of the Trust, but only to the extent that the Trust has funds available for those payments. The Trust depends on PPL Capital Funding for its source of funds to make distributions on the trust preferred securities when due. If PPL Capital Funding were to default on its obligations to pay principal of or interest on its subordinated notes, the Trust would not have sufficient funds to pay distributions or other amounts on the trust preferred securities, and you would not be able to rely upon the guarantee for payment of these amounts. Instead, you would have to (1) rely on the property trustee enforcing its rights as the registered holder of the PPL Capital Funding subordinated notes or (2) enforce the rights of the property trustee or assert your own right to bring an action directly against us to enforce payments on the PPL Capital

Funding subordinated notes. The declaration of trust provides that, by acceptance of the trust preferred securities, you agree to the provisions of the guarantee and the subordinated indenture under which the PPL Capital Funding subordinated notes will be issued.

     YOUR PLEDGED TRUST PREFERRED SECURITY WILL BE ENCUMBERED BY OUR SECURITY INTEREST.

     Although you will be the beneficial owner of the underlying pledged trust preferred security, that pledged trust preferred security will be pledged with the collateral agent to secure your obligation under the purchase contract. Therefore, for so long as the purchase contract remains in effect, you will not be allowed to withdraw your pledged trust preferred security from this pledge arrangement, except to create Treasury PEPS Units or if you settle the purchase contract early or settle the purchase contracts for cash on the purchase contract settlement date as described in this prospectus supplement.

     SECONDARY TRADING IN THE PEPS UNITS, TREASURY PEPS UNITS AND THE TRUST PREFERRED SECURITIES MAY BE LIMITED.

     It is impossible to predict how the PEPS Units, the Treasury PEPS Units and the trust preferred securities will trade in the secondary market or whether the market for any of these securities will be liquid or illiquid. There currently is no secondary market for any of these securities, and we cannot assure you as to the liquidity of any trading market that may develop, the ability of holders to sell their securities in that market or whether any such market will continue.

     We have applied to list the PEPS Units on the New York Stock Exchange under the symbol "PPL-PrE." However, listing on the New York Stock Exchange does not guarantee the depth or liquidity of the market for the PEPS Units. If holders of the PEPS Units create Treasury PEPS Units, the liquidity of the PEPS Units could be adversely affected. Moreover, if the number of PEPS Units falls below the New York Stock Exchange's requirement for continued listing (whether as a result of the creation of Treasury PEPS Units or otherwise), the PEPS Units could be delisted from the New York Stock Exchange, or trading in the PEPS Units could be suspended.

     If Treasury PEPS Units are traded to a sufficient extent to meet applicable exchange listing requirements, we will try to list those securities on the same national securities exchanges or associations as the PEPS Units. However, we do not presently plan to list the Treasury PEPS Units or the trust preferred securities on any securities exchange and have no obligation to do so in the future. The underwriters have advised us that they presently intend to make a market for the PEPS Units, the Treasury PEPS Units and the trust preferred securities. However, they are not obligated to do so and they may discontinue any market making at any time.

     THE PURCHASE CONTRACT AGREEMENT IS NOT QUALIFIED UNDER THE TRUST INDENTURE ACT AND THEREFORE THE OBLIGATIONS OF THE PURCHASE CONTRACT AGENT ARE LIMITED.

     The purchase contract agreement is not an indenture under the Trust Indenture Act. Therefore, the purchase contract agent will not qualify as a trustee under the Trust Indenture Act, and you will not benefit from the protections of that law, such as disqualification of an indenture trustee for "conflicting interests," provisions preventing an indenture trustee from improving its own position at the expense of the security holders and the requirement that an indenture trustee deliver reports at least annually with respect to the indenture trustee and the securities. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to you as a holder of the PEPS Unit.

     THE DELIVERY OF SECURITIES IS SUBJECT TO POTENTIAL DELAY.

     The purchase contracts will terminate automatically if certain bankruptcy, insolvency or reorganization events occur with respect to PPL Corporation. If the purchase contracts terminate upon one of these events, your rights and obligations under your purchase contract also will terminate, including your obligation to pay for, and your right to receive, shares of our common stock. Upon termination, you will receive your trust preferred security, your treasury security or your ownership interest in the treasury portfolio. Notwithstanding the automatic termination of the purchase contracts, procedural delays may affect the timing of the delivery to you of your securities being held as collateral under the pledge arrangement.

     THE SUBORDINATED NOTES WILL BE CLASSIFIED AS CONTINGENT PAYMENT DEBT INSTRUMENTS AND YOU WILL BE REQUIRED TO ACCRUE ORIGINAL ISSUE DISCOUNT.

     For United States federal income tax purposes, the subordinated notes will be classified as contingent payment debt instruments. As a result, they will be considered to be issued with original issue discount, which you will be required to include in income during your ownership of the subordinated notes, subject to some adjustments. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the subordinated notes. See "United States Federal Income Tax Consequences".

RISKS RELATED TO OUR BUSINESS GENERALLY AND TO OUR INDUSTRY

     THE ENERGY INDUSTRY IS RAPIDLY CHANGING AND INTENSELY COMPETITIVE, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO OPERATE PROFITABLY.

     We face intense competition in our energy supply, distribution and development businesses. A number of our competitors, including domestic and international energy companies and other global power providers have more extensive operating experience, larger staffs and/or greater financial resources than we do. In addition, many of the regions in which we operate have implemented or are considering implementing regulatory initiatives designed to increase competition. For example, regulations encouraging industry deregulation and privatization continue to cause the disaggregation of vertically integrated utilities into separate generation, transmission and distribution businesses in the United States and abroad. Moreover, the Federal Energy Regulatory Commission, or FERC, has implemented regulatory changes designed to increase access to transmission grids by utility and non-utility purchasers and sellers of electricity. As a result, a significant number of additional competitors could become active in the generation segment of our industry. This competition may negatively impact our ability to sell energy and related products, which could adversely affect our results of operations and our ability to grow our business.

     In addition, while demand for electricity is generally increasing throughout the United States, the rate of construction and development of new electric assets may exceed the increase in demand in some regional markets. The commencement of commercial operation of new facilities in the regional markets where we own or control generation capacity will likely increase the competitiveness of the wholesale power market in those regions, which could have a material negative effect on our business and financial condition.

     OUR BUSINESS OPERATES IN DEREGULATED SEGMENTS OF THE ELECTRIC POWER INDUSTRY CREATED BY RESTRUCTURING INITIATIVES AT BOTH STATE AND FEDERAL LEVELS. IF THE PRESENT TREND TOWARDS COMPETITIVE RESTRUCTURING OF THE ELECTRIC POWER INDUSTRY IS REVERSED, DISCONTINUED OR DELAYED, OUR BUSINESS PROSPECTS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED.

     The regulatory environment applicable to the power generation industry has recently been undergoing substantial changes, on both the federal and state level. These changes have significantly affected the nature of the industry and the manner in which its participants conduct their business.

     Moreover, existing statutes and regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities, and future changes in laws and regulations may have an effect on our business in ways that we cannot predict. Some restructured markets have recently experienced supply problems and price volatility. These supply problems and price volatility have been the subject of a significant amount of press coverage, much of which has been critical of the restructuring initiatives. In some of these markets, including California, government agencies and other interested parties have made proposals to re-regulate areas of these markets that have previously been deregulated, and, in California, legislation has been passed placing a moratorium on the sale of generating plants by regulated utilities. Other proposals to re-regulate in our industry may be made, and legislative or other attention to the electric power restructuring process may cause the process to be delayed, discontinued or reversed in the states in which we currently, or may in the future, operate. If the current trend towards competitive restructuring of the wholesale and retail power markets is delayed, discontinued or reversed, our business prospects and financial condition could be materially adversely affected.

     CHANGES IN COMMODITY PRICES MAY INCREASE THE COST OF PRODUCING POWER OR DECREASE THE AMOUNT WE RECEIVE FROM SELLING POWER, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

     Our generation and marketing businesses are subject to changes in power prices and fuel costs which may impact our financial results and financial position by increasing the cost of producing power or decreasing the amount we receive from the sale of power. The market prices for these commodities may fluctuate substantially over relatively short periods of time. Among the factors that could influence such prices are:

      -- prevailing market prices for coal, natural gas, fuel oil and other fuels used in our generation facilities, including associated transportation costs and supplies of such commodities;

      -- demand for energy and the extent of additional supplies of energy available from current or new competitors;

      --   capacity and transmission service into, or out of, our markets;

      --   changes in the regulatory framework for wholesale power markets;

      --   liquidity in the general wholesale electricity market; and

      --   weather conditions impacting demand for electricity.

     In the absence of or upon expiration of power sales agreements, we must sell all or a portion of the energy, capacity and other products from our facilities into the competitive wholesale power markets. Unlike most other commodities, energy products cannot be stored and must be produced concurrently with their use. As a result, the wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable. In addition, the price we can obtain for power sales may not change at the same rate as changes in fuel costs. Given the volatility and potential for material differences between actual power prices and fuel costs, if we are unable to secure long-term purchase agreements for our power generation facilities, our revenues would be subject to increased volatility and our financial results may be materially adversely affected.

     OUR FACILITIES MAY NOT OPERATE AS PLANNED, WHICH MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE.

     Our operation of power plants involves many risks, including the breakdown or failure of generation equipment or other equipment or processes, accidents, labor disputes, fuel interruption and operating performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt both generation and transmission delivery systems. Operation of our power plants below expected capacity levels may result in lost revenues or increased expenses, including higher maintenance costs and penalties or damages.

     We purchase coal from a number of suppliers. Any disruption in the delivery of coal, including disruptions as a result of weather, labor relations or environmental regulations affecting our coal suppliers, could adversely affect our ability to operate our coal-fired facilities and thus our results of operations.

     WE ARE SUBJECT TO THE RISKS OF NUCLEAR GENERATION.

     Our Susquehanna plant is a 2,217 MW electric generation facility that includes two nuclear power units. As a result, nuclear generation accounts for about 21% of our generation capacity. We are, therefore, also subject to the risks of nuclear generation, which include the following:

      -- the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

      -- limitations on the amounts and types of insurance commercially available to cover losses that might arise in connection with nuclear operations; and

      -- uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

     The Nuclear Regulatory Commission has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generating facilities. In the event of non-compliance, the Nuclear Regulatory Commission has the authority to impose fines or shut down a unit, of both, depending upon its assessment of the severity of the situation, until compliance is achieved. Revised safety requirements promulgated by the Nuclear Regulatory Commission could necessitate substantial capital expenditures at nuclear plants, such as our Susquehanna plant. In addition, although we have no reason to anticipate a serious nuclear incident at our Susquehanna plant, if an incident did occur, it could have a material adverse effect on our results of operations or financial condition.

     MANY OF OUR FACILITIES HAVE A LIMITED HISTORY OPERATING IN A COMPETITIVE ENVIRONMENT.

     Many of our facilities have historically been operated within vertically-integrated, regulated utilities that sold electricity to consumers at prices based on predetermined rates set by state public utility commissions. We are no longer guaranteed any rate of return on our capital investments through predetermined rates, and our revenues and results of operations are likely to depend, in large part, upon prevailing market prices for electricity in our regional markets and other competitive markets, the volume of demand, capacity and ancillary services. We have limited history operating these facilities in a market-based competitive environment, and we may not be able to operate them successfully in such an environment.

     WE MAY NOT BE ABLE TO COMPLETE OUR PENDING TRANSACTIONS.

     We have announced and may continue to announce a number of transactions, such as our securitization plan some of which are or may be significant to our business. Because of the conditions required to be fulfilled before we can complete these transactions, including regulatory approvals, we cannot assure you that any of our announced transactions will be completed on the terms or schedule we announce, or at all. Our pending transactions are generally described in our Form 10-K and under "Summary--Recent Developments" above. We urge you to read carefully the description of our pending transactions contained therein, particularly the conditions required to be fulfilled in order to complete such transactions.

     WE MAY BE ADVERSELY AFFECTED BY LEGAL PROCEEDINGS ARISING OUT OF THE ELECTRICITY SUPPLY SITUATION IN CALIFORNIA AND OTHER WESTERN STATES.

     Litigation arising out of the California electricity supply situation has been filed at the Federal Energy Regulatory Commission (FERC) and in California courts against sellers of energy to the California Independent System Operator. The plaintiffs and intervenors in these proceedings allege abuse of market power, manipulation of market prices, unfair trade practices and violations of state antitrust laws, among other things, and seek price caps on wholesale sales in California and other western power markets, refunds of excess profits allegedly earned on these sales, and other relief, including treble damages and attorney's fees. Certain of our subsidiaries have intervened in the FERC proceedings in order to protect their interests, but have not been named as a defendant in any of the court actions. Attorneys general in several western states, including California, have begun investigations related to the electricity supply situation in California and other western states. We cannot predict whether any of our subsidiaries will eventually be the target of any governmental investigation or named in these lawsuits or other lawsuits, the outcome of any such proceeding or whether the ultimate impact on us of the electricity supply situation in California and other western states will be material.

     OUR BUSINESS DEVELOPMENT ACTIVITIES MAY NOT BE SUCCESSFUL AND OUR PROJECTS UNDER CONSTRUCTION MAY NOT COMMENCE OPERATION AS SCHEDULED.

     Our business involves numerous risks relating to the acquisition, development and construction of power plants and facilities. Our success in developing a particular project is contingent upon, among other things, negotiation of satisfactory engineering, construction, fuel supply and power sales contracts, receipt of required governmental permits and timely implementation and satisfactory completion of construction. We may be unsuccessful in accomplishing any of these matters or in doing so on a timely basis. Although we may attempt to minimize the financial risks in the development of a project by securing a favorable power sales agreement, obtaining all required governmental permits and approvals and arranging adequate financing prior to the commencement of construction, the development of a power project may require us to expend significant sums for preliminary engineering, permitting and legal and other expenses before we can determine whether a project is feasible, economically attractive or capable of being financed.

     Currently, we have 4,605 MW of raw generation capacity under development or construction and we intend to pursue the expansion of existing plants and the acquisition or development of new generation capacity. Our completion of these facilities without delays or cost overruns is subject to substantial risks, including:

      --   changes in market prices;

      -- issues related to obtaining permits and approvals and complying with other regulatory matters;

      --   unforeseen engineering problems;

      --   shortages and inconsistent quality of equipment, material and labor;

      --   availability and timely delivery of gas turbine generators;

      --   work stoppages;

      --   adverse weather conditions;

      --   environmental and geological conditions; and

      --   unanticipated cost increases,

any of which could give rise to delays, cost overruns or the termination of expansion, construction or development.

     If we were unable to complete the development of a facility, we would generally not be able to recover our investment in the project. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated, expensive and lengthy, often taking more than one year, and is subject to significant uncertainties. In addition, construction delays and contractor performance shortfalls can result in the loss of revenues and may, in turn, adversely affect our results of operations. The failure to complete construction according to specifications can result in liabilities, reduced plant efficiency, higher operating costs and reduced earnings. We cannot assure you that we will be successful in the development or construction of power generation facilities in the future. We also may not be able to obtain and comply with all necessary licenses, permits and approvals for our existing facilities as we seek to expand.

     CHANGES IN TECHNOLOGY MAY SIGNIFICANTLY IMPACT OUR BUSINESS BY IMPAIRING THE VALUE OF OUR POWER PLANTS.

     A basic premise of our business is that generating power at central power plants achieves economies of scale and produces electricity at a low price. We call this central station electric production. There are other technologies that can produce electricity, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. Research and development activities are ongoing to seek improvements in these alternative technologies. It is possible that advances will reduce the cost of alternative methods of electric production to a level that is equal to or below that of most central station electric production. If this were to happen, the value of our power plants may be significantly impaired. Changes in technology could also alter the ways in which retail electric customers buy electricity or meet their electricity needs, thereby adversely affecting our financial results.

     WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE THE RISKS ASSOCIATED WITH SELLING AND MARKETING PRODUCTS IN THE WHOLESALE POWER MARKETS.

     We purchase and sell power at the wholesale level under FERC market-based tariffs throughout the United States and also enter into short-term agreements to market available energy and capacity from our generating assets with the expectation of profiting from market price fluctuations. If we are unable to deliver firm capacity and energy under these agreements, then we could be required to pay damages. These damages would be based on the difference between the market price to acquire replacement capacity or energy and the contract price of the undelivered capacity or energy. Depending on price volatility in the wholesale energy markets, such damages could be significant. Extreme weather conditions, unplanned power plant outages, transmission disruptions, non-performance by counterparties (or their counterparties) with which we contract, and other factors could affect our ability to meet our obligations, or cause significant increases in the market price of replacement capacity and energy. Although we attempt to mitigate these risks, there can be no assurance that we will be able to fully meet our obligations, that we will not experience counterparty non-performance or that we will not be required to pay damages for failure to perform.

     OUR TRADING, MARKETING AND RISK MANAGEMENT POLICIES MAY NOT WORK AS
PLANNED.

     We actively manage the commodity price risk inherent in our energy and fuel, debt and foreign currency positions. Nonetheless, adverse changes in energy prices, interest rates and foreign currency exchange rates may result in economic losses in our earnings and cash flows and our balance sheet under applicable accounting rules. We have established risk management policies and programs, including credit policies to evaluate counterparty credit risk. However, our trading, marketing and risk management procedures may not always be followed or may not work as planned. As a result, we cannot predict with precision the impact that our trading, marketing and risk management decisions may have on our business, operating results or financial position. Although we devote a considerable amount of management effort to these issues, their outcome remains uncertain.

     In addition, our trading, marketing and risk management activities are exposed to the risk that counterparties that owe us money or energy will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor the underlying commitment at then-current market prices. In that event, our financial results are likely to be adversely affected and we might incur additional losses.

     OUR OPERATING RESULTS MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

     Electrical power generation is frequently a seasonal business. In many parts of the country, demand for electricity peaks during the hot summer months, with market prices also peaking at that time. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis. The pattern of this fluctuation may change depending on the nature and location of the facilities we acquire as well as the terms of any contract to sell electricity that we may enter into.

     WE DO NOT ALWAYS HEDGE AGAINST RISKS ASSOCIATED WITH COMMODITY ENERGY AND FUEL PRICES.

     We attempt to mitigate risks associated with open contract positions by reserving generation capacity to deliver electricity to satisfy our net firm sales contracts and, when necessary, by purchasing firm transmission service. We also routinely enter into contracts, such as fuel and power purchase and sale commitments, to hedge our exposure to weather conditions, fuel requirements and other energy-related commodities. We may not, however, hedge the entire exposure of our operations from commodity price volatility. To the extent we fail to hedge against commodity price volatility, our results of operations and financial position may be affected either favorably or unfavorably.

     WE RELY ON SOME TRANSMISSION AND DISTRIBUTION ASSETS THAT WE DO NOT OWN OR CONTROL TO DELIVER OUR WHOLESALE ELECTRICITY AND NATURAL GAS. IF TRANSMISSION IS DISRUPTED, OR IF CAPACITY IS INADEQUATE, OUR ABILITY TO SELL AND DELIVER POWER MAY BE HINDERED.

     We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to the wholesale market, as well as the natural gas we purchase to supply some of our electric generation facilities. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products may be hindered.

     The FERC has issued regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that sufficient transmission capacity will not be available to transmit electric power as we desire. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities in specific markets.

     In addition, the independent system operators who oversee the transmission systems in certain wholesale power markets have in the past been authorized to impose, and may continue to impose, price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms may adversely impact the profitability of our wholesale power marketing and trading business. Given the extreme volatility and lack of meaningful long-term price history in many of these markets and the imposition of price limitations by regulators, independent system operators or other market operators, we can offer no assurance that we will be able to operate profitably in all wholesale power markets.

     OUR INVESTMENTS AND PROJECTS LOCATED OUTSIDE OF THE UNITED STATES EXPOSE US TO RISKS RELATED TO LAWS OF OTHER COUNTRIES, TAXES, ECONOMIC CONDITIONS, FLUCTUATIONS IN CURRENCY RATES, POLITICAL CONDITIONS AND POLICIES OF FOREIGN GOVERNMENTS. THESE RISKS MAY DELAY OR REDUCE OUR REALIZATION OF VALUE FROM OUR INTERNATIONAL PROJECTS.

     We have operations outside of the United States. In 2000, we derived approximately 4% of our net income from our foreign operations excluding non-recurring items. The acquisition, financing, development and operation of projects outside the United States entail significant political and financial risks, which vary by country, including:

      -- changes in foreign laws or regulations relating to foreign operations, including tax laws and regulations;

      -- changes in United States laws related to foreign operations, including tax laws and regulations;

      --   compliance with United States foreign corrupt practices laws;

      --   changes in government policies, personnel or approval requirements;

      --   changes in general economic conditions affecting each country;

      --   changes in labor relations in foreign operations;

      -- limitations on foreign investment or ownership of projects and returns or distributions to foreign investors;

      -- limitations on the ability of foreign companies to borrow money from foreign lenders and lack of local capital or loans;

      -- fluctuations in currency exchange rates and difficulties in converting our foreign funds to U.S. dollars or moving funds out of the country in which the funds were earned;

      -- limitations on the ability to import or export property and equipment;

      --   political instability and civil unrest; and

      --   expropriation and confiscation of assets and facilities.

     Despite contractual protections we have against many of these risks for our international operations or potential investments in the future, our actual results may be affected by the occurrence of any of these events. The occurrence of any of these events could substantially delay or reduce the value of the investment.

     Risk from fluctuations in currency exchange rates can arise when our foreign subsidiaries expend or borrow funds in one type of currency but receive revenue in another. In such cases, an adverse change in exchange rates can reduce our ability to meet expenses, including debt service obligations. Foreign currency risk can also arise when the revenues received by our foreign subsidiaries are not in U.S. dollars. In such cases, a strengthening of the U.S. dollar could reduce the amount of cash and income we receive from these foreign subsidiaries. While we believe we have hedges and contracts in place to mitigate our most significant foreign currency exchange risks, we have some exposures that are not hedged.

     Our international operations are subject to regulation by various foreign governments and regulatory authorities. The laws and regulations of some countries may limit our ability to hold a majority interest in some of the projects that we may develop or acquire, thus limiting our ability to control the development, construction and operation of those projects. In addition, the legal environment in foreign countries in which we currently own assets or projects or may develop projects in the future could make it more difficult for us to enforce our rights under agreements relating to such projects. Our international projects may also be subject to risks of being delayed, suspended or terminated by the applicable foreign governments or may be subject to risks of contract invalidation by commercial or governmental entities.

     OUR BUSINESS IS SUBJECT TO EXTENSIVE REGULATION.

     Our U.S. generation subsidiaries are exempt wholesale generators which sell electricity into the wholesale market. Generally, our exempt wholesale generators are subject to regulation by the FERC. The FERC has authorized us to sell generation from our facilities at market-based prices. The FERC retains the authority to modify or withdraw our market-based rate authority and to impose "cost of service" rates if it determines that the market is not workably competitive, that we possess market power or that we are not charging just and reasonable rates. Any reduction by the FERC of the rate we may receive or any unfavorable regulation of our business by state regulators could materially adversely affect our results of operations.

     The acquisition, ownership and operation of power generation facilities require numerous permits, approvals and certificates from federal, state and local governmental agencies. We may not be able to obtain or maintain all required regulatory approvals. If there is a delay in obtaining any required regulatory approvals or if we fail to obtain any required approval or comply with any applicable law or regulation, the operation of our assets and our sales of electricity could be prevented or become subject to additional costs.

     OUR COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT AND THE COSTS OF COMPLIANCE WITH NEW ENVIRONMENTAL LAWS COULD ADVERSELY AFFECT OUR PROFITABILITY.

     Our operations are subject to extensive federal, state, local and foreign statutes, rules and regulations relating to environmental protection. To comply with these legal requirements, we must spend significant sums on environmental monitoring, pollution control equipment and emission fees. We may be exposed to compliance risks from new projects, as well as from plants that we have acquired. Our failure to comply with environmental laws may result in the assessment of civil or criminal liability and fines against us by regulatory authorities. With the trend toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets operated by us subject to environmental regulation, we expect our environmental expenditures to be substantial in the future.

     New environmental laws and regulations affecting our operations may be adopted, and new interpretations of existing laws and regulations could be adopted or become applicable to us or our facilities. For example, the laws governing air emissions from coal-burning plants are being re-interpreted by federal and state authorities. These re-interpretations could result in the imposition of substantially more stringent limitations on these emissions than those currently in effect. Our compliance strategy, although reasonably based on the information available to us today, may not successfully address the relevant standards and interpretations of the future. In addition the Environmental Protection Agency, or EPA, is developing new policies concerning protection of endangered species and sediment contamination, based on a new interpretation of the Clean Water Act. The scope and extent of any resulting environmental regulations, and their effect on our operations, are unclear.

     As discussed in our Annual Report on Form 10-K, the EPA is also proposing to revise its regulations in a way that will require power plants to meet "New Source" performance standards and/or undergo "New Source" review for many maintenance and repair activities that are currently exempted.

     We may be responsible for any on-site liabilities associated with the environmental condition of our power generation facilities and natural gas assets which we have acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In addition, in connection with certain acquisitions and sales of assets, we may obtain, or be required to provide, indemnification against certain environmental liabilities. The incurrence of a material liability, or the failure of the other party to meet its indemnification obligations to us, could have a material adverse effect on our operations and financial conditions.

     We may also not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approval or if we fail to obtain or comply with any such approval, the affected facilities could be halted or subjected to additional costs. Further, at some of our older facilities it may be uneconomical for us to install the necessary equipment, which may cause us to shut down those generating units.

     Most of our contracts with customers do not permit us to recover capital costs incurred by us to comply with new environmental regulations. As a result, these costs could adversely affect our profitability.

                                USE OF PROCEEDS

     The net proceeds from the sale of 16,000,000 PEPS Units, after deducting underwriting discounts and commissions and estimated fees and expenses, are
expected to be approximately $     million ($     million if the underwriters'
over-allotment option is exercised in full).

     The Trust will exchange the trust securities for the subordinated notes from PPL Capital Funding. PPL Capital Funding intends to use the full amount of the net proceeds of the sale of the trust securities to repay certain amounts under its credit facilities. These borrowings under the credit facilities to be repaid had an average weighted annual interest rate of 5.92% as of March 31, 2001 and mature on June 29, 2001. The lenders under these credit facilities include Credit Suisse First Boston, New York branch, an affiliate of Credit Suisse First Boston Corporation, and an affiliate of Morgan Stanley & Co. Incorporated. The borrowings under these credit facilities are to be used for general corporate purposes, including making loans to PPL subsidiaries and reducing their debt balances.

                                 CAPITALIZATION

     The following table sets forth PPL Corporation's consolidated capitalization as of December 31, 2000 (1) on an actual basis and (2) as adjusted to give effect to this offering and the application of the net proceeds from this offering to repay amounts under PPL Capital Funding's credit facilities as described under "Use of Proceeds." This table should be read in conjunction with the consolidated financial statements of PPL Corporation and related notes incorporated by reference herein. See also "Recent Developments" for a discussion of financing in connection with our securitization plan.

                                                                      AS OF
                                                                DECEMBER 31, 2000
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              ------    -----------
                                                                  (IN MILLIONS)
Short-term debt, including current maturities...............  $1,219      $   819
Note payable--affiliated company............................    135           135
Long-term debt(2)...........................................  4,467         4,467
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust holding solely company
  debentures................................................    250           650
Preferred and preference stock, including current sinking
  fund obligations..........................................     97            97
Shareowners' common equity:
  Common stock, par value $0.01 shares authorized
     (145,041,342 shares outstanding, actual and as
     adjusted)..............................................      2             2
  Capital in excess of par value............................  1,895              (1)
  Treasury stock............................................   (836)        (836)
  Earnings reinvested.......................................    999           999
  Accumulated other comprehensive income....................    (36)         (36)
  Capital stock expense and other...........................    (12)         (12)
                                                              ------      -------
     Total shareowners' common equity.......................  2,012
                                                              ------      -------
       Total capitalization.................................  $8,180      $
                                                              ======      =======

------------
(1) Reflects an adjustment of approximately $    million representing the
    present value of the contract adjustment payments payable in connection with the PEPS Units.

(2) Includes $1,923 million of transition bonds.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock trades on the New York Stock Exchange under the symbol "PPL." The reported last sale price of our common stock on April 26, 2001 on the New York Stock Exchange was $55.95 per common share. As of April 20, 2001, there were 145,796,342 shares of our common stock held by 90,013 holders of record. The following table sets forth the quarterly high and low sales prices for our common stock as reported by the New York Stock Exchange for the periods indicated and the amount of per share dividends for the periods indicated.

                                                             STOCK PRICES
                                                           ----------------    DIVIDENDS PER
                                                            HIGH      LOW      COMMON SHARE
                                                           ------    ------    -------------
FISCAL YEAR 1999:
  First Quarter..........................................  $28.50    $24.75        $.250
  Second Quarter.........................................   31.88     24.13         .250
  Third Quarter..........................................   32.00     25.38         .250
  Fourth Quarter.........................................   28.50     20.38         .250
FISCAL YEAR 2000:
  First Quarter..........................................   24.00     18.38         .265
  Second Quarter.........................................   25.00     20.38         .265
  Third Quarter..........................................   44.44     21.94         .265
  Fourth Quarter.........................................   46.13     37.56         .265
FISCAL YEAR 2001:
  First Quarter..........................................   46.75     33.88         .265
  Second Quarter (through April 26, 2001)................   56.14     44.03

     PPL Corporation has paid quarterly cash dividends on its common stock in every year since 1946. The dividends paid per share in 2000 were $1.06 and in 1999 were $1.00. Future dividends, declared at the discretion of the PPL Corporation Board of Directors, will be dependent upon future earnings, financial requirements and other factors. See "Summary--Recent
Developments --Change to our Dividend Policy" above for a discussion of our decision to maintain our dividend at the current level of $1.06 per common share for the foreseeable future. See "Summary--Recent Developments" above.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial and operating data for each of the periods indicated. This information should be read in conjunction with the consolidated financial statements and related notes for the years ended December 31, 2000, 1999 and 1998 and related notes incorporated by reference herein. The selected consolidated financial data for the five years ended December 31, 2000 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent public accountants. Some previously reported amounts have been reclassified to conform with the current period presentation.

                                              2000(a)    1999(a)    1998(a)    1997(a)      1996
                                              --------   --------   --------   --------   --------
FINANCIAL DATA:
INCOME ITEMS--$ MILLIONS:
Operating revenues..........................  $  5,683   $  4,590   $  3,786   $  3,077   $  2,926
Operating income(f).........................     1,202        872        827        800        810
Net income (loss)...........................       498        432       (569)       296        329
Net income excluding nonrecurring items.....       474        358        309        328        329
BALANCE SHEET ITEMS--$ MILLIONS(B):
Property, plant and equipment, net..........     5,948      5,624      4,480      6,820      6,960
Recoverable transition costs................     2,425      2,647      2,819
Total assets................................    12,360     11,174      9,607      9,485      9,670
Long-term debt..............................     4,784      4,157      2,984      2,735      2,832
Company-obligated mandatorily redeemable
  preferred securities of subsidiary trusts
  holding solely company debentures.........       250        250        250        250         --
Preferred stock
  With sinking fund requirements............        47         47         47         47        295
  Without sinking fund requirements.........        50         50         50         50        171
Common equity...............................     2,012      1,613      1,790      2,809      2,745
Short-term debt.............................     1,037        857        636        135        144
Total capital provided by investors.........     8,180      6,974      5,757      6,026      6,187
FINANCIAL RATIOS:
Return on average common equity--%(e).......     27.14%     16.89%     10.98%     11.69%     12.30%
Embedded cost rates(b)
  Long-term debt--%.........................      6.98       6.95       7.40       7.88       7.89
  Preferred stock--%........................      5.87       5.87       5.87       5.85       6.09
  Preferred securities--%...................      8.44       8.44       8.44       8.43
Times interest earned before income
  taxes(e)..................................      2.95x      3.14x      3.28x      3.59x      3.55x
Ratio of earnings to fixed charges--total
  enterprise basis(c)(e)....................      2.66       2.80       3.10       3.51       3.45
Ratio of earnings to fixed charges and
  dividends on preferred stock--total
  enterprise basis(c)(e)....................      2.55       2.64       2.77       3.11       2.90
OTHER DATA:
COMMON STOCK DATA:
Number of shares outstanding--thousands
  Year-end..................................   145,041    143,697    157,412    166,248    162,665
  Average...................................   144,350    152,287    164,651    164,550    161,060
Number of record shareowners(b).............    91,777     91,553    100,458    117,293    123,290
Basic EPS (loss)--reported..................  $   3.45   $   2.84   $  (3.46)  $   1.80   $   2.05
Basic EPS--excluding nonrecurring
  items(e)..................................      3.29       2.35       1.87       2.00       2.05
Diluted EPS (loss)--reported................      3.44       2.84      (3.46)      1.80       2.05
Diluted EPS--excluding nonrecurring
  items(e)..................................      3.28       2.35       1.87       2.00       2.05
Dividends declared per share................      1.06       1.00      1.335       1.67       1.67

                                              2000(a)    1999(a)    1998(a)    1997(a)      1996
                                              --------   --------   --------   --------   --------
Book value per share(b).....................  $   3.87   $  11.23   $  11.37   $  16.90   $  16.87
Market price per share(b)...................    45.188     22.875     27.875     23.938     23.000
Dividend payout rate--%(g)..................        32%        43%        71%        84%        81%
Dividend yield--%(d)........................      2.35       4.37       4.79       6.98       7.26
Price earnings ratio(g).....................     13.78x      9.73x     14.91x     11.97x     11.22x
SALES DATA--MILLIONS OF KILOWATT--HOURS:
Electric energy supplied--retail............    41,493     36,637     31,651     31,964     32,307
Electric energy supplied--wholesale.........    40,884     32,045     36,708     21,454     14,341
Electric energy delivered--retail...........    37,642     35,987     32,144     31,964     32,307

------------
(a) The earnings for each year, except for 1996, were affected by nonrecurring items. These adjustments affected net income and certain items under Financial Ratios and Common Stock Data. See "Earnings" in "Review of the Financial Condition and Results of Operations" for a description of nonrecurring items in 2000, 1999 and 1998.

(b) At year-end.

(c) Computed using earnings and fixed charges of PPL and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals.

(d) Based on year-end market prices.

(e) Based on earnings excluding nonrecurring items.

(f) Operating income of 1997 and 1996 restated to conform to the current presentation.

(g) Based on diluted EPS--excluding nonrecurring items.

            REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis together with our audited consolidated financial statements and related notes incorporated by reference herein. This Review of the Financial Condition and Results of Operations contains forward-looking statements. Please see "Forward-Looking Information" for a discussion of the uncertainties, risks and assumptions associated with these statements.

     PPL Corporation is a holding company with headquarters in Allentown, Pennsylvania. See Item 1 "Business--Background" in our Form 10-K for descriptions of our major segments. Other subsidiaries may be formed by PPL to take advantage of new business opportunities.

     Certain capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in our Form 10-K under "Glossary of Terms and Abbreviations."

RESULTS OF OPERATIONS

     The following discussion explains significant changes in principal items on the consolidated statement of income, comparing 2000 to 1999, and 1999 to 1998.

     Certain items on the consolidated statement of income have been impacted by the acquisition of Montana generating assets. PPL acquired the generating assets from Montana Power in December 1999. As such, the results of PPL Montana are included for the entire year in 2000, but only for the last two weeks of 1999. When discussing PPL's results of operations for 2000 compared with 1999, the results of PPL Montana for the year 2000 are eliminated for purposes of comparability.

     EARNINGS

                                                              2000     1999      1998
                                                              -----    -----    ------
Earnings per share (basic)--excluding nonrecurring items....  $3.29    $2.35    $ 1.87
Nonrecurring items:
  Environmental insurance recoveries........................    .16       --        --
  Sale of Sunbury plant and related assets..................     --      .28        --
  Sale of SWEB supply business..............................     --      .42        --
  Securitization............................................     --      .13        --
  Write-down carrying value of investments..................     --     (.34)       --
  PUC restructuring charge..................................     --       --     (5.56)
  FERC municipalities settlement............................     --       --      (.19)
  Settlement with NUG.......................................     --       --       .11
  U.K. tax rate reduction...................................     --       --       .06
  PPL Gas Utilities acquisition costs.......................     --       --       .03
  Other impacts of restructuring............................     --       --       .22
                                                              -----    -----    ------
Earnings (loss) per share (basic)--actual...................  $3.45    $2.84    $(3.46)
                                                              =====    =====    ======

     The earnings of PPL for 2000, 1999 and 1998 were impacted by several nonrecurring items. Earnings in 2000 benefited by $.16 per share from insurance settlements for past and potential future environmental exposures. In addition, the Pennsylvania Public Utility Commission ("PUC") restructuring adjustments provided a favorable impact of about $.22 per share on earnings in the second half of 1998. The nonrecurring items without note references are discussed below in "Other Income and (Deductions)."

     Excluding the effects of nonrecurring items, earnings per share were $3.29 in 2000 (or $3.28 diluted), compared with $2.35 in 1999. The adjusted earnings for 2000 represents a $.94 per share improvement, or about 40%, compared with 1999. The earnings improvement was primarily due to:

      --   higher margins on wholesale transactions, including PPL Montana;

      -- the end of a one year 4% rate reduction for delivery customers in Pennsylvania;

      --   gains on sales of emission allowances;

      --   lower depreciation on certain fossil generating assets; and

      --   fewer common shares outstanding.

     These earnings improvements in 2000 were partially offset by higher levels of interest expense, higher costs of wages and employee benefits and the write-off of a regulatory asset related to Pennsylvania's 1998 electric choice program.

     Excluding the effects of nonrecurring items, 1999 earnings were $2.35 compared with $1.87 for 1998. The adjusted earnings for 1999 represents a $.48 per share improvement, or about 26%, compared with 1998. This earnings improvement was primarily due to higher margins on wholesale energy and marketing activities, an increase in electricity supplied to commercial and industrial customers, lower taxes, lower depreciation on generation assets, increased earnings from unregulated operations, and the benefit of fewer common shares outstanding. In addition, 1998 earnings were adversely impacted by mild winter weather. The earnings improvements in 1999 were partially offset by a 4% rate reduction for electric delivery customers in Pennsylvania and by the loss of customers who shopped for alternate electric generation suppliers. In addition, 1998 earnings benefited from certain regulatory treatments that did not carry over to 1999.

     OPERATING REVENUES

     Retail Electric and Gas. Increase (decrease) in retail revenues from electric and gas operations was attributable to the following:

                                                         2000 VS. 1999    1999 VS. 1998
                                                         -------------    -------------
                                                                 (IN MILLIONS)
Retail Electric Revenue
  PPL Electric
     Electric delivery.................................      $ 28             $(179)
     PLR electric generation supply....................        32              (159)
  PPL EnergyPlus
     Electric generation supply........................        88               416
  PPL Global
     Electric delivery.................................        75               245
  Other................................................         3                25
                                                             ----             -----
                                                              226               348
                                                             ----             -----
Retail Gas Revenue
  PPL Gas Utilities....................................        25                74
  PPL EnergyPlus.......................................        43                 6
                                                             ----             -----
                                                               68                80
                                                             ----             -----
Retail Revenues--total.................................      $294             $ 428
                                                             ====             =====

     Operating revenues from retail electric operations increased by $226 million in 2000 compared with 1999. PPL EnergyPlus provided 15.5% more electricity to retail customers in 2000 as compared to 1999. Revenues from PPL Global were $75 million, or 31%, greater in 2000 as compared to 1999, due to the acquisition of Companhia Energetica do Maranhao ("CEMAR"), and higher sales volumes in Chile, El Salvador and

Bolivia. Also contributing to the increase were higher PPL Electric retail delivery sales in 2000 compared with 1999, and the end of the one year 4% rate reduction for delivery customers. In addition, PPL Electric's provider of last resort ("PLR") revenues were higher in 2000, as fewer customers selected a supplier other than PPL Electric.

     Operating revenues from retail electric operations increased by $348 million in 1999 compared with 1998. This was primarily due to the consolidation of Empresas Emel, S.A., ("Emel"), and Est de Centr, S.A de S.V. ("EC") results effective January 1, 1999. Also, PPL Electric and PPL EnergyPlus provided 6.5% more electricity to retail customers during 1999 as compared with 1998.

     Both PPL Gas Utilities and PPL EnergyPlus had higher retail gas sales for 2000 when compared to 1999. The increase in PPL Gas Utilities' revenues reflects greater demand, higher gas commodity costs and increased off-system revenues in 2000. PPL EnergyPlus' increase was related to intensified gas marketing efforts and increased retail pricing attributed to higher wholesale gas commodity costs.

     After eliminating the revenues of PPL Gas Utilities, which was acquired in August 1998, retail gas revenues increased by $6 million in 1999 compared with 1998.

     PPL Gas Utilities' two natural gas delivery subsidiaries reached a settlement with the PUC for a $9.3 million base rate increase, effective January 1, 2001. As a condition of the settlement, PPL Gas Utilities agreed to not increase natural gas delivery base rates in Pennsylvania for the next three years.

     Wholesale Energy Marketing and Trading. The increase (decrease) in revenues from wholesale energy marketing and trading activities was attributable to the following:

                                                         2000 VS. 1999    1999 VS. 1998
                                                         -------------    -------------
                                                                 (IN MILLIONS)
PPL Electric/PPL EnergyPlus
  Bilateral Sales......................................      $209             $ 38
  PJM..................................................        39               --
  Cost-based contracts.................................       (38)             (71)
  Gas & oil sales......................................       (39)             223
PPL Montana............................................       405                9
PPL Maine..............................................        67               15
Other..................................................        (3)               3
                                                             ----             ----
                                                             $640             $217
                                                             ====             ====

     After eliminating the revenues of PPL Montana, wholesale energy marketing and trading revenues increased by $235 million in 2000 compared to 1999. This was primarily due to higher bilateral sales revenues due to higher market pricing and increased sales volumes to other counterparties.

     Wholesale energy marketing and trading revenues increased by $217 million in 1999 compared with 1998. This increase was predominately due to an increase in wholesale gas revenues. This increase was, in part, due to greater demand for gas-fired generation and an increase in retail gas marketing activities. The decrease in revenues from cost-based contracts reflects the phase-down of the capacity and energy agreement with Jersey Central Power & Light Company ("JCP&L"). The contract expired in December 1999.

     ENERGY RELATED BUSINESSES

     Energy related businesses (see Note 1 to the consolidated financial statements) contributed $46 million to the 2000 operating income of PPL, which was a decrease of $14 million from 1999. This decrease was primarily due to operating losses incurred by PPL's synfuel projects. These and other losses were partially offset by increased operating income of the mechanical contracting and engineering subsidiaries, and higher equity earnings from PPL Global's international investments.

     Energy related businesses provided an additional $35 million to operating income in 1999 compared with 1998. This was primarily due to PPL Global's higher equity earnings from its investment in Western Power Distribution ("WPD"), and additional operating income provided by the mechanical contracting and engineering subsidiaries.

     FUEL

     Fuel costs increased by $47 million in 2000 compared with 1999, and decreased by $11 million in 1999 compared with 1998.

     Electric fuel cost increased by $23 million in 2000 compared with 1999. Excluding PPL Montana, electric fuel costs decreased by $8 million during 2000 compared with 1999. The decrease was attributed to lower unit costs for nuclear generation, in part due to a $5 million accrual in 1999 for dry cask canisters for on-site spent fuel storage. The decrease from lower unit costs was partially offset by higher generation at Susquehanna.

     Electric fuel costs decreased by $44 million in 1999 compared with 1998. The decrease resulted from lower generation by PPL Generation's coal-fired and oil/gas fired units, as well as lower fuel prices for coal. The lower coal-fired generation resulted from units being dispatched less during off-peak periods, as a result of NOx allowances affecting the unit costs from May to September of 1999. The Holtwood plant closing and the Sunbury plant sale (See "Power Plant Operations" discussion below) also contributed to the decrease in generation. In addition, PPL Generation entered into a rail contract which lowered coal freight prices effective June 1999. These decreases in 1999 were partially offset by higher fuel prices for nuclear and oil/gas-fired stations.

     The cost of natural gas and propane increased by $24 million in 2000 compared with 1999. This reflects higher sales by PPL Gas Utilities, and intensified gas marketing efforts by PPL EnergyPlus.

     The cost of natural gas and propane increased by $33 million in 1999 compared with 1998. This reflects the acquisition of PPL Gas Utilities in August 1998. The results for 1999 included a full year of operations of PPL Gas Utilities.

     ENERGY PURCHASES

     The increase in energy purchases was attributable to the following:

                                                         2000 VS. 1999    1999 VS. 1998
                                                         -------------    -------------
                                                                 (IN MILLIONS)
PPL EnergyPlus.........................................      $143             $309
PPL Maine..............................................        58                6
PPL Global.............................................        46              142
PPL Montana............................................       121                1
Other..................................................        15               --
                                                             ----             ----
                                                             $383             $458
                                                             ====             ====

     After excluding the impact of PPL Montana, energy purchases increased by $262 million during 2000, compared with 1999. This increase was attributed to higher wholesale prices for energy purchases needed to supply retail load obligations.

     Excluding the purchases made by Emel and EC, which were consolidated by PPL Global effective January 1, 1999, energy purchases increased by $316 million in 1999 when compared to 1998. The increase was primarily due to increased gas purchases by the Energy Marketing Center, additional wholesale purchases to support PPL EnergyPlus, and higher wholesale prices for electricity. These increases were partially offset by a decrease in the volume of electricity purchases.

     OTHER OPERATION EXPENSES

     Other operation expenses increased by $47 million in 2000 when compared to 1999. After eliminating the expenses of PPL Montana, other operation expenses decreased $30 million in 2000 when compared with 1999. This decrease was primarily the result of environmental insurance settlements, gains on the sale of emission allowances and reduced pension costs. These reductions were partially offset by increased expenses due to the CEMAR acquisition, a loss accrual under the Clean Air Act and increased costs of wages and other benefits.

     Other operation expenses increased by $69 million in 1999 compared with 1998. Operating expenses of acquired companies and certain regulatory impacts caused a substantial portion of this increase. These included:

      -- PPL Global's consolidation of Emel and EC, effective January 1, 1999, which added about $25 million in operation expenses.

      -- About $23 million of additional operation expenses of PPL Gas Utilities recorded in 1999 compared to 1998. PPL Gas Utilities was acquired in August 1998.

      -- About $46 million of regulatory credits recorded in 1998. These credits were for the loss of revenue as a result of Pennsylvania's pilot Electric Choice Program and the deferral of undercollected energy costs. No similar items were reflected in 1999, as the pilot program was completed and energy costs were no longer recoverable through the Energy Cost Rate.

     Eliminating the effects of the above amounts, the other operation expenses of PPL decreased by $29 million in 1999 compared with 1998. This decrease was primarily due to PPL Electric's cost-cutting initiatives, gains on the sale of emission allowances and decreased load dispatching activities for system control.

     MAINTENANCE EXPENSES

     Maintenance expenses increased by $46 million in 2000 from 1999. After eliminating the expenses of PPL Montana, maintenance expenses increased by $33 million in 2000 from 1999. This increase was primarily due to higher maintenance costs at the Susquehanna generating station, higher transmission and distribution line maintenance expenses and higher costs of wages.

     Maintenance expenses increased by $33 million in 1999 from 1998. About half of the increase was due to the consolidation of Emel and EC effective January 1, 1999 and the acquisition of PPL Gas Utilities in August 1998. The other half of this increase was due to higher costs of outage-related and other maintenance at PPL Electric's fossil and nuclear power plants, and additional expenses to maintain transmission and distribution facilities.

     POWER PLANT OPERATIONS

     In April 1999, PPL Electric closed its Holtwood coal-fired generating station. The closing was part of an effort to reduce operating costs and position PPL for the competitive marketplace. The adjacent hydroelectric plant, owned by PPL Holtwood, continues to operate.

     In November 1999, PPL Electric sold its Sunbury plant and the principal assets of its wholly-owned coal processing subsidiary, Lady Jane Collieries, to Sunbury Holdings, LLC. PPL Electric received cash proceeds of $107 million for the assets, including coal inventory, which resulted in a one-time contribution to earnings of about $.28 per share.

     DEPRECIATION

     Depreciation increased by $4 million in 2000 compared with 1999. After eliminating the expenses of PPL Montana, depreciation decreased by $10 million in 2000 compared with 1999. This decrease was primarily due to a change in the estimated remaining useful lives of certain PPL generating plants. PPL subsidiaries periodically review the depreciable lives of their fixed assets. In conjunction with corporate realignment activities undertaken in early 2000, studies were conducted of depreciable lives of certain generation assets. These studies indicated that the estimated economic lives for certain generation assets were longer than currently used to calculate depreciation for financial statement purposes. Therefore, effective July 1, 2000, PPL Generation revised the estimated economic lives for fossil generation and pipeline assets. This change is expected to reduce depreciation expense by approximately $33 million per year for the next several years from previous levels. The reduction in depreciation expense in the second half of 2000 was partially offset by depreciation of CEMAR's transmission, distribution and other assets recorded subsequent to acquisition by PPL Global.

     Depreciation decreased by $81 million in 1999 compared with 1998. This decrease was mainly due to the write-down of generation-related assets in connection with the restructuring adjustments recorded in June 1998. The decrease was partially offset by depreciation associated with the acquisition of PPL Gas Utilities in August 1998 and the consolidation of Emel and EC effective January 1, 1999.

     OTHER INCOME AND (DEDUCTIONS)

     Other income of PPL decreased by $112 million in 2000 from 1999. PPL Electric's earnings in 2000 reflected a charge of $12 million resulting from a PUC ruling requiring the write-off of the regulatory asset for the loss incurred in Pennsylvania's pilot Electric Choice Program, and an adverse Federal Energy Regulatory Commission ("FERC") decision regarding investments in PJM Interconnection, LLC ("PJM"). PPL Generation also recorded a loss contingency for an unasserted claim against the company under the Clean Air Act. Other income in 1999 included PPL Global's share of the gain on the sale of South Western Electricity plc's ("SWEB") electrical supply business (which was $78 million pre-U.S. tax), and a $66 million pre-tax gain on the sale of PPL Electric's Sunbury plant and the principal assets of its wholly owned subsidiary, Lady Jane Collieries. These increases were partially offset by a $51 million write-down of certain of PPL Global's international investments: WPD, Aguaytia and Bolivian Generating Group, LLC ("BGG"). The net impact of the charges in 2000, versus the credits to income in 1999, are the primary reasons for the decrease in other income between the periods.

     Other income in 1999 increased by $31 million from 1998. PPL recorded several favorable nonrecurring items in 1998, including a $30 million recovery from a Non-Utility Generator ("NUG") to settle a suit over disputed energy prices, a $9 million credit for a reduction in U.K. corporate tax rates and a $6 million credit to earnings to reverse the prior expensing of PPL Gas Utilities acquisition costs. However, there were larger credits to other income in 1999, as noted above.

     FINANCING COSTS

     PPL experienced higher financing costs on long-term debt during the past few years, primarily associated with the issuance of $2.4 billion of transition bonds by PPL Transition Bond Company in August 1999, and the issuance of medium-term notes by PPL Capital Funding in 2000. Refer to Note 10 to the consolidated financial statements for more information. Interest on long-term debt and dividends on preferred stock increased from $219 million in 1997 to $349 million in 2000. Interest on short-term debt, net of capitalized interest and Allowance for Funds Used During Construction ("AFUDC") borrowed funds, increased from $20 million in 1997 to $53 million in 2000. This increase reflects PPL Capital Funding's commercial paper program initiated in 1998.

     INCOME TAXES

     Income tax expense increased by $120 million in 2000 compared with 1999. This was primarily due to an increase in pre-tax book income and a 1999 release of deferred taxes no longer required due to securitization.

     Income tax expense decreased by $85 million in 1999, compared with 1998. This was primarily due to a release of deferred income taxes no longer required due to securitization and tax changes relating to the 1998 restructuring write-off.

FINANCIAL CONDITION

     ENERGY MARKETING AND TRADING ACTIVITIES

     PPL, through its PPL EnergyPlus subsidiary, purchases and sells electric and energy at the wholesale level under FERC market-based tariffs throughout the U.S. PPL enters into agreements to market available energy and capacity from its generating assets in Pennsylvania, Maine and Montana with the expectation of profiting from market price fluctuations.

     If PPL were unable to deliver firm capacity and energy under these agreements, under certain circumstances it would be required to pay damages. These damages would be based on the difference between the market price to acquire replacement capacity or energy and the contract price of the undelivered capacity or energy. Depending on price volatility in the wholesale energy markets, such damages could be significant. Extreme weather conditions, unplanned power plant outages, transmission disruptions, non-performance by counterparties (or their counterparties) with which it has power contracts, and other factors could affect PPL's ability to meet its firm capacity or energy obligations, or cause significant increases in the market price of replacement capacity and energy. Although PPL attempts to mitigate these risks, there can be no assurance that it will be able to fully meet its firm obligations, that it will not be required to pay damages for failure to perform, or that it will not experience counterparty non-performance in the future.

     PPL attempts to mitigate risks associated with open contract positions by reserving generation capacity to deliver electricity to satisfy its net firm sales contracts and, when necessary, by purchasing firm transmission service. In addition, PPL adheres to its risk management policy and programs, including established credit policies to evaluate counterparty credit risk. To date, PPL has not experienced any significant losses due to non-performance by counterparties. Additionally, given the current electric energy situation in California, PPL has established a reserve to limit its exposure as a result of sales within that market area. See Note 19 to the consolidated financial statements for discussion related to the California energy situation.

     On January 1, 1999, PPL adopted mark-to-market accounting for energy contracts executed for trading purposes, in accordance with EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." Under mark-to-market accounting, gains and losses from changes in market prices on contracts executed for trading purposes are reflected in current earnings. The earnings effect of mark-to-market accounting was not significant in 1999. Under EITF 98-10, energy trading activities refer to energy contracts executed with the objective of generating profits on, or from exposure to, shifts or changes in market prices. Risk management activities refer to energy contracts that are designated as (and effective as) hedges of non-trading activities (i.e., marketing available capacity and energy and purchasing fuel for consumption). PPL adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 138, effective January 1, 2001. See
Note 18 to the consolidated financial statements for the effect of adopting SFAS 133.

     CAPITAL EXPENDITURE REQUIREMENTS

     The schedule below shows PPL's current capital expenditure projections for the years 2001-2005 and actual spending for the year 2000:

                    PPL CAPITAL EXPENDITURE REQUIREMENTS(1)

                                             ACTUAL                  PROJECTED
                                             ------    --------------------------------------
                                              2000     2001     2002     2003    2004    2005
                                             ------    ----    ------    ----    ----    ----
                                                              (IN MILLIONS)
Construction expenditures(2)
  Generating facilities(3).................   $ 79     $387    $  826    $473    $118    $107
  Transmission and Distribution
     facilities............................    148      155       164     166     169     182
  Environmental............................    134       69        18      22      57      51
  Other....................................     35       94        40      41      37      35
                                              ----     ----    ------    ----    ----    ----
  Total construction expenditures..........    396      705     1,048     702     381     375
Nuclear fuel...............................     44       59        54      55      57      57
                                              ----     ----    ------    ----    ----    ----
  Total capital expenditures...............   $440     $764    $1,102    $757    $438    $432
                                              ====     ====    ======    ====    ====    ====

------------
(1) This information excludes lease payments by PPL Montana under its sales/leaseback transaction and any equity investments by PPL Global.

(2) Construction expenditures include AFUDC and capitalized interest, which are expected to be less than $11 million in each of the years 2001-2005.

(3) Includes the projected development costs for PPL Global's turbine generation projects. Some of these projects may ultimately be financed by parties who lease such projects back to PPL pursuant to leases that are not capitalized on PPL's financial statements.

     PPL's capital expenditure projections for the years 2001-2005 total about $3.5 billion. Capital expenditure plans are revised from time-to-time to reflect changes in conditions.

     ACQUISITIONS AND DEVELOPMENT

     Refer to Note 11 to the consolidated financial statements for information regarding acquisitions and development activities. Additionally, in February 2001, Western Power Distribution Limited ("WPDL") and Glas Cymru Cyfyngedig ("Glas") executed a contract whereby Glas would purchase the water business for one British pound sterling and assume the water business' 1.8 billion British pounds sterling of debt.

     At December 31, 2000, PPL Global had investments in foreign facilities, including consolidated investments in Emel, EC, CEMAR and others. See Note 3 to the consolidated financial statements for information on PPL Global's unconsolidated investments accounted for under the equity method.

     FINANCING AND LIQUIDITY

     Cash and cash equivalents increased by $409 million more during 2000 compared with 1999. The reasons for this change were:

      -- $221 million increase in cash provided by operating activities, primarily due to an increase in operating income;

      -- $428 million decrease in cash used in investing activities, primarily due to lower acquisitions of generating assets; and

      -- $240 million decrease in cash provided by various financing activities.

     From 1998 through 2000, PPL issued $4.1 billion of long-term debt (including $2.4 billion of securitized debt issued by PPL Transition Bond Company). For the same period, PPL issued $105 million of common stock, excluding stock issued in conjunction with the PPL Gas Utilities acquisition. From 1998 through 2000, PPL retired $2.5 billion of long-term debt and purchased $835 million of common shares. From 1998 through 2000, PPL Electric also incurred $128 million of obligations under capital leases.

     Refer to Note 10 to the consolidated financial statements for additional information on credit arrangements and financing activities in 2000. Also, in February 2001, PPL and PPL Capital Funding filed a $1.2 billion omnibus shelf registration statement with the SEC to register debt and equity securities.

                                   MANAGEMENT

OUR EXECUTIVE OFFICERS

                                                             POSITIONS HELD WITH PPL CORPORATION
                      NAME                        AGE                OR ITS SUBSIDIARIES
                      ----                        ---        -----------------------------------
William F. Hecht................................  58    Chairman, President and Chief Executive
                                                        Officer
Francis A. Long.................................  60    Executive Vice President
John R. Biggar..................................  56    Executive Vice President and Chief Financial
                                                        Officer
Robert J. Grey..................................  50    Senior Vice President, General Counsel and
                                                        Secretary
Michael E. Bray.................................  53    Vice Chair and President--PPL Electric
                                                        Utilities Corporation
Paul T. Champagne...............................  42    President--PPL Global, LLC
James H. Miller.................................  52    President--PPL Generation, LLC
Lawrence E. De Simone...........................  53    President--PPL EnergyPlus, LLC
Joseph J. McCabe................................  51    Vice President and Controller
James E. Abel...................................  50    Vice President--Finance and Treasurer

     Each of the above officers, with the exception of Messrs. Bray, Miller and De Simone, had been employed by PPL Corporation or its subsidiaries for more than five years as of December 31, 2000.

                              ACCOUNTING TREATMENT

     The financial statements of the Trust will be reflected in our consolidated financial statements, with the trust preferred securities shown on our balance sheet as PPL-obligated mandatorily redeemable preferred capital trust securities of a subsidiary trust holding solely subordinated notes of PPL Capital Funding. The footnotes to our consolidated financial statements will reflect that the sole asset of the Trust will be the subordinated notes of PPL Capital Funding. Distributions on the trust preferred securities will be reflected as a charge to our consolidated income, identified as "Distributions on Preferred Securities of a Subsidiary Trust," whether paid or accumulated.

     The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, PPL Corporation will receive the stated amount of $25 on the purchase contract and will issue the requisite number of shares of our common stock. The stated amount received will be credited to shareholders' equity.

     Prior to the issuance of shares of our common stock upon settlement of the purchase contracts, the PEPS Units will be reflected in our earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating earnings per share is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by PPL Corporation in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we expect there will be no dilutive effect on our earnings per share except during periods when the average market price of a share of our common stock is above the threshold appreciation price.

                         DESCRIPTION OF THE PEPS UNITS

     The following is a summary of some of the terms of the PEPS Units. This summary together with the summary of some of the terms of the purchase contracts, the purchase contract agreement, the pledge agreement and the trust preferred securities set forth under the captions "Description of the Purchase Contracts," "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement" and "Description of the Trust Preferred Securities" in this prospectus supplement contain a description of all of the material terms of the PEPS Units but is not complete. We refer you to the forms of the purchase contract agreement, the pledge agreement and the trust preferred securities that have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. This summary supplements the description of the stock purchase units in the accompanying prospectus, and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

GENERAL

     Each PEPS Unit offered will initially consist of:

      -- a purchase contract under which the holder will purchase from PPL Corporation on the purchase contract settlement date, or upon early settlement, for $25, a number of shares of our common stock equal to the applicable settlement rate described under "Description of the Purchase Contracts--General" or "Description of the Purchase Contracts--Early Settlement" in this prospectus supplement, as the case may be, and under which we will pay to the holder contract
           adjustment payments at the rate of      % of the stated amount per
           year, or $     per year, paid quarterly; and

      -- a trust preferred security, having a stated liquidation amount of $25, representing an undivided beneficial ownership interest in the assets of PPL Capital Funding Trust I, which assets will consist solely of the subordinated notes of PPL Capital Funding, under which
           we will pay cash distributions at the rate of      % per year, or
           $     per year, paid quarterly.

     The trust preferred security will be pledged under the pledge agreement to secure your obligation to purchase our common under the purchase contract.

     We will have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust, if any, to cause the PPL Capital Funding subordinated notes to be distributed to the holders of the trust securities.

     References in this prospectus supplement to trust preferred securities, unless the context otherwise requires, include the PPL Capital Funding subordinated notes that would be delivered to the holders of the trust preferred securities upon dissolution of the Trust.

     In addition, if a tax event occurs prior to the purchase contract settlement date, we may cause the subordinated notes of PPL Capital Funding (and, thus, the trust preferred securities) to be redeemed. Upon such a "tax event redemption," the securities intermediary will use the proceeds from the redemption of the PPL Capital Funding subordinated notes to purchase a portfolio of zero-coupon U.S. treasury securities that mature one business day prior to the purchase contract settlement date and on the various dates upon which payments would have been due on the PPL Capital Funding subordinated notes. We refer to this portfolio of treasury securities as the "treasury portfolio." The treasury portfolio will be substituted for the redeemed trust preferred securities as the collateral securing the holders' obligations under the related purchase contracts and the Trust will be dissolved.

     If the Trust is dissolved at a time prior to May 18, 2004 when the trust preferred securities are part of the PEPS Unit or following a successful initial remarketing of the trust preferred securities on the third business day preceding February 18, 2004 or from time to time thereafter before the tenth business day preceding May 18, 2004, each PEPS Unit thereafter will consist of a purchase contract plus either a PPL Capital Funding subordinated note having a principal amount of $25 or the applicable ownership interest of the treasury portfolio, as applicable, instead of a trust preferred security. If the Trust is dissolved at a time when the trust preferred securities are no longer a part of the PEPS Unit, the holder of the trust preferred securities will receive either a PPL Capital Funding subordinated note or cash in an amount equal to the redemption price of the PPL Capital Funding subordinated note, as applicable.

     An "applicable ownership interest" means, with respect to a PEPS Unit that includes the treasury portfolio,

          (1) a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 face amount of a principal or interest strip in a U.S. treasury security included in the treasury portfolio that matures on or prior to May 17, 2004; and

          (2) for the scheduled distribution date on the trust preferred securities that occurs on May 18, 2004, in the case of a successful remarketing of the trust preferred securities, or for each scheduled interest payment date on the PPL Capital Funding subordinated notes that occurs after the date upon which the PPL Capital Funding subordinated notes are redeemed due to a tax event and on or before May 18, 2004, in the case
     of a tax event redemption, a      % undivided beneficial ownership interest
     in a $1,000 face amount of a principal or interest strip in a U.S. treasury security included in the treasury portfolio that matures on or prior to such date.

     Unless otherwise specified, references in this prospectus supplement to the "applicable ownership interest of the treasury portfolio" have the meaning specified in clause (1) of this definition.

     The purchase price of each PEPS Unit will be allocated between the purchase contract and the trust preferred security in proportion to their respective fair market values at the time of purchase. We expect that, at the time of issuance, the fair market value of each purchase contract will be $0 and the fair market value of each trust preferred security will be $25.

     So long as the units are in the form of PEPS Units, either the related trust preferred securities or the applicable ownership interest of the treasury portfolio, as applicable, will be pledged to the collateral agent to secure the holders' obligations to purchase our common stock under the related purchase contracts.

CREATING TREASURY PEPS UNITS BY SUBSTITUTING A TREASURY SECURITY FOR TRUST PREFERRED SECURITIES

     Unless the treasury portfolio has replaced the trust preferred securities as a component of the PEPS Units as the result of a successful initial remarketing of the trust preferred securities or a tax event redemption, each holder of 40 PEPS Units may create 40 Treasury PEPS Units by substituting for the trust preferred securities that are a part of the PEPS Units a treasury security having an aggregate stated liquidation amount at maturity equal to $1,000.

     Each Treasury PEPS Unit will consist of:

      -- a purchase contract under which the holder will purchase from us on the purchase contract settlement date, or upon early settlement, for $25, a number of shares of our common stock equal to the applicable settlement rate, and under which the Trust will pay to the holder
           contract adjustment payments at the rate of      % of the stated
           amount per year; and

      -- a 1/40 undivided beneficial ownership interest in a related zero-coupon U.S. treasury security (CUSIP No. 912820BJ5) with a principal amount at maturity equal to $1,000 and maturing on May 17, 2004, the business day preceding the purchase contract settlement date.

     The term "business day" means any day other than a Saturday or a Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which The Chase Manhattan Bank, acting as indenture trustee with respect to the subordinated notes of PPL Capital Funding and property trustee under the declaration of trust, is closed for business.

     The Treasury PEPS Unit holder's beneficial ownership in the treasury security will be pledged under the pledge agreement to secure the holder's obligation to purchase shares of our common stock under the purchase contract.

     To create 40 Treasury PEPS Units, a holder is required to:

      -- either deposit with The Bank of New York, which is acting as the securities intermediary under the pledge agreement, a zero-coupon U.S. treasury security (CUSIP No. 912820BJ5) with a principal amount at maturity equal to $1,000 and maturing on May 17, 2004, or pay the securities intermediary a cash amount sufficient to buy such a treasury security; and

      -- transfer to the purchase contract agent 40 PEPS Units, accompanied by a notice stating that the holder of the PEPS Units has deposited a treasury security with the securities intermediary, or has requested that the securities intermediary so purchase a treasury security, and requesting that the purchase contract agent instruct the collateral agent to release the related 40 trust preferred securities.

     Upon receiving instructions from the purchase contract agent and confirmation of receipt of the treasury security by the securities intermediary, the collateral agent will cause the securities intermediary to release the related 40 trust preferred securities from the pledge and deliver them to the purchase contract agent, free and clear of our security interest. The purchase contract agent then will:

      --   cancel the 40 PEPS Units;

      --   transfer the related 40 trust preferred securities to the holder; and

      --   deliver 40 Treasury PEPS Units to the holder.

     A treasury security will be substituted for the trust preferred securities and will be pledged to the collateral agent to secure the holder's obligation to purchase shares of our common stock under the related purchase contracts. These trust preferred securities thereafter will trade separately from the Treasury PEPS Units.

     Holders who create Treasury PEPS Units or recreate PEPS Units, as discussed below, will be responsible for any fees or expenses payable to the collateral agent in connection with substitutions of collateral or, when making a cash payment to the securities intermediary in connection with the purchase by it of treasury securities. See "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement--Miscellaneous" in this prospectus supplement.

RECREATING PEPS UNITS

     Unless the treasury portfolio has replaced the trust preferred securities as a component of the PEPS Units as the result of a successful initial remarketing of the trust preferred securities or a tax event redemption, each holder of Treasury PEPS Units will have the right, at any time on or prior to the seventh business day immediately preceding May 18, 2004, to substitute for the related treasury securities held by the collateral agent trust preferred securities in an aggregate stated liquidation amount equal to the aggregate amount payable at stated maturity of the treasury securities. This substitution would recreate PEPS Units, and the applicable treasury securities would be released to the holder.

     Because treasury securities are issued in integral multiples of $1,000, holders of Treasury PEPS Units may make this substitution only in integral multiples of 40 Treasury PEPS Units. If the treasury portfolio has replaced the trust preferred securities as a component of the PEPS Units as the result of a successful initial remarketing of the trust preferred securities or a tax event redemption, holders of the Treasury PEPS Units will not be able to recreate any PEPS Units.

     Each holder of 40 Treasury PEPS Units may recreate 40 PEPS Units by:

      -- depositing with the securities intermediary 40 trust preferred securities; and

      -- transferring to the purchase contract agent 40 Treasury PEPS Units, accompanied by a notice stating that such holder has deposited 40 trust preferred securities with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related treasury security.

     Upon receiving instructions from the purchase contract agent and confirmation of receipt of the trust preferred securities by the securities intermediary, the collateral agent will cause the securities intermediary to release the related treasury security from the pledge and deliver it to the purchase contract agent, on behalf of the holder, free and clear of our security interest. The purchase contract agent then will:

      --   cancel the 40 Treasury PEPS Units;

      --   transfer the related treasury security to the holder; and

      --   deliver 40 PEPS Units to the holder.

     The substituted trust preferred securities or the applicable ownership interest in the treasury portfolio will be pledged with the collateral agent to secure the PEPS Unit holder's obligation to purchase our common stock under the related purchase contracts.

CURRENT PAYMENTS

     The payments on the PEPS Units will consist of cash distributions payable on the trust preferred securities by the Trust or the subordinated notes of PPL Capital Funding or amounts payable in respect of the treasury portfolio, as
applicable, payable at the rate of      % of the stated liquidation or principal
amount per year, payable quarterly in arrears on February 18, May 18, August 18 and November 18, starting August 18, 2001. In addition, holders of both PEPS Units and Treasury PEPS Units will be entitled to receive quarterly contract
adjustment payments payable by us at the rate of      % of the stated amount per
year. In addition, the trust preferred securities or subordinated notes are subject to the contingent payment rules, and you will be required to accrue OID on the related trust preferred securities or subordinated notes, as the case may be at the "comparable yield" as discussed under "United States Federal Income Tax Consequences."

     If a holder of PEPS Units creates Treasury PEPS Units by substituting a treasury security for the trust preferred securities, such holder will not receive any distributions on the Treasury PEPS Units other than the contract adjustment payments. If a Treasury PEPS Unit holder continues to hold the trust preferred security that has been separated from the PEPS Unit, it will continue to receive distributions on the trust preferred security.

LISTING OF THE PEPS UNITS AND THE TREASURY PEPS UNITS

     We have applied to list the PEPS Units on the New York Stock Exchange under the symbol "PPL-PrE." If Treasury PEPS Units are created and then traded to a sufficient extent that applicable exchange listing requirements are met, we will try to list them on the national securities exchanges or associations on which the PEPS Units are then listed or quoted, but we have no obligation to do so. We do not intend to list the trust preferred securities on any securities exchange.

REPURCHASE OF THE PEPS UNITS

     We may purchase from time to time any of the PEPS Units offered by this prospectus supplement and the accompanying prospectus that are then outstanding by tender, in the open market, by private agreement or otherwise.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

GENERAL

     The following description is a summary of some of the terms of the purchase contracts. It supplements the description of the stock purchase contracts in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the prospectus. The purchase contracts will be issued pursuant to the purchase contract agreement between us and The Chase Manhattan Bank, as purchase contract agent. The description of the purchase contracts and the purchase contract agreement in this prospectus supplement and the accompanying prospectus contain a summary of their material terms but do not purport to be complete, and reference is hereby made to the form of the purchase contract agreement that is filed as an exhibit or incorporated by reference to the registration statement.

     On the business day immediately preceding May 18, 2004, unless:

      -- a holder of PEPS Units or Treasury PEPS Units has settled the related purchase contracts prior to or on the fifth business day preceding May 18, 2004 through the early delivery of cash to the purchase contract agent in the manner described under "--Early Settlement";

      -- a holder of PEPS Units that include trust preferred securities has settled the related purchase contracts with separate cash prior to or on the business day immediately preceding May 18, 2004 pursuant to prior notice given in the manner described under "--Notice to Settle with Cash";

      -- a holder of PEPS Units has had the trust preferred securities related to the holder's purchase contracts successfully remarketed in the manner described under "--Remarketing" below;

      -- a holder of PEPS Units has delivered cash to the remarketing agent to purchase the treasury portfolio on its behalf in the manner described under "--Remarketing"; or

      --   an event described under "--Termination" has occurred,

     then,

      -- in the case of PEPS Units, unless the treasury portfolio has replaced the trust preferred securities as a component of the PEPS Units as the result of a successful initial remarketing of the trust preferred securities as described under "--Remarketing" below or a tax event redemption, we will exercise our rights as a secured party to dispose of the trust preferred securities in accordance with applicable law; and

      -- in the case of Treasury PEPS Units or, in the event that the treasury portfolio has replaced the trust preferred securities as a component of the PEPS Units as the result of a successful initial remarketing of the trust preferred securities or a tax event redemption, in the case of PEPS Units, the principal amount of the related treasury securities, or the appropriate applicable ownership interest of the treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase common stock under the related purchase contracts.

     The common stock will then be issued and delivered to the holder or the holder's designee, upon presentation and surrender of the certificate evidencing the PEPS Units or Treasury PEPS Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

     Each purchase contract that is a part of a PEPS Unit or a Treasury PEPS Unit will obligate its holder to purchase, and PPL Corporation to sell, on the purchase contract settlement date (unless the purchase contract terminates prior to that date or is settled early at the holder's option), a number of shares of our common stock equal to the settlement rate, for $25 in cash. The number of shares of our common stock issuable upon settlement of each purchase contract on the purchase contract settlement date (which we refer to as the "settlement rate") will be determined as follows, subject to adjustment as described under "--Anti-Dilution Adjustments" below:

      -- if the average of the closing prices of our common stock on the 20 trading days ending on the third trading day prior to the purchase
           contract settlement date, is equal to or greater than $          ,
           the "threshold appreciation price," then each purchase contract will
           be settled for        shares.

      -- if the average of the closing prices of our common stock on the 20 trading days ending on the third trading day prior to the purchase
           contract settlement date, is less than $          but greater than
           the closing price of our common stock on the date of this prospectus supplement, the "reference price," then each purchase contract will be settled for a number of shares having a value, based on such 20-trading day average, equal to $25.

      -- if the average of the closing prices of our common stock on the 20 trading days ending on the third trading day prior to the purchase contract settlement date, is less than or equal to the reference
           price, then each purchase contract will be settled for        shares.

     Except under the limited circumstances described under "--Anti-Dilution Adjustments," if you elect to settle your purchase contract early, the number of shares of our common stock issuable upon settlement of such purchase contract
will be                .

     FOR ILLUSTRATIVE PURPOSES ONLY, THE FOLLOWING HYPOTHETICAL TABLE SHOWS THE FRACTION OF A SHARE OF OUR COMMON STOCK ISSUABLE UPON SETTLEMENT OF EACH PURCHASE CONTRACT AT VARIOUS ASSUMED VALUES FOR THE AVERAGE OF THE CLOSING PRICES OF OUR COMMON STOCK ON THE 20 TRADING DAYS ENDING ON THE THIRD TRADING DAY PRIOR TO THE PURCHASE CONTRACT SETTLEMENT DATE, THE "APPLICABLE MARKET VALUE," AND ASSUMING A REFERENCE PRICE OF $55 AND A THRESHOLD APPRECIATION PRICE OF $66. The assumed threshold appreciation price represents an appreciation of 20% above the reference price of $55. The table assumes that there will be no adjustments to the settlement rate described under "--Anti-Dilution Adjustments" below. We cannot assure you that the actual applicable market value will be within the range set forth below. A holder of a PEPS Unit or a Treasury PEPS Unit will receive on the purchase contract settlement date, in settlement of each purchase contract, the following fractions of a share of our common stock at the following assumed applicable market values:

  ASSUMED APPLICABLE     FRACTION OF A SHARE OF
     MARKET VALUE           OUR COMMON STOCK
-----------------------  ----------------------
          $35                      0.455
          $40                      0.455
          $45                      0.455
          $50                      0.455
          $55                      0.455
          $60                      0.417
          $65                      0.385
          $70                      0.379
          $75                      0.379
          $80                      0.379
          $85                      0.379
          $90                      0.379

     As the above hypothetical table illustrates, if, on the purchase contract settlement date, the applicable market value of a share of our common stock is greater than or equal to the threshold appreciation price of $66, we would be obligated to deliver 0.379 shares of our common stock for each purchase contract. As a result, the holder would receive 83.3% of the appreciation in the market value of the shares of our common stock underlying each purchase contract above $66. If, on the purchase contract settlement date, the applicable market value of a share of our common stock is less than the assumed threshold appreciation price of $66 but greater than the assumed reference price of $55, we would be obligated to deliver a number of shares of our common stock having a value, based on the applicable market value, equal to $25 and we would retain all appreciation in the market value of the shares of our common stock underlying each purchase contract for that period. If, on the purchase contract settlement date, the applicable market value of a share of our common stock is less than or equal to the assumed reference price of $55, we would be obligated to deliver in settlement of the purchase contract
0.455 shares of our common stock for each purchase contract, regardless of the market price of the shares of our common stock. As a result, the holder would realize the entire loss on the decline in market value of the shares of our common stock underlying each purchase contract for that period.

     The term "closing price" of shares of our common stock means, on any date of determination (1) the closing sale price (or, if no closing sale price is reported, the reported last sale price) of shares of our common stock on the New York Stock Exchange on such date or, if shares of our common stock are not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which the shares of our common stock are so listed, or if shares of our common stock are not so listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market or (2) if shares of our common stock are not so reported, the last quoted bid price for the shares of our common stock in the over-the-counter market as reported by the National Quotation Bureau or a similar organization, or, if such bid price is not available, the average of the mid-point of the last bid and ask prices of shares of our common stock on such date from at least three nationally recognized independent investment banking firms retained for this purpose by us.

     The term "trading day" means a day on which the shares of our common stock
(1) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and
(2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of our common stock.

     We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead of a fractional share, the holder will receive an amount of cash equal to such fraction multiplied by the applicable market value. If, however, a holder surrenders for settlement at one time more than one purchase contract, then the number of shares of our common stock issuable pursuant to such purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

     Prior to the settlement of a purchase contract, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract.

     By purchasing a PEPS Unit or a Treasury PEPS Unit, a holder will be deemed to have, among other things:

      -- irrevocably authorized the purchase contract agent as its attorney-in-fact to enter into and perform that holder's obligations under the related purchase contract and pledge agreement on behalf of such holder;

      -- agreed to be bound by the terms and provisions of the related purchase contract; and

      -- agreed to be bound by the pledge arrangement contained in the related pledge agreement.

     In addition, each holder will be deemed to have agreed to treat itself as the owner of the related trust preferred security, treasury security or applicable ownership interest of the treasury portfolio, as the case may be, and to treat the subordinated notes of PPL Capital Funding as indebtedness for United States federal, state and local income and franchise tax purposes.

REMARKETING

     Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement among the remarketing agent, the purchase contract agent, the Trust, PPL Capital Funding and PPL Corporation, unless a tax event redemption has occurred or you deliver cash in the amount of the treasury portfolio to the securities intermediary to purchase the treasury portfolio on your behalf prior to or on the fifth business day preceding February 18, 2004, your trust preferred securities will be remarketed on the third business day immediately preceding February 18, 2004. Following a failed attempt to remarket on this date, the remarketing agent will use its reasonable efforts in its discretion to remarket all of the trust preferred securities from time to time prior to the tenth business day preceding May 18, 2004. Instead of participating in an additional remarketing, you can deliver cash in the amount of the treasury portfolio to the securities intermediary to purchase the treasury portfolio on your behalf on the second business day prior to any additional remarketing. We refer to any such additional remarketing as an "additional remarketing," and, collectively with the first remarketing on the third business day preceding February 18, 2004, as the "initial remarketing." In addition, we refer to any initial remarketing that is successful as the "successful initial remarketing."

     The remarketing agent will notify PPL Corporation, the securities intermediary and the purchase contract agent of any additional remarketing that it plans to conduct as soon as practical, but no less than three business days in advance of the additional remarketing. Any holder of trust preferred securities that have been separated from PEPS Units may elect to participate in an additional remarketing as described below under "--Optional Remarketing."

     The remarketing agent will use its reasonable efforts in any initial remarketing to remarket these trust preferred securities at an aggregate price of approximately 100.25% of the treasury portfolio price described below. The portion of proceeds from the remarketing equal to the treasury portfolio purchase price will be applied to purchase a treasury portfolio consisting of:

      -- zero-coupon interest or principal strips of U.S. Treasury securities that mature on or prior to May 17, 2004 in an aggregate amount equal to the liquidation preference of the trust preferred securities included in PEPS Units; and

      -- zero-coupon interest or principal strips of U.S. Treasury securities that mature on or prior to May 17, 2004 in an aggregate amount equal to the aggregate distribution payment that would be due on that date on the stated liquidation amount of the trust preferred securities included in PEPS Units if the distribution rate on the trust preferred securities were not reset as described under "Description of the Trust Preferred Securities--Distribution Rate Reset" below.

The treasury portfolio will be substituted for the trust preferred securities and will be pledged to the collateral agent to secure the PEPS Unit holders' obligation to purchase our common stock under the purchase contracts.

     In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the treasury portfolio purchase price from any amount of the proceeds in excess of the treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds to the purchase contract agent for prompt payment to the holders. PEPS Unit holders whose trust preferred securities are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

     As used in this context, "treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding February 18, 2004, or from time to time thereafter on the date of any successful initial remarketing, for the purchase of the treasury portfolio described above for settlement on February 18, 2004, or from time to time thereafter on the third business day following the date of an additional remarketing that is successful.

     "Quotation agent" means Morgan Stanley & Co. Incorporated or its successor or any other primary U.S. government securities dealer in New York City selected by us.

     If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related trust preferred securities, other than to PPL Corporation, at a price equal to or greater than 100% of the treasury portfolio purchase price, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed initial remarketing, the trust preferred securities will continue to be a component of PEPS Units, and another remarketing may be attempted as described below.

     If the initial remarketing has failed, and unless a tax event redemption has occurred, PEPS Unit holders have the option to notify the purchase contract agent on or prior to the fifth business day immediately preceding May 18, 2004 of their intention to settle the related purchase contracts with separate cash and provide such cash on or prior to the fourth business day preceding May 18, 2004. The trust preferred securities of any holder who has failed to give this notice and deliver such cash will be remarketed on the third business day immediately preceding May 18, 2004, which we refer to as the "final remarketing."

     The remarketing agent will then use its reasonable efforts to remarket these trust preferred securities at a price of approximately 100.25% of the aggregate stated liquidation amount. The portion of the proceeds from this final remarketing equal to the aggregate stated liquidation amount of the trust preferred securities will be automatically applied to satisfy in full the PEPS Unit holders' obligations to purchase our common stock.

     In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the aggregate stated liquidation amount of the remarketed trust preferred securities from any amount of the proceeds in excess of the aggregate stated liquidation amount of the remarketed trust preferred securities. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. PEPS Unit holders whose trust preferred securities are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

     If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related trust preferred securities in the final remarketing, other than to PPL Corporation, at a price equal to or greater than 100% of the aggregate stated liquidation amount of the trust preferred securities, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed final remarketing, we will exercise our rights as a secured party to dispose of the trust preferred securities in accordance with applicable law and such disposition will be deemed to satisfy in full each holder's obligation to purchase our common stock under the related purchase contracts.

     We will cause a notice of any failed remarketing to be published on the business day immediately following the date of a failed initial or final remarketing, by publication in a daily newspaper in the English language of general circulation in the City of New York, which is expected to be The Wall Street Journal. In addition, PPL Corporation will request in the case of the initial remarketing on the third business day preceding February 18, 2004 and in the case of the final remarketing on the third business day preceding May 18, 2004, as applicable, not later than seven nor more than fifteen calendar days prior to a remarketing date, that the depositary notify its participants holding trust preferred securities, PEPS Units and Treasury PEPS Units of the remarketing. In the case of any additional remarketing subsequent to February 18, 2004, such request will be made as soon as practical after PPL Corporation is notified of an additional remarketing by the remarketing agent. If required, we will endeavor to ensure that a registration statement with regard to the full amount of the trust preferred securities to be remarketed will be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process.

REMARKETING AGENT

     The remarketing agent will be Morgan Stanley & Co. Incorporated. PPL Corporation, PPL Capital Funding, the Trust and the remarketing agent will enter into the remarketing agreement which provides, among other things, that Morgan Stanley & Co. Incorporated, will act as the exclusive remarketing agent and will use reasonable efforts to remarket trust preferred securities tendered. Under certain circumstances, some portion of the trust preferred securities tendered in the remarketing may be purchased by the remarketing agent.

     The remarketing agreement provides that the remarketing agent will incur no liability to PPL Corporation, PPL Capital Funding or the Trust or to any holder of PEPS Units, trust preferred securities in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of the negligence or willful misconduct on its part.

     We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with its duties under the remarketing agreement.

     The remarketing agreement also will provide that the remarketing agent may resign and be discharged from its duties and obligations under the remarketing agreement. No such resignation, however, will become effective unless a nationally recognized broker-dealer has been appointed by us as successor remarketing agent and that successor remarketing agent has entered into a remarketing agreement with the Trust and us. In such case, we will use reasonable efforts to appoint a successor remarketing agent and enter into a remarketing agreement with such person as soon as reasonably practicable.

EARLY SETTLEMENT

     Unless the treasury portfolio has replaced the trust preferred securities as a component of the PEPS Units as a result of a successful initial remarketing or the tax event redemption, a holder of PEPS Units may settle the related purchase contract at any time on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding May 18, 2004 by delivering to the purchase contract agent (1) a completed "Election to Settle Early" form and (2) a cash payment in the form of a certified or cashier's check or by wire transfer, in each case in immediately available funds payable to, or upon the order of, PPL Corporation in an amount equal to:

      --   $25 times the number of purchase contracts being settled; plus

      -- if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract.

     If you are a Treasury PEPS Unit holder you may settle your purchase contracts early only in integral multiples of 40 purchase contracts at any time on or prior to the second business day immediately preceding May 18, 2004 by delivering to the purchase contract agent (1) a completed "Election to Settle Early" form and (2) a cash payment in immediately available funds of an amount equal to:

      --   $25 times the number of purchase contracts being settled; plus

      -- if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract.

     Upon early settlement, we will sell, and the holder will be entitled to
buy,        shares of our common stock for each purchase contract being settled
(regardless of the market price of one share of our common stock on the date of early settlement), subject to adjustment under the circumstances described under "--Anti-Dilution Adjustments" below. We will cause (1) the shares of our common stock to be delivered and (2) the related trust preferred security or treasury security, as the case may be, securing such purchase contract to be released from the pledge under the pledge agreement, and, within three business days following the settlement date, each will be transferred to the purchase contract agent for delivery to the holder. The holder's right to receive future contract adjustment payments will terminate, and no adjustment will be made to or for the holder on account of any amounts accrued in respect of contract adjustment payments.

     If the purchase contract agent receives a completed "Election to Settle Early" and payment of $25 for each purchase contract being settled earlier than 5:00 p.m., New York City time, on any business day, then that day will be considered the settlement date. If the purchase contract agent receives the foregoing on or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the settlement date. As long as the PEPS Units or Treasury PEPS Units, as applicable, are evidenced by one or more global PEPS Unit or a Treasury PEPS Unit certificates deposited with DTC, procedures for early settlement also will be governed by standing arrangements between DTC and the purchase contract agent.

NOTICE TO SETTLE WITH CASH

     Unless the treasury portfolio has replaced the trust preferred securities as a component of PEPS Units as a result of a successful initial remarketing of the trust preferred securities or a tax event redemption, a holder of PEPS Units may settle the related purchase contract with separate cash on the fourth business day immediately preceding May 18, 2004. A holder of a PEPS Unit wishing to settle the related purchase contract with cash must notify the purchase contract agent by delivering the PEPS Unit certificate evidencing the PEPS Unit at the offices of the purchase contract agent with the "Notice to Settle with Cash" prior to 5:00 p.m., New York City time, on the fourth business day preceding May 18, 2004. If you hold a Treasury PEPS Unit or a successful initial remarketing or a tax event redemption has occurred you have until 5:00 p.m., New York City time, on the second business day preceding May 18, 2004 to deliver your "Notice to Settle with Cash." A Treasury PEPS Unit holder may only settle its purchase contracts in integral multiples of 40 purchase contracts.

     The holder must also deliver to the securities intermediary a cash payment in the form of a certified or cashier's check or by wire transfer, in each case in immediately available funds payable to, or upon the order of the securities intermediary. Such payment must be delivered prior to 5:00 p.m., New York City time, on the fourth business day preceding May 18, 2004.

     Upon receipt of the cash payment, the related trust preferred security or treasury security, as the case may be, will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related PEPS Unit. The holder of the PEPS Unit will then receive the applicable number of shares of our common stock on the purchase contract settlement date.

     If a holder that has given notice of its intention to settle with cash fails to deliver the cash by the applicable time and date specified above, such holder's trust preferred security will automatically be remarketed if a successful remarketing has not taken place. Otherwise, we will exercise our right as a secured party to dispose of, in accordance with applicable law, the related trust preferred securities, and such disposition will be deemed to satisfy in full the holder's obligation to purchase common stock under the related purchase contracts.

     Any cash received by the securities intermediary upon cash settlement will be invested promptly in permitted investments and paid to us on the purchase contract settlement date. Any funds received by the securities intermediary in excess of the funds necessary to settle the purchase contracts in respect of the investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

CONTRACT ADJUSTMENT PAYMENTS

     Contract adjustment payments in respect of PEPS Units and Treasury PEPS
Units will be fixed at a rate per year of      % of the stated amount per
purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract
adjustment payments will accrue from May   , 2001 and will be payable quarterly
in arrears on February 18, May 18, August 18 and November 18 of each year, commencing August 18, 2001.

     Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the PEPS Units and Treasury PEPS Units. Subject to any applicable laws and regulations, each such payment will be made as described under "--Book Entry System."

     If any date on which contract adjustment payments are to be made on the purchase contracts related to the PEPS Units and Treasury PEPS Units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date. A "business day" means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in the City of New York are permitted or required by any applicable law to close.

     Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

ANTI-DILUTION ADJUSTMENTS

     The formula for determining the settlement rate will be adjusted if certain events occur, including:

      -- the payment of dividends (and other distributions) on our common stock made in our common stock;

      -- the issuance to all holders of our common stock of rights, warrants or options entitling them, for a period of up to 45 days, to subscribe for or purchase our common stock at less than the "current market price," as defined below, of our common stock;

      --   subdivisions, splits or combinations of our common stock;

      -- distributions to all holders of our common stock of evidences of PPL Corporation indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by the first and second bullets above and any dividend or distribution paid exclusively in cash);

      -- distributions consisting exclusively of cash to all holders of our common stock, excluding any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock in any fiscal quarter does not exceed $.265, and excluding any dividend or distribution in connection with a liquidation, dissolution or termination of PPL Corporation (if an adjustment is required to be made as set forth in this clause as a result of a distribution (1) that is a quarterly dividend, such an adjustment would be based on the amount by which such dividend exceeds $.265 or (2) that is not a quarterly dividend, such an adjustment would be based on the full amount of such distribution); and

      -- the successful completion of a tender or exchange offer made by PPL Corporation or any of its subsidiaries for its common stock that involves an aggregate consideration having a fair market value that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by PPL Corporation or any of its subsidiaries for its common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 15% of PPL Corporation's aggregate market capitalization on the expiration of such tender or exchange offer.

     The term "current market price" per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, will mean the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market without the right to receive such issuance or distribution.

     In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which our common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would become, without the consent of the holder of the related PEPS Unit or Treasury PEPS Unit, as the case may be, a contract to purchase only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of shares that would have been received by the holder of the related PEPS Unit or Treasury PEPS Unit if the purchase contract settlement date had occurred immediately prior to the date of consummation of such transaction.

     In the case of PPL Corporation's consolidation with or merger into any other person, any merger of another person into PPL Corporation (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our common stock) in which 30% or more of the total consideration paid to PPL Corporation's shareholders consists of cash or cash equivalents, you may settle your purchase contract with cash during the one-week period beginning on the twenty-third trading day following the closing date of the merger at the applicable settlement rate. For this purpose, the twenty-third trading date after the closing date of the merger will be deemed to be the "purchase contract settlement date" for the purpose of determining the "applicable market value."

     If at any time PPL Corporation makes a distribution of property to holders of its common stock that would be taxable to such shareholders as a dividend for United States federal income tax purposes (i.e., distributions of evidences of PPL Corporation's indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, such increase may give rise to a taxable dividend to holders of the PEPS Units and Treasury PEPS Units. See "United States Federal Income Tax Consequences--PEPS Units--Purchase Contracts--Adjustment to Settlement Rate" in this prospectus supplement.

     In addition, we may make such increases in the settlement rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our common stock (or rights to acquire our common stock) or from any event treated as such for income tax purposes or for any other reason.

     Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless such adjustment would require an increase or decrease of at least 1% in the settlement rate; provided that any adjustments not made by reason of the foregoing will be carried forward and taken into account in any subsequent adjustment.

     Whenever the settlement rate is adjusted, PPL Corporation must deliver to the purchase contract agent a certificate setting forth the settlement rate, detailing the calculation of the settlement rate and describing the facts upon which the adjustment is based. In addition, PPL Corporation must notify the holders of the PEPS Units and Treasury PEPS Units of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which the settlement rate was adjusted.

     Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a purchase contract.

     If an adjustment is made to the settlement rate, an adjustment also will be made to the applicable market value solely to determine which settlement rate will be applicable on the purchase contract settlement date.

TERMINATION

     The purchase contracts and the obligations and rights of PPL Corporation and of the holders of the PEPS Units and Treasury PEPS Units thereunder (including the holders' obligation and right to purchase and receive shares of our common stock and the right to receive accrued contract adjustment payments) will terminate automatically upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to PPL Corporation. Upon such termination, the collateral agent will release the related trust preferred securities, applicable ownership interests of the treasury portfolio or treasury securities, as the case may be, from the pledge arrangement and cause the securities intermediary to transfer such trust preferred securities, applicable ownership interests of the treasury portfolio or treasury securities to the purchase contract agent for distribution to the holders of the PEPS Units and Treasury PEPS Units subject, in the case of the applicable ownership interest of the treasury portfolio, to the purchase contract agent's disposition of the subject securities for cash and the payment of such cash to the holders to the extent that the holders otherwise would have been entitled to receive less than $1,000 of any such security. Upon such termination, however, such release and distribution may be subject to a delay. In the event that PPL Corporation becomes the subject of a case under the Bankruptcy Code, such delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until such automatic stay has been lifted. We expect any such delay to be limited.

PLEDGED SECURITIES AND PLEDGE

     The trust preferred securities that are a part of the PEPS Units (or the applicable ownership interests of the treasury portfolio that are a part of the PEPS Units, if a successful initial remarketing or a tax event redemption has occurred) or, if substituted, the treasury securities that are a part of the Treasury PEPS Units (collectively, the "pledged securities") will be pledged to the collateral agent for our benefit pursuant to the pledge agreement to secure your obligation to purchase shares of our common stock under the related purchase contracts. The rights of the holders of the PEPS Units and Treasury PEPS Units with respect to such pledged securities will be subject to PPL Corporation's security interest therein. No holder of PEPS Units or Treasury PEPS Units will be permitted to withdraw the pledged securities related to such PEPS Units or Treasury PEPS Units from the pledge arrangement except:

      -- in the case of a PEPS Unit, to substitute a treasury security for the related trust preferred security;

      -- in the case of a Treasury PEPS Unit, to substitute trust preferred securities for the related treasury security (for this bullet point and the one above, as provided for under "Description of the PEPS Units--Creating Treasury PEPS Units by Substituting a Treasury Security for Trust Preferred Securities" and "--Recreating PEPS Units" in this prospectus supplement); and

      -- upon early settlement, settlement for cash or termination of the related purchase contracts.

     Subject to PPL Corporation's security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of PEPS Units (unless the treasury portfolio has replaced the trust preferred securities as a component of PEPS Units as a result of a successful remarketing or a tax event redemption) will be entitled, through the purchase contract agent and the collateral agent, to all of the proportional rights and preferences of the related trust preferred securities (including distribution, voting, redemption, repayment and liquidation rights), and each holder of Treasury PEPS Units or PEPS Units (if the treasury portfolio has replaced the trust preferred securities as a component of PEPS Units as a result of a successful initial remarketing or a tax event redemption) will retain beneficial ownership of the related treasury securities or applicable ownership interest of the treasury portfolio, as applicable, pledged in respect of the related purchase contracts. PPL Corporation will have no interest in the pledged securities other than its security interest.

     Upon receipt of distributions on the pledged securities, the securities intermediary will distribute such payments to the purchase contract agent, which in turn will distribute those payments, together with contract adjustment payments received from us, to the holders in whose names the PEPS Units or Treasury PEPS Units are registered at the close of business on the record date preceding the date of such distribution.

               CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS, THE
              PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

GENERAL

     Payments on the PEPS Units and Treasury PEPS Units will be payable, the purchase contracts will be settled and transfers of the PEPS Units and Treasury PEPS Units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, New York City. In addition, if the PEPS Units or Treasury PEPS Units do not remain in book-entry form, we have the option to make payments on the PEPS Units and Treasury PEPS Units by check mailed to the address of the person entitled thereto as shown on the security register.

     No service charge will be made for any registration of transfer or exchange of the PEPS Units or Treasury PEPS Units, except for any tax or other governmental charge that may be imposed in connection therewith.

MODIFICATION

     Subject to certain limited exceptions, we and the purchase contract agent may not modify the terms of the purchase contracts or the purchase contract agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

      --   change any payment date;

      -- change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of any purchase contract to receive distributions on such collateral, or otherwise adversely affect the holder's rights in or to such collateral;

      -- change the place or currency of payment or reduce any contract adjustment payments;

      -- impair the right to institute suit for the enforcement of a purchase contract or any contract adjustment payments;

      -- reduce the number of shares of our common stock purchasable under a purchase contract, increase the purchase price of the shares of our common stock on settlement of any purchase contract, change the purchase contract settlement date or otherwise adversely affect the holder's rights under a purchase contract; or

      -- reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement;

provided that if any amendment or proposal would adversely affect only the PEPS Units or only the Treasury PEPS Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the first through sixth bullets above, all of the holders of such voting group.

     Subject to certain limited exceptions, we, the collateral agent, the securities intermediary and the purchase contract agent may not modify the terms of the pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no such modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

      -- change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, impair the right of the holder of any purchase contract to receive interest payments on such collateral or otherwise adversely affect the holder's rights in or to such collateral;

      -- otherwise effect any action that under the purchase contract agreement would require the consent of the holders of each outstanding purchase contract affected thereby; or

      -- reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment;

provided that if any amendment or proposal would adversely affect only the PEPS Units or only the Treasury PEPS Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the first through third bullets above, all of the holders of such voting group.

NO CONSENT TO ASSUMPTION

     Each holder of a PEPS Unit or a Treasury PEPS Unit will be deemed under the terms of the purchase contract agreement, by the purchase of such PEPS Unit or Treasury PEPS Unit, to have expressly withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by PPL Corporation, its receiver, liquidator or trustee in the event that PPL Corporation becomes the subject of a case under the Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

MERGER, SALE OR LEASE

     PPL Corporation will covenant in the purchase contract agreement that it will not merge or consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any other entity or group of affiliated entities unless:

      -- either PPL Corporation is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America, a state thereof or the District of Columbia and such corporation expressly assumes all of PPL Corporation's obligations under the purchase contracts, the purchase contract agreement and the pledge agreement by one or more supplemental agreements in form reasonably satisfactory to the purchase contract agent and the collateral agent; and

      -- PPL Corporation or such successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of its obligations thereunder.

GOVERNING LAW

     The purchase contracts, the purchase contract agreement and the pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

     The Chase Manhattan Bank will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of the PEPS Units and Treasury PEPS Units. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the PEPS Units, the Treasury PEPS Units or the purchase contract agreement.

     The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

INFORMATION CONCERNING THE COLLATERAL AGENT

     The Bank of New York will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the PEPS Units and the Treasury PEPS Units except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

     The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

INFORMATION CONCERNING THE SECURITIES INTERMEDIARY

     The Bank of New York will be the securities intermediary. All property delivered to the securities intermediary pursuant to the purchase contract agreement or the pledge agreement will be credited to a collateral account established by the securities intermediary for the collateral agent. The securities intermediary will treat the purchase contract agent as entitled to exercise all rights relating to any financial asset credited to such collateral account, subject to the provisions of the pledge agreement.

MISCELLANEOUS

     The purchase contract agreement will provide that we will pay all fees and expenses related to (1) the retention of the collateral agent and the securities intermediary and (2) the enforcement by the purchase contract agent of the rights of the holders of the PEPS Units and Treasury PEPS Units. Holders who elect to substitute the related pledged securities, thereby creating Treasury PEPS Units or recreating PEPS Units, however, will be responsible for any fees or expenses payable in connection with such substitution, as well as for any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted. We will not be responsible for any such fees or expenses.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     The following description is a summary of the terms of the trust preferred securities. It supplements the description of the preferred trust securities in the accompanying prospectus and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The trust preferred securities, which initially form a part of the PEPS Units and which, under certain circumstances, will trade separately from the purchase contracts also forming a part of the PEPS Units, will be issued pursuant to the terms of the declaration of trust. The terms of the trust preferred securities will include those stated in the declaration of trust and those made part of the declaration of trust by the Trust Indenture Act.

     The following description of certain terms of the trust preferred securities and certain provisions of the declaration of trust in this prospectus supplement and their description in the accompanying prospectus contain a description of certain of their terms but do not purport to be complete, and reference is hereby made to the copy of the declaration of trust (including the definitions of certain terms used therein) that is filed as an exhibit or incorporated by reference to the registration statement, the Delaware Business Trust Act and the Trust Indenture Act.

SECURITIES ISSUABLE BY THE TRUST

     The declaration of trust authorizes the Trust to issue the trust preferred securities and the trust common securities. The trust preferred securities and the trust common securities represent undivided beneficial interests in the assets of the Trust. PPL Capital Funding will own all of the trust common securities. PPL Capital Funding may transfer the trust common securities only to an affiliate that is a U.S. person for U.S. federal income tax purposes. The trust preferred securities and the trust common securities will generally have equivalent terms, except that:

      -- if an event of default under the declaration of trust occurs and is continuing, the holders of the trust preferred securities will have the right to receive periodic distributions and liquidation, redemption and other payments before the holder of the trust common securities receives any payments and

      -- the holder of trust common securities will have the exclusive right to dissolve the Trust or to appoint, remove or replace the trustees and to increase or decrease the number of trustees.

DISTRIBUTIONS

     As a beneficial owner of the subordinated notes, you will be entitled to receive cash distributions on your trust preferred security that will accumulate
and be payable initially at a rate per year of   % of the stated liquidation
amount of $25 per trust preferred security to, but excluding the date on which the reset rate is reset in connection with a successful initial remarketing or a successful final remarketing. Interest not paid on the subordinated notes will
accrue and compound quarterly at the rate of      % per year and, as a result,
distributions on the trust preferred securities not paid on the scheduled
payment date will accumulate and compound quarterly at the rate of   % per year
through and including May 18, 2004. The term "distribution," as used herein, includes any such distributions payable unless otherwise stated.

     The applicable distribution rate on the trust preferred securities will be reset on the day on which a successful remarketing has taken place, as described above under "--Remarketing," to the reset rate described below under "--Distribution Rate Reset," and such reset rate will become effective on the third business day following a successful initial or final remarketing (the "reset effective date") unless the remarketing of the trust preferred securities on any such date fails. If the remarketing of the trust preferred securities on any such date fails, the distribution rate on the trust preferred securities will not be reset at that time. However, in the event of a failed final remarketing, the distribution rate will be reset pursuant to a formula as described under "--Failed Final Remarketing" below.

     The amount of interest payable on the subordinated notes, and, as a result, distributions payable for any period will be computed (1) for any full quarterly interest period, on the basis of a 360-day year of twelve 30-day months, and (2) for any period shorter than a full quarterly interest period, on the basis of a 30-day month and, for any period of less than one month, on the basis of the actual number of days elapsed per 30-day month.

     Interest on the subordinated notes will be cumulative, will accrue from the first date of issuance of the subordinated notes and will be payable quarterly, in arrears, on February 18, May 18, August 18 and November 18 of each year, commencing August 18, 2001, and, as a result, distributions on the trust preferred securities will be cumulative, will accumulate from the first day of issuance of the trust preferred securities and will be payable quarterly in arrears on such dates.

     Distributions are payable only to the extent that payments are made to the Trust in respect of the subordinated notes of PPL Capital Funding held by the property trustee and to the extent the Trust has funds available for the payment of such distributions.

DISTRIBUTION RATE RESET

     The applicable quarterly distribution rate on the trust preferred securities and the interest rate on the related subordinated notes will be reset to equal the sum of the reset spread and the rate of interest on the applicable benchmark treasury, as defined below, in effect on the third business day immediately preceding the reset effective date, and will be determined by the reset agent. In the case of a successful initial remarketing as described under "--Remarketing" above, the reset rate will be the rate determined by the reset agent as the rate the trust preferred securities should bear in order for the trust preferred securities included in the PEPS Units to have an approximate aggregate market value on the reset date of 100.25% of the treasury portfolio purchase price. In the case of a successful final remarketing, the reset rate will be the rate determined by the reset agent as the rate the trust preferred securities should bear in order for each trust preferred security to have an approximate market value on the reset date of 100.25% of the stated liquidation amount of the trust preferred security. In the case of a failed initial remarketing followed by a failed final remarketing, the reset rate will be determined pursuant to a formula as described under "--Failed Final Remarketing" below. The reset rate will in no event exceed the maximum rate permitted by applicable law, nor will it be below the initial distribution rate and interest rate.

     The "applicable benchmark treasury" means direct obligations of the United States as agreed upon by us and the reset agent (which may be obligations treated on a when-issued basis only), having a maturity comparable to the remaining term to maturity of the trust preferred securities. The rate for the applicable benchmark treasury will be the bid side rate displayed at 10:00 a.m. New York City time, on the third business day immediately preceding the reset effective date, in the Telerate system (or if the Telerate system is no longer available on that date, or, in the opinion of the reset agent (after consultation with us), is no longer an appropriate system from which to obtain the rate, such other nationally recognized quotation system as, in the opinion of the reset agent (after consultation with us), is appropriate). If this rate is not so displayed, the rate for the applicable benchmark treasury shall be, as calculated by the reset agent, the yield to maturity for the applicable benchmark treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of final market bid rates, as of 10:30 a.m., New York City time, on the third business day immediately preceding the reset effective date, as applicable, of three leading United States government securities dealers selected by the reset agent (after consultation with us) (which may include the reset agent or an affiliate thereof). Morgan Stanley & Co. Incorporated will be the reset agent.

     The reset rate to be determined in connection with the first remarketing on the third business day prior to February 18, 2004 or the final remarketing on the third business day prior to May 18, 2004 will be determined in accordance with the following procedures: On the seventh business day immediately preceding the applicable remarketing date, the applicable benchmark treasury to be used to determine the reset rate on the third business day prior to the reset effective date, which is the date of the remarketing, will be selected, and the reset spread to be added to the rate of interest on the applicable benchmark treasury in effect on the third business day immediately preceding the reset effective date will be established by the reset agent. The reset spread and the applicable benchmark treasury will be announced by us on the third business day prior to the applicable reset effective date (the "reset announcement date"). We will cause a notice of the reset spread and the applicable benchmark treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. We will also request, not later than seven nor more than fifteen calendar days prior to the reset announcement date, that the securities depositary for the trust preferred securities notify its participants holding trust preferred securities, and that the securities depositary for the PEPS Units and Treasury PEPS Units notify its participants holding PEPS Units or Treasury PEPS Units, of the reset announcement date and, in the case of a final remarketing to be conducted on the third business day immediately preceding May 18, 2004, if any, of the procedures that must be followed if any owner of PEPS Units wishes to settle the related purchase contract with cash on the business day immediately preceding May 18, 2004.

     The reset rate to be determined in connection with any additional remarketing subsequent to the first remarketing on the third business day preceding February 18, 2004 and prior to the tenth business day preceding May 18, 2004 will be determined in accordance with the same procedures as set forth above, except that the applicable benchmark treasury to be used to determine the reset rate on the date of the remarketing will be selected on the fourth business day immediately preceding the date on which the trust preferred securities will be remarketed. In addition, we will request as soon as practical after we have been notified of an additional remarketing by the remarketing agent that the securities depositary for the trust preferred securities and the PEPS Units and Treasury PEPS Units notify its participants of the reset announcement date.

OPTIONAL REMARKETING

     On or prior to the second business day immediately preceding the remarketing date (except as described below for any additional remarketing), but no earlier than the distribution date immediately preceding the remarketing date, holders of trust preferred securities that are not part of PEPS Units may elect to have their trust preferred securities remarketed in the same manner as trust preferred securities that are a part of PEPS Units by delivering their trust preferred securities along with a notice of this election to the custodial agent designated by us. The custodial agent will hold the trust preferred securities in an account separate from the collateral account in which the pledged trust preferred securities are held. Holders of trust preferred securities electing to have their trust preferred securities remarketed will also have the right to withdraw their election on or prior to the second business day immediately preceding the remarketing date.

     If the remarketing on the third business day preceding February 18, 2004 fails, and if the remarketing agent in its discretion proceeds with any additional remarketing as described under "--Remarketing" above, then in case of any such additional remarketing, the remarketing agent shall notify all holders of trust preferred securities that are not part of PEPS Units of the date of such additional remarketing as soon as practical, but no later than three business days immediately preceding the remarketing date. Holders who wish to participate in any additional remarketing have to deliver their trust preferred securities together with the notice of this election to the custodial agent no later than two business days following the notification by the remarketing agent. As a consequence of the shorter notice period for any additional remarketing, it may be more difficult for a holder of separate trust preferred securities to participate in an additional remarketing.

     The proceeds of the remarketing of trust preferred securities that are not part of PEPS Units will be paid to the holders in cash after deduction, to the extent permissible, of the remarketing fee.

FAILED FINAL REMARKETING

     If, by 4:00 p.m., New York City time, on the third business day immediately preceding May 18, 2004, the remarketing agent is unable to remarket all the trust preferred securities tendered or deemed tendered for purchase in the final remarketing, a "failed final remarketing" will be deemed to have occurred, and the remarketing agent will so advise the depositary, the property trustee, the Trust and us.

     If a failed final remarketing occurs and you are a PEPS Unit holder who has not settled your purchase contract early or has not settled your purchase contract with cash or has given notice of your election to settle your purchase contract with cash but failed to do so, we may exercise our rights as a secured party and take possession of your trust preferred securities. Your obligation to purchase the shares of our common stock then will be fully satisfied, and you will receive the appropriate number of shares of our common stock.

     If a failed final remarketing occurs, and you are a holder of trust preferred securities that are not part of a PEPS Unit, you will retain possession of your trust preferred securities and the reset rate will be equal to (1) the two-year benchmark treasury rate, as defined below, plus (2) the applicable spread, as defined below, provided that the reset rate will not be below the initial rate.

     The term "two-year benchmark treasury rate" means the bid side rate displayed at 10:00 a.m., New York City time, on the third business day prior to the purchase contract settlement date for direct obligations of the United States having a maturity comparable to the remaining term to maturity of the subordinated notes, as agreed upon by us and the remarketing agent. This rate will be as displayed in the Telerate system or, if the Telerate system is no longer available or, in the opinion of the remarketing agent (after consultation with us), no longer an appropriate system from which to obtain such rate, such other nationally recognized quotation system as, in the opinion of the remarketing agent (after consultation with us) is appropriate. If this rate is not so displayed, the two-year benchmark treasury rate will be calculated by the remarketing agent as the yield to maturity of the trust preferred securities, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m., New York City time, on the third business day prior to the purchase contract settlement date of three leading United States government securities dealers selected by the remarketing agent (after consultation with us) (which may include the remarketing agent or an affiliate thereof).

     The term "applicable spread" means the spread determined as set forth below, based on the prevailing rating, as defined below, of our subordinated notes in effect at the close of business on the business day immediately preceding the date of a failed final remarketing:

        PREVAILING RATING ON OUR SUBORDINATED NOTES           SPREAD
------------------------------------------------------------  ------
AA/"Aa".....................................................   3.00%
A/"a".......................................................   4.00%
BBB/"Baa"...................................................   5.00%
Below BBB/"Baa".............................................   7.00%

     You should know that we are using the rating on our subordinated notes as a convenient bench mark to ascertain the "applicable spread" and that if a rating were given to your trust preferred securities by a nationally recognized rating agency, it may or may not be the same as the rating on our subordinated notes.

     For purposes of this definition, the "prevailing rating" of our subordinated notes shall be:

          (1) AA/"Aa" if our subordinated notes have a credit rating of AA- or better by Standard & Poor's Ratings Services and "Aa3" or better by Moody's Investors Service, Inc. or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent (after consultation with us);

          (2) if not under clause (1) above, then A/"a" if our subordinated notes have a credit rating of A-or better by S&P and "A3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent (after consultation with us);

          (3) if not under clauses (1) or (2) above, then BBB/"Baa" if our subordinated notes have a credit rating of BBB- or better by S&P and "Baa3" or better by Moody's or the equivalent of such ratings by such agencies or a substitute rating agency or substitute rating agencies selected by the remarketing agent (after consultation with us); or

          (4)  if not under clauses (1) through (3) above, then Below BBB/"Baa".

     Notwithstanding the foregoing, (A) if (i) the credit rating of our subordinated notes by S&P shall be on the "Credit Watch" of S&P with a designation of "negative implications" or "developing", or (ii) the credit rating of our subordinated notes by Moody's shall be on the "Corporate Credit Watch List" of Moody's with a designation of "downgrade" or "uncertain", or, in each case, on any successor list of S&P or Moody's with a comparable designation, the prevailing ratings of our subordinated notes shall be deemed to be within a range one full level lower in the above table than those actually assigned to our subordinated notes by Moody's and S&P and (B) if our subordinated notes are rated by only one rating agency on or before the remarketing date, the prevailing rating will at all times be determined without reference to the rating of any other rating agency; provided that if no such rating agency shall have in effect a rating of our subordinated notes and the remarketing agent is unable to identify a substitute rating agency or rating agencies, the prevailing rating shall be below BBB/"Baa."

     The remarketing agent is not obligated to purchase any trust preferred securities that would otherwise remain unsold in the remarketing. Neither we nor the Trust nor the property trustee nor the remarketing agent will be obligated in any case to provide funds to make payment upon tender of trust preferred securities for remarketing. Whether or not there has been a "failed final remarketing" will be determined in the sole, reasonable discretion of the remarketing agent.

REMARKETING PROCEDURES

     For information on remarketing procedures, you should carefully read "Description of PEPS Units--Remarketing" above.

           DESCRIPTION OF THE PPL CAPITAL FUNDING SUBORDINATED NOTES

     The following description is a summary of the terms of the subordinated notes of PPL Capital Funding. It supplements the description of the subordinated debt securities in the accompanying prospectus and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The subordinated notes of PPL Capital Funding will be
issued under a subordinated indenture dated as of May   , 2001, as supplemented
by a first supplemental indenture relating to the PPL Capital Funding subordinated notes, between us and The Chase Manhattan Bank, as indenture trustee.

     The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the PPL Capital Funding subordinated notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture, the supplemental indenture, and the form of subordinated note that are or will be filed as exhibits or incorporated by reference to the registration statement and to the Trust Indenture Act.

GENERAL

     The subordinated notes will be PPL Capital Funding's direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of PPL Capital Funding's existing and future unsecured and subordinated indebtedness. The subordinated notes initially will be issued in an aggregate principal amount equal to $412,371,135, such amount being the sum of the maximum aggregate stated liquidation amounts of the trust preferred securities and the common securities. If the over-allotment option is exercised in full by the underwriters an additional $61,855,670 of the subordinated notes will be issued to the Trust.

     The PPL Capital Funding subordinated notes will be unconditionally guaranteed by PPL Corporation as described in the accompanying prospectus under "Description of Subordinated Debt Securities--Subordinated Guarantees."

     The subordinated notes will not be subject to a sinking fund provision. Unless a tax event redemption occurs, the entire principal amount of the subordinated notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on May 18, 2006.

     We will have the right at any time to dissolve the Trust and cause the subordinated notes to be distributed to the holders of the trust securities. If the Trust is dissolved after the purchase contract settlement date (other than as a result of the redemption of the subordinated notes) and you continue to hold trust preferred securities, you will receive your pro rata share of the subordinated notes held by the Trust (after any creditors of the Trust have been paid). If the Trust is dissolved prior to the purchase contract settlement date, then these subordinated notes will be substituted for the trust preferred securities and will be pledged as collateral to secure your obligation to purchase our common stock under your purchase contracts.

     If the subordinated notes are distributed to the holders of the trust securities in liquidation of such holders' interests in the Trust, the subordinated notes will initially be issued in the form of one or more global certificates deposited with DTC. Under certain limited circumstances, the subordinated notes may be issued in certificated form in exchange for the global certificates. In the event that the subordinated notes are issued in certificated form, the subordinated notes will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on subordinated notes issued as global certificates will be made to DTC, a successor depositary or, in the event that no depositary is used, to a paying agent for the subordinated notes. In the event the subordinated notes are issued in certificated form, principal and interest will be payable, the transfer of the subordinated notes will be registrable and the subordinated notes will be exchangeable for subordinated notes of other denominations of a like aggregate principal amount at the corporate trust office or agency of the indenture trustee in New York City, provided that at our option, payment of interest may be made by check. Notwithstanding the foregoing, so long as the holder of any subordinated notes is the property trustee, we will make payment of principal and interest on the subordinated notes held by the property trustee at such place and to such account as may be designated by the property trustee.

     The indenture does not contain provisions that afford holders of the subordinated notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders.

INTEREST

     Each subordinated note will bear interest initially at the rate of      %
per year from the original issuance date, payable quarterly in arrears on February 18, May 18, August 18 and November 18 of each year, commencing August 18, 2001. Interest will be payable by check mailed to the person in whose name the subordinated note is registered at the close of business on the first day of the month in which the interest payment date falls. In addition, because the subordinated notes are subject to the contingent payment rules, original issue discount (OID) will accrue on the subordinated notes.

     The applicable interest rate on the subordinated notes will be reset on the third business day immediately preceding February 18, 2004, or on the date of any additional remarketing thereafter, to the reset rate described above under "--Distribution Rate Reset", which reset rate is also applicable for the subordinated notes unless the remarketing of the trust preferred securities on any such date fails. The reset rate will become effective on the reset effective date, which is three business days immediately following any remarketing date. If the initial remarketing of the trust preferred securities on any such date fails, the interest rate on the subordinated notes will not be reset at that time. However, in these circumstances, the interest rate on the subordinated notes outstanding on and after May 18, 2004 will be reset on the third business day immediately preceding May 18, 2004 to the reset rate described above under "--Distribution Rate Reset" in the case of a successful final remarketing or to the reset rate described above under "--Failed Final Remarketing" in the case of a failed final remarketing.

     The amount of interest payable on the subordinated notes for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the subordinated notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

COVENANTS OF PPL CORPORATION

     PPL Corporation will covenant that during the continuance of an event of default, it will not:

      -- declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any PPL Corporation capital stock; or

      -- make any guarantee payments with respect to any guarantee by PPL Capital Funding or PPL Corporation of the debt of any subsidiary of PPL Capital Funding or PPL Corporation if such guarantee ranks equally with or junior in interest to the subordinated notes.

     However, PPL Corporation may:

      -- declare a dividend in connection with the implementation of a stockholders' rights plan or the redemption or repurchase of any such rights pursuant thereto;

      -- reclassify PPL Corporation's capital stock or exchange or convert one class or series of PPL Corporation's capital stock for another class or series of PPL Corporation's capital stock;

      -- purchase fractional interests in shares of PPL Corporation's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

      -- declare dividends or distributions in PPL Corporation's capital stock; and

      -- make payments under the guarantee related to the trust preferred securities.

OPTIONAL REDEMPTION--TAX EVENT

     If a tax event, as defined below, occurs and is continuing, we may redeem, at our option, the subordinated notes in whole, but not in part, at a price equal to, for each subordinated note, the redemption amount, as defined below, plus accrued and unpaid interest thereon to the date of redemption, the "tax event redemption date". Upon a tax event redemption, the Trust will use the proceeds of such tax event redemption to redeem trust securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the subordinated notes redeemed by distributing the redemption amount plus any accumulated and unpaid distributions. If a tax event redemption occurs prior to the purchase contract settlement date, the redemption price payable in liquidation of the PEPS Unit holders' interests in the Trust will be distributed to the securities intermediary, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the treasury portfolio on behalf of the holders of the PEPS Units and remit the remaining portion, if any, of such redemption price to the purchase contract agent for payment to the holders of the PEPS Units. Thereafter, the applicable ownership interest of the treasury portfolio will be substituted for the trust preferred securities and will be pledged to the collateral agent to secure the PEPS Unit holders' obligations to purchase our common stock under the related purchase contract. If a tax event redemption occurs after the purchase contract settlement date, the treasury portfolio will not be purchased and the proceeds will be distributed to the purchase contract agent for payment to the holders of the PEPS Units. If a tax event redemption occurs, holders of trust preferred securities that are not part of PEPS Units will directly receive proceeds from the redemption of the subordinated notes.

     "Tax event" means the receipt by PPL Capital Funding and the Trust of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the trust preferred securities, there is more than an insubstantial increase in the risk that (1) the Trust is, or within 90 days of the date of such opinion will be, subject to United States federal income tax with respect to income received or accrued on the subordinated notes, (2) interest payable by us on the subordinated notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes, or (3) the Trust is, or within 90 days of the date of such opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     "Redemption amount" means, prior to the purchase contract settlement date, for each subordinated note, the product of the principal amount of such subordinated note and a fraction, the numerator of which is the treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below and means, after the purchase contract settlement date, the principal amount of such subordinated note.

     "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City, a "primary treasury dealer", to the quotation agent, as defined below, on the third business day preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

     "Applicable principal amount" means either (1) if the tax event redemption date occurs prior to the purchase contract settlement date, the aggregate principal amount of the subordinated notes corresponding to the aggregate stated liquidation amount of the trust preferred securities that are part of the PEPS Units on the tax event redemption date or (2) if the tax event redemption date occurs on or after the purchase contract settlement date, the aggregate principal amount of the subordinated notes corresponding to the aggregate stated liquidation amount of the trust preferred securities outstanding on the tax event redemption date.

     "Treasury portfolio" means, with respect to the applicable principal amount of subordinated notes, a portfolio of zero-coupon U.S. treasury securities consisting of (a) principal or interest strips of U.S. treasury securities that mature on or prior to May 17, 2004 in an aggregate amount at maturity equal to the applicable principal amount and (b) with respect to each scheduled interest payment date on the subordinated notes that occurs after the tax event redemption date, principal or interest strips of U.S. treasury securities that mature on or prior to such date in an aggregate amount at maturity equal to the aggregate interest payment that would be due on the applicable principal amount of the subordinated notes on such date.

     "Quotation agent" means (1) Morgan Stanley & Co. Incorporated and its respective successors, provided that if Morgan Stanley & Co. Incorporated ceases to be a primary treasury dealer, we will substitute another primary treasury dealer therefor, or (2) any other primary treasury dealer selected by us.

ADDITIONAL INDENTURE PROVISIONS APPLICABLE TO THE SUBORDINATED NOTES OF PPL CAPITAL FUNDING

     As long as the subordinated notes are held by the Trust, it will be an event of default with respect to the subordinated notes if the Trust voluntarily or involuntarily dissolves, winds-up its business or otherwise terminates its existence except in connection with:

      -- the distribution of the subordinated notes to holders of trust preferred securities and trust common securities in liquidation of their interests in the Trust;

      -- the redemption of all of the outstanding trust preferred securities and trust common securities; or

      -- certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust.

AGREEMENT BY PURCHASERS OF CERTAIN TAX TREATMENT

     Each subordinated note will provide that, by acceptance of the subordinated note, or a beneficial interest therein, you intend that the subordinated note constitutes debt and you agree to treat it as debt for United States federal, state and local tax purposes.

BOOK-ENTRY ISSUANCE

     If distributed to holders of trust preferred securities in connection with the involuntary or voluntary dissolution of the Trust, the subordinated notes will be issued as one or more global certificates registered in the name of DTC or its nominee. The subordinated notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. The subordinated notes will be issued in accordance with the procedures set forth in this prospectus supplement under "Book-Entry Systems".

                          DESCRIPTION OF THE GUARANTEE

     The following description is a summary of the terms of the guarantee that will be executed and delivered by us for the benefit of the holders of the trust preferred securities. It supplements the description of the guarantee in the accompanying prospectus and, to the extent it is inconsistent with the accompanying prospectus, replaces the description in the accompanying prospectus. The terms of the guarantee will be those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act.

     The descriptions contained in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the guarantee, but do not purport to be complete, and reference is hereby made to the form of guarantee (including definitions of certain terms used therein) that is filed as an exhibit or incorporated by reference to the registration statement.

GENERAL

     To the extent described below, we will agree to pay the following amounts in full if they are not paid by the Trust:

      -- any accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent we have made corresponding payments on the subordinated notes of PPL Capital Funding to the property trustee;

      -- the redemption price for any trust preferred securities called for redemption by the trust, including all accumulated and unpaid distributions to the date of redemption, to the extent we have made corresponding payments on the PPL Capital Funding subordinated notes to the property trustee; and

      -- payments upon the dissolution, winding-up or termination of the Trust equal to the lesser of:

        -- the stated liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the Trust has funds legally available for those payments; and

        -- the amount of assets of the trust remaining legally available for distribution to the holders of the trust preferred securities in liquidation of the trust.

     We will not be required to make these liquidation payments if:

      -- the Trust distributes the PPL Capital Funding subordinated notes to the holders of the trust preferred securities in exchange for their trust preferred securities; or

      -- the trust redeems the trust preferred securities in full upon the maturity or redemption of the PPL Capital Funding subordinated notes.

     The guarantee is a guarantee from the time of issuance of the trust preferred securities. We will be obligated to make guarantee payments when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. We may satisfy our obligations to make guarantee payments either by making payments directly to holders of the trust preferred securities or to the guarantee trustee for remittance to the holders or by causing the Trust to make the payments to them.

     The guarantee only covers distributions and other payments on the trust preferred securities if and to the extent we have made corresponding payments on the PPL Capital Funding subordinated notes to the property trustee. If we do not make those corresponding payments:

      -- the property trustee will not make distributions on the trust preferred securities;

      -- the Trust will not have funds available for payments on the trust preferred securities; and

      --   we will not be obligated to make guarantee payments.

     Our obligation to make guarantee payments will be:

      --   unsecured;

      -- senior in right of payment to our subordinated liabilities or subordinated guarantees entered into relating to our other liabilities;

      -- equal in rank to any securities or guarantees that are expressly made equal by their terms; and

      --   senior to our share capital.

     We have, through the guarantee, the PPL Capital Funding subordinated notes and the indenture, taken together, fully and unconditionally guaranteed all of the Trust's obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the declaration of trust.

COVENANTS OF PPL CORPORATION

     Under the guarantee, PPL Corporation will agree that, as long as any trust preferred securities issued by the Trust are outstanding, PPL Corporation will not make the payments and distributions described below if:

      -- PPL Corporation is in default on its guarantee payments or other payment obligations under the guarantee; or

      -- any event of default under the declaration of trust has occurred and is continuing.

     In these circumstances, PPL Corporation will agree that it will not:

      -- declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock; or

      -- make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the subordinated notes of PPL Capital Funding or make any guarantee payments with respect to any guarantee by it of the debt of any subsidiary of PPL Corporation if such guarantee ranks equally with or junior in interest to the PPL Capital Funding subordinated notes.

     However, even during such circumstances, we may:

      -- declare a dividend in connection with the implementation of a stockholders' rights plan or the redemption or repurchase of any such rights pursuant thereto;

      -- reclassify PPL Corporation's capital stock or exchange or convert one class or series of PPL Corporation's capital stock for another class or series of PPL Corporation's capital stock;

      -- purchase fractional interests in shares of PPL Corporation's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

      -- declare dividends or distributions in PPL Corporation's capital stock; and

      -- make payments under the guarantee related to the trust preferred securities.

                               BOOK-ENTRY SYSTEMS

     The Depository Trust Company will act as securities depository for the PEPS Units, the Treasury PEPS Units, the trust preferred securities and the subordinated notes of PPL Capital Funding, as applicable the "securities". The securities will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). We will issue one or more fully registered certificates as global securities for each of the securities in their respective aggregate principal or stated amounts and deposit the certificates with DTC.

     DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

     If you intend to purchase any of the securities in the manner provided by this prospectus supplement you must do so through the DTC system by or through direct participants. The participant that you purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner", is in turn to be received on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

     To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     We will make any payments on the securities to DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participant and not of DTC, us or any trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

     We or the applicable trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

     DTC may discontinue providing its service as securities depository with respect to the securities at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, we will print and deliver to you certificates for the securities.

     Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates you may own.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

     Neither we, nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

      --   the accuracy of the records of DTC its nominee or any participant,

      --   any ownership interest in the securities, or

      -- any payments to, or the providing of notice to participants or beneficial owners.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of PEPS Units, Treasury PEPS Units, trust preferred securities, and our common stock acquired under the purchase contracts as of the date of this prospectus supplement. Where noted, it constitutes the opinion of Simpson Thacher & Bartlett, counsel to PPL Corporation, PPL Capital Funding and the Trust.

     Except where otherwise stated, this summary deals only with PEPS Units, Treasury PEPS Units, trust preferred securities, and PPL Corporation common stock held as capital assets by a holder who:

      --   is a United States person (as defined below), and

      -- purchases the PEPS Units upon original issuance at their original issue price.

     A "United States person" is a holder who is one of the following:

      --   a citizen or resident of the United States;

      -- a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States;

      -- an estate the income of which is subject to United States federal income taxation regardless of its source; or

      -- a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

     Your tax treatment may vary depending on your particular situation. This summary does not address all the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

      --   dealers in securities or currencies;

      --   financial institutions;

      --   tax-exempt investors;

      -- traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

      --   persons liable for alternative minimum tax;

      --   insurance companies;

      -- persons holding PEPS Units, Treasury PEPS Units, trust preferred securities, or our common stock as part of a hedging, conversion, integrated or constructive sale transaction;

      -- persons holding PEPS Units, Treasury PEPS Units, trust preferred securities or our common stock as part of a straddle; or

      --   persons whose functional currency is not the United States dollar.

     In addition, if a partnership holds our PEPS Units, Treasury PEPS Units, trust preferred securities or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the above instruments, you should consult your tax advisors.

     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated under the Code and administrative and judicial interpretations. These income tax laws, regulations and interpretations, however, may change at any time. Any change could be retroactive to the issuance date of the PEPS Units.

     The authorities on which this summary is based are subject to various interpretations, and the opinions of Simpson Thacher & Bartlett are not binding on the Internal Revenue Service (which we refer to as the "IRS") or the courts. Either the IRS or the courts could disagree with the explanations or conclusions contained in this summary. No statutory, administrative or judicial authority directly addresses the treatment of PEPS Units or instruments similar to PEPS Units for United States federal income tax purposes. As a result, no assurance can be given that the IRS or the courts will agree with the tax consequences described herein. You should consult your own tax advisor regarding the tax consequences to you of the purchase, ownership and disposition of the PEPS Units, Treasury PEPS Units, trust preferred securities and our common stock, including the tax consequences under state, local, foreign and other tax laws. For a discussion of the possible redemption of the subordinated notes upon the occurrence of a tax event, see "Description of the PPL Capital Funding Subordinated Notes--Optional Redemption--Tax Event" in this prospectus supplement.

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PEPS UNITS

     ALLOCATION OF PURCHASE PRICE

     Your acquisition will be treated as an acquisition of the trust preferred security and the purchase contract constituting the unit. The purchase price of each unit will be allocated between the trust preferred security and the purchase contract in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the trust preferred security and the purchase contract. We will report the fair market value of each trust preferred security as $25 and the fair market value of each purchase contract as $0. This position will be binding on you (but not on the IRS) unless you explicitly disclose a contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which a unit is acquired. Thus, absent such disclosure, you should allocate the purchase price for a unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for United States federal income tax purposes.

TRUST PREFERRED SECURITIES

     CLASSIFICATION OF THE TRUST

     In connection with the issuance of the trust preferred securities, Simpson Thacher & Bartlett is of the opinion that under current law and assuming full compliance with the terms of the declaration of trust, and based upon certain facts and assumptions contained in such opinion, the Trust will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation. As a result, for United States federal income tax purposes, you generally will be treated as owning an undivided beneficial ownership interest in the subordinated notes. Thus, you will be required to include in your gross income your proportionate share of the original issue discount that is accrued on the subordinated notes. See below under the caption "--Accrual of Interest" in this section.

     CLASSIFICATION OF THE SUBORDINATED NOTES

     In connection with the issuance of the subordinated notes, Simpson Thacher & Bartlett is of the opinion that, under current law, and based on certain representations, facts and assumptions set forth in its opinion, the subordinated notes will be classified as indebtedness for United States federal income tax purposes. PPL Capital Funding, the Trust and you (by your acceptance of a beneficial ownership interest in a trust preferred security) agree to treat the subordinated notes as indebtedness for all United States tax purposes. The remainder of this discussion assumes that the subordinated notes will be classified as indebtedness of PPL Capital Funding.

     You will not be entitled to a dividends received deduction with respect to any income you recognize on the subordinated notes.

     ACCRUAL OF INTEREST

     Because of the manner in which the interest rate on the subordinated notes is reset, the notes will be classified as contingent payment debt obligations and the Treasury regulations that apply to contingent payment debt obligations will apply to the subordinated notes. All payments on the subordinated notes including stated interest will be taken into account under these Treasury regulations and actual cash payments of interest on the subordinated notes will not be reported separately as taxable income. As discussed more fully below, the effect of these Treasury regulations will be to:

      -- require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the subordinated notes;

      -- possibly result in the accrual of original issue discount by you in excess of stated interest payments actually received by you; and

      -- generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the notes.

     Under the contingent payment debt rules, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the subordinated notes. In order to determine your income, these rules require PPL Capital Funding to determine, as of the issue date, the comparable yield for the subordinated notes. The comparable yield of the subordinated notes will generally be the rate at which PPL Capital Funding would issue a fixed rate debt instrument with terms and conditions similar to the subordinated notes.

     PPL Capital Funding is required to provide the comparable yield to you and, solely for tax purposes, is also required to provide a projected payment schedule that includes the actual interest payments on the subordinated notes and estimates the amount and timing of contingent payments on the subordinated
notes. We have determined that the comparable yield is an annual rate of   %,
compounded quarterly. Based on the comparable yield, the projected payment schedule per subordinated note is $ for the period ending on August 18, 2001,
$     for each subsequent quarter ending on or prior to the remarketing date and
$ for each quarter ending after the remarketing date which includes the final interest payment. Under the first supplemental indenture governing the subordinated notes, PPL Capital Funding will agree, and by acceptance of a beneficial interest in the subordinated notes each holder of the subordinated notes will be deemed to have agreed, for United States federal income tax purposes, to be bound by our determination of the comparable yield and projected payment schedule.

     THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE SUBORDINATED NOTES AND DO NOT CONSTITUTE A REPRESENTATION REGARDING THE ACTUAL AMOUNT OF THE PAYMENT ON A SUBORDINATED NOTE.

     The amount of original issue discount on a subordinated note for each accrual period is determined by multiplying the comparable yield of the subordinated note, adjusted for the length of the accrual period, by the subordinated note's adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt regulations. The adjusted issue price of each subordinated note at the beginning of each accrual period will equal $25, increased by any original issue discount previously accrued on the subordinated note and decreased by payments received on the subordinated note. The amount of original issue discount so determined is allocated on a ratable basis to each day in the accrual period that you held the note. PPL Capital Funding is required to provide information returns stating the amount of original issue discount accrued on subordinated notes held of record by persons other than corporations and other exempt owners.

     If after the remarketing date the remaining amounts of principal and interest payable on the subordinated notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such differences should be taken into account by you as adjustments to interest income in a reasonable manner over the period to which they relate.

DISTRIBUTION OF SUBORDINATED NOTES OR CASH UPON LIQUIDATION OF THE TRUST

     As described under the caption "Description of the PPL Capital Funding Subordinated Notes" in this prospectus supplement, the subordinated notes held by the Trust may be distributed to you in exchange for your trust preferred securities if the Trust is liquidated before the maturity of the subordinated notes.

     Under current law, except as described below, this type of distribution from a grantor trust would not be taxable. Upon such a distribution, you will receive your proportionate share of the subordinated notes previously held indirectly through the Trust. Your holding period and total tax basis in the subordinated notes will equal the holding period and total tax basis that you had in your trust preferred securities before the distribution. If, however, the Trust is treated as an association taxable as a corporation, a tax event will occur. If we elect to distribute the subordinated notes to you at this time, the distribution would be taxable to the Trust and to you.

     If you receive subordinated notes in exchange for your trust preferred securities, you would accrue interest in respect of the subordinated notes received from the Trust in the manner described above under the caption "--Accrual of Interest" in this prospectus supplement.

     In certain circumstances described above under the caption "Description of the PPL Capital Funding Subordinated Notes--Optional Redemption--Tax Event" in this prospectus supplement, we may redeem the subordinated notes and distribute cash in liquidation of the Trust. This redemption would be taxable as described below under "--Sale or Disposition of PEPS Units or Treasury PEPS Units".

TREASURY PEPS UNITS

     SUBSTITUTION OF TREASURY SECURITY TO CREATE TREASURY PEPS UNITS

     If you deliver a treasury security to the collateral agent in substitution for the trust preferred security, you generally will not recognize gain or loss upon the delivery of the treasury security or the release of the trust preferred security. You will continue to include in income any interest with respect to the trust preferred securities and treasury securities, and your tax basis in the trust preferred securities, treasury securities and the purchase contract will not be affected by the delivery and release.

     OWNERSHIP OF TREASURY SECURITIES

     You will be treated as owning the treasury securities that are part of the Treasury PEPS Units. PPL Corporation, the Trust and, by acquiring PEPS Units, you agree to treat yourself as the owner, for United States federal, state and local income and franchise tax purposes, of the treasury securities that are a part of the Treasury PEPS Units beneficially owned by you. Your initial tax basis in the treasury securities that are a part of the Treasury PEPS Units will be equal to the amount paid for the treasury security. You generally will include in income any original issue discount or acquisition discount otherwise includible with respect to the treasury security. In general, you will be required to include in income each year that you hold a treasury security the portion of the original issue discount or acquisition discount that accrues on the treasury security in such year.

     SUBSTITUTION OF TRUST PREFERRED SECURITIES TO RECREATE PEPS UNITS

     If you deliver trust preferred securities to the collateral agent to recreate PEPS Units, you generally will not recognize gain or loss upon the delivery of the trust preferred securities or the release of the treasury security. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the treasury securities and the trust preferred securities, and your tax basis in the trust preferred securities, the treasury securities and the purchase contract will not be affected by the delivery and release.

PURCHASE CONTRACTS

     CONTRACT ADJUSTMENT PAYMENTS

     There is no direct authority addressing the treatment of the contract adjustment payments under current law, and such treatment is unclear. Contract adjustment payments may constitute taxable income to you when received or accrued, in accordance with your method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments, we intend to report such payments as taxable income to you. You should consult your own tax advisor concerning the treatment of contract adjustment payments, including the possibility that any such payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of contract adjustment payments could affect your tax basis in a purchase contract or PPL Corporation common stock received under a purchase contract or your amount realized upon the sale or disposition of a PEPS Unit or Treasury PEPS Unit or the termination of a purchase contract. See "--Acquisition of Common Stock Under a Purchase Contract", "--Sale or Disposition of PEPS Units or Treasury Units" and "--Termination of Purchase Contract".

     ACQUISITION OF COMMON STOCK UNDER A PURCHASE CONTRACT

     You generally will not recognize gain or loss on the purchase of common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of common stock. Subject to the following discussion, your aggregate initial tax basis in the common stock received under a purchase contract generally should equal (a) the purchase price paid for such common stock, plus (b) your tax basis in the purchase contract (if any), less
(c) the portion of such purchase price and tax basis allocable to the fractional share. Contract adjustment payments that were paid to you in cash but were not includible in your income should reduce your tax basis in the purchase contract or the shares of our common stock to be received thereunder. See "--Contract Adjustment Payments". The holding period for common stock received under a purchase contract will commence on the day acquired.

     EARLY SETTLEMENT OF PURCHASE CONTRACT

     You will not recognize gain or loss on the receipt of your proportionate share of the trust preferred securities or treasury securities, upon early settlement of a purchase contract and you will have the same tax basis in such trust preferred securities or treasury securities, as the case may be, as before such early settlement.

     TERMINATION OF PURCHASE CONTRACT

     If a purchase contract terminates, you will recognize gain or loss equal to the difference between your amount realized (if any) upon such termination and your adjusted tax basis (if any) in the purchase contract at the time of such termination. Contract adjustment payments, if any, received by you but not includible in your income should either reduce your tax basis in the purchase contract or result in an amount realized on the termination of the purchase contract. See "--Contract Adjustment Payments". Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

     You will not recognize gain or loss on the receipt of your proportionate share of the trust preferred securities or treasury securities upon termination of the purchase contract and you will have the same tax basis in such trust preferred securities, subordinated notes or treasury securities , as the case may be, as before such termination. If the termination of the purchase contract occurs when the purchase contract has a negative value, see "--Sale or Disposition of PEPS Units or Treasury PEPS Units". You should consult your own tax advisor regarding the termination of the purchase contract when the purchase contract has a negative value.

     ADJUSTMENT TO SETTLEMENT RATE

     You might be treated as receiving a constructive distribution from PPL Corporation if (i) the settlement rate is adjusted and as a result of such adjustment your proportionate interest in the assets or earnings and profits of PPL Corporation is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to the common stock. Thus under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash related thereto.

SALE OR DISPOSITION OF PEPS UNITS OR TREASURY PEPS UNITS

     Upon a disposition of a PEPS Unit or Treasury PEPS Unit, you will be treated as having sold, exchanged or disposed of the purchase contract and the trust preferred securities or treasury securities, as the case may be, that constitute such PEPS Unit or Treasury PEPS Unit. You generally will have gain or loss equal to the difference between the portion of your proceeds allocable to the purchase contract and the trust preferred securities or treasury securities, as the case may be, and your respective adjusted tax bases in the purchase contract and the trust preferred securities or treasury securities. For purposes of determining gain or loss, your proceeds will not include an amount equal to accrued and unpaid interest on the treasury security not previously included in income, which will be treated as ordinary interest income. Further, to the extent you are treated as having received an amount with respect to accrued contract adjustment payments, such amounts may be treated as ordinary income, to the extent not previously included in income.

     In the case of the purchase contracts and the treasury securities, such gain or loss generally will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations. If the disposition of a PEPS Unit or Treasury PEPS Unit occurs when the purchase contract has a negative value, you should be considered to have received additional consideration for the trust preferred securities or treasury securities in an amount equal to such negative value, and to have paid such amount to be released from your obligation under the purchase contract. You should consult your tax advisor regarding a disposition of a PEPS Unit or Treasury PEPS Unit at a time when the purchase contract has a negative value.

     Contract adjustment payments that you did not previously include in income should either reduce your tax basis in the purchase contract or result in an increase of the amount realized on the disposition of the purchase contract. Any contract adjustment payments included in your income but not paid should increase your tax basis in the purchase contract. See "--Contract Adjustment Payments".

     Gain on the sale, exchange or other disposition of a subordinated note underlying a trust preferred security prior to and including the remarketing date generally will be treated as ordinary income. Loss from the disposition of a subordinated note prior to and including the remarketing date will be treated as ordinary loss to the extent of your prior net interest inclusions (reduced by the total net negative adjustments previously allowed as an ordinary loss). Any loss in excess of such amount will be treated as capital loss. Gain recognized on the sale, exchange or other disposition of a subordinated note after the remarketing date will be ordinary income to the extent attributable to the excess, if any, of the present value of the total remaining principal and interest payments due on the subordinated note underlying the trust preferred security over the present value of the total remaining payments set forth on the projected payment schedule for such subordinated note. Any gain recognized in excess of such amount and any loss recognized on such sale, exchange or other disposition generally will be treated as capital gain or loss. Capital gain of individuals derived in respect of capital assets held for more than one year are generally subject to tax at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

     Special rules apply in determining the tax basis of a note. Your basis in a note is generally increased by original issue discount you previously accrued on the note, and reduced by the fixed payments and the contingent payments projected to be made.

REMARKETING AND TAX EVENT REDEMPTION OF TRUST PREFERRED SECURITIES

     A remarketing or tax event redemption of the trust preferred securities will be a taxable event for holders of trust preferred securities which will be subject to tax in the manner described above under "--Sale or Disposition of PEPS Units or Treasury PEPS Units".

     OWNERSHIP OF THE TREASURY PORTFOLIO

     You will be treated as owning the treasury portfolio that is a part of the PEPS Units. PPL Corporation, the Trust and, by acquiring PEPS Units, you agree to treat yourself as the owner, for United States federal, state and local income and franchise tax purposes, of the treasury portfolio that is a part of the PEPS Units beneficially owned by you. Your initial tax basis in your applicable ownership interest of the treasury portfolio will equal your pro rata portion of the amount paid by the collateral agent for the treasury portfolio. Your adjusted tax basis in the treasury portfolio will be increased by the amount of original issue discount included in income with respect thereto and decreased by the amount of cash received in respect of the treasury portfolio.

     INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     The Treasury portfolio will consist of stripped U.S. Treasury securities. Following a remarketing of the trust preferred securities or a tax event redemption prior to the purchase contract settlement date, a holder of PEPS Units will be required to treat its pro rata portion of each U.S. Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant U.S. Treasury securities and that has original issue discount equal to the holder's pro rata portion of the excess of the amounts payable on such U.S. Treasury securities over the value of the U.S. Treasury securities at the time the collateral agent acquires them on behalf of holders of PEPS Units. A holder, whether on the cash or accrual method of tax accounting, will be required to include original issue discount (other than original issue discount on short-term U.S. Treasury securities as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis. The amount of such excess will constitute only a portion of the total amounts payable in respect of the Treasury portfolio. Consequently, a portion of each scheduled payment to holders will be treated as a return of such holders' investment in the Treasury portfolio and will not be considered current income for United States federal income tax purposes.

     In the case of any U.S. Treasury security with a maturity of one year or less from the date of its issue (a "short-term U.S. Treasury Security"), in general only accrual basis taxpayers will be required to include original issue discount in income as it accrues. Unless such accrual basis holder elects to accrue the original issue discount on a short-term U.S. Treasury Security on a constant yield to maturity basis, such original issue discount will be accrued on a straight-line basis.

NON-UNITED STATES HOLDERS

     The following discussion only applies to Non-United States Holders. You are a "Non-United States Holder" if you are not a United States person. Special rules may apply to you if you are a "controlled foreign corporation", "passive foreign investment company" or "foreign personal holding company".

UNITED STATES FEDERAL WITHHOLDING TAX

     The 30% United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount) on the trust preferred securities (or the subordinated notes) or treasury securities provided that:

      -- you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

      -- you are not a controlled foreign corporation that is related to us through stock ownership;

      -- you are not a bank whose receipt of interest on the trust preferred securities (or the subordinated notes) or treasury securities is described in section 881(c)(3)(A) of the Code; and

      -- (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalty of perjury, that you are not a United States person, or (b) if you hold your PEPS Units, Treasury PEPS Units, or trust preferred securities (or subordinated notes) or treasury securities) through certain foreign intermediaries, you must satisfy the certification requirements of applicable United States Treasury regulations. Special certification requirements apply to certain Non-United States Holders that are entities rather than individuals.

     If you cannot satisfy the requirements described above, payments of premium, if any, and interest (including original issue discount) made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on the trust preferred securities (or the subordinated notes) or treasury securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     The 30% United States federal withholding tax will not apply to any gain that you realize on the sale, exchange, or other disposition of the PEPS Units, Treasury PEPS Units, trust preferred securities, subordinated notes, treasury securities, and PPL Corporation common stock acquired under the purchase contract. However, interest income, including original issue discount and any gain treated as ordinary income, that you realize on the sale, exchange or other disposition of a trust preferred security or subordinated note will be subject to withholding in certain circumstances unless the conditions described in the four bullet points above are satisfied.

     PPL Corporation will generally withhold a 30% United States federal withholding tax on contract adjustment payments and dividends paid on our common stock acquired under a purchase contract or such lower rate as may be specified by an applicable income tax treaty. However, contract adjustment payments or dividends that are effectively connected with the conduct of a trade or business by the Non-United States Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-United States Holder are not subject to the withholding tax, but instead are subject to United States federal income tax, as described below.

     A Non-United States Holder of our common stock or a purchase contract who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends or contract adjustment payments will be required to satisfy certain certification and disclosure requirements described in the fourth bullet point above.

     A Non-United States Holder eligible for a reduced rate of United States withholding tax on payments pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

UNITED STATES FEDERAL INCOME TAX

     If you are engaged in a trade or business in the United States and interest (including original issue discount) on the trust preferred securities (or the subordinated notes) or treasury securities, dividends on the PPL Corporation common stock or, to the extent they constitute taxable income, contract adjustment payments from the purchase contracts are effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on that interest, dividends or contract adjustment payments on a net income basis (although exempt from the 30% withholding tax), in the same manner as if you were a United States person as defined under the Code. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on the trust preferred securities (or the subordinated notes) or treasury securities, dividends on the common stock and, to the extent they constitute taxable income, the contract adjustment payments from the purchase contracts will be included in earnings and profits.

     Any gain, other than gain treated as ordinary income, realized on the disposition of a trust preferred security, subordinated note, treasury security, purchase contract or share of PPL Corporation common stock generally will not be subject to United States federal income tax unless (1) that gain or income is effectively connected with the conduct of a trade or business by you in the United States or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met or (3) in the case of PEPS Units, Treasury PEPS Units or PPL Corporation common stock, PPL Corporation is or has been a "United States real property holding corporation" for United States federal income tax purposes.

     An individual Non-United States Holder described in clause (1) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-United States Holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause
(1) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

     PPL Corporation has not determined whether it is a "United States real property holding corporation" for United States federal income tax purposes. If PPL Corporation was or becomes a United States real property holding corporation, so long as PPL Corporation common stock continues to be regularly traded on an established securities market, (1) you will not be subject to United States federal income tax on the disposition of our common stock if you hold or held (at any time during the shorter of the five year period preceding the date of disposition or your holding period) less than or equal to five percent of the total outstanding PPL Corporation common stock and (2) you will not be subject to United States federal income tax on the disposition of the purchase contracts if on the day you acquired the purchase contracts, the purchase contracts had a fair market value less than the fair market value of the purchase contracts. If however, the our common stock ceases to be regularly traded on an established securities market, you hold or held more than five percent of the total outstanding our common stock during the relevant period, or your purchase contract had a fair market value greater than five percent of the PPL corporation's common stock the date you acquired it, you will be subject to United States federal income tax on the disposition of the our common stock or the purchase contract.

UNITED STATES FEDERAL ESTATE TAX

     Your estate will not be subject to United States federal estate tax on the trust preferred securities, subordinated notes, or treasury securities beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of PPL Corporation voting stock, within the meaning of the Code and United States Treasury regulations, and (2) interest on those trust preferred securities, subordinated notes or treasury securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States. Our common stock acquired under a purchase contract and owned by you at the time of your death will be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. Purchase contracts owned by you at the time of your death may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     UNITED STATES HOLDERS

     In general, information reporting requirements will apply to payments on the PEPS Units, Treasury PEPS Units, trust preferred securities, subordinated notes, treasury securities, and our common stock made to you and to the proceeds of the sale or other disposition of such instruments, unless you are an exempt recipient such as a corporation. A 31% backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full interest income.

     NON-UNITED STATES HOLDERS

     In general, no information reporting or backup withholding will be required regarding payments on the PEPS Units, Treasury PEPS Units, trust preferred securities, subordinated notes, treasury securities, and our common stock (except possibly with respect to contract adjustment payments) that we make to you provided that we do not have actual knowledge that you are a United States person and we have received from you the statement described above under "--United States Federal Withholding Tax."

     In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of PEPS Units, Treasury PEPS Units, trust preferred securities, subordinated notes, treasury securities, and our common stock made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge that you are a United States person or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

     Generally, employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans and individual retirement accounts that are subject to Section 4975 of the Code and entities whose assets are considered assets of such plans (collectively, "plans") may purchase PEPS Units subject to the investing fiduciary's determination that the investment satisfies ERISA's fiduciary standards and other requirements applicable to investments by plans. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plans.

     Section 406 of ERISA and Section 4975 of the Code prohibit fiduciaries from engaging in specified transactions involving "plan assets" with persons that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. A violation of these "prohibited transaction" rules may generate excise tax and other liabilities under ERISA and the Code. Thus, a plan fiduciary considering an investment in PEPS Units also should consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or the Code for which no exemption is available. For example, the purchase and holding of PEPS Units by a plan with respect to which we, the underwriters or any of our affiliates is a party in interest or disqualified person could constitute a prohibited transaction under ERISA or the Code unless an exemption were available for such purchase.

     In addition, the Department of Labor (the "DOL") has issued regulations under which the assets of the Trust would be deemed to be "plan assets" for purposes of ERISA and Section 4975 of the Code if 25% or more of the value of any class of equity interests in the Trust were held by plans, other employee benefit plans not subject to ERISA or Section 4975 of the Code (such as governmental, church and foreign plans), or other entities holding "plan assets" (collectively, "Benefit Plan Investors"). No assurance can be given that the value of the PEPS Units held by Benefit Plan Investors will be less than 25% of the total value of such PEPS Units at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. Certain transactions involving the Trust could be deemed to constitute direct or indirect prohibited transactions if the PEPS Units were acquired with "plan assets" and the assets of the Trust were deemed to be "plan assets" of plans investing in the Trust.

     The DOL has issued prohibited transaction class exemptions, "PTCEs", that may apply to the acquisition and holding of the PEPS Units, as well as transactions involving the Trust. These class exemptions include PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting insurance company pooled separate accounts), PTCE 91-38 (respecting bank collective trust funds), PTCE 95-60 (respecting insurance company general accounts) and PTCE 96-23 (respecting transactions determined by in-house asset managers).

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PEPS Units on behalf of or with "plan assets" of any plan consult with counsel regarding the potential consequences if the assets of the Trust were deemed to be "plan assets" or if the acquisition and holding of the PEPS Units constitutes a prohibited transaction and failed to satisfy applicable fiduciary requirements imposed under ERISA. Any purchaser or holder of the PEPS Units or any interest therein will be deemed to have represented by its purchase and holding thereof that it: (a) is not a Plan or an entity holding "plan assets" and is not purchasing such securities on behalf of or with "plan assets" of any plan or (b) is eligible for exemptive relief and satisfies the applicable fiduciary requirements of ERISA.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, First Union Securities, Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Warburg LLC are acting as representatives, have severally agreed to purchase, and PPL Corporation and the Trust have agreed to sell to them, severally, the number of PEPS Units indicated below:

                                                                NUMBER OF
                            NAME                                PEPS UNITS
                            ----                                ----------
Morgan Stanley & Co. Incorporated...........................
Credit Suisse First Boston Corporation......................
First Union Securities, Inc.................................
Goldman, Sachs & Co.........................................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
UBS Warburg LLC.............................................
                                                                ----------
          Total.............................................    16,000,000
                                                                ==========

     The underwriters are offering the PEPS Units subject to their acceptance of the PEPS Units from PPL Corporation and the Trust and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the PEPS Units offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the PEPS Units offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any such PEPS Units are taken.

     The per PEPS Unit price of any PEPS Unit sold by the underwriters shall be the public offering price listed on the cover page of this prospectus supplement, in United States dollars, less an amount not greater than the per PEPS Unit amount of the concession to dealers described below.

     The underwriters initially propose to offer part of the PEPS Units directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a
concession not in excess of $     per PEPS Unit under the public offering price.
After the initial offering of the PEPS Units, the offering price and other selling terms may from time to time be varied by the representatives.

     PPL Corporation and the Trust have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 2,400,000 PEPS Units at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent the option is exercised, each underwriter will become obligated to purchase approximately the same percentage of the additional PEPS Units as the number set forth next to that underwriter's name in the preceding table bears to the total number of PEPS Units set forth next to the names of all the underwriters in the preceding table. If the underwriters' over-allotment option
is exercised in full, the total price to public would be $          , the total
underwriting discounts and commissions would be $          and the net proceeds
to PPL would be $          .

     Prior to this offering, there has been no public market for the PEPS Units. Application has been made to list the PEPS Units on the New York Stock Exchange under symbol "PPL-PrE." In order to meet one of the requirements for listing on the New York Stock Exchange, the underwriters have undertaken to sell the PEPS Units to a minimum of 400 beneficial owners.

     Each of PPL Corporation, the Trust and certain of PPL Corporation's executive officers and directors has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus supplement:

      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any PEPS Units, purchase contracts or shares of our common stock or any securities convertible into or exercisable or exchangeable for PEPS Units, purchase contracts or shares of PPL Corporation's common stock; or

      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of PEPS Units, purchase contracts or shares of PPL Corporation's common stock;

whether any transaction described above is to be settled by delivery of PEPS Units, purchase contracts or shares of PPL Corporation's common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to, among other things:

      --   the sale of shares or PEPS Units to the underwriters;

      -- the issuance by PPL Corporation of shares of common stock upon the exercise of an option outstanding on the date of this prospectus supplement or with respect to awards under PPL Corporation's executive stock incentive plan outstanding on the date of this prospectus supplement; or

      -- the grant of options or awards pursuant to PPL Corporation's employee benefit plans, provided that such options or awards do not vest prior to the termination of the lock-up period.

     In order to facilitate the offering of the PEPS Units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the PEPS Units, the trust preferred securities or PPL Corporation's common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the PEPS Units for their own account. In addition, to cover over-allotments or to stabilize the price of the PEPS Units, the trust preferred securities or PPL Corporation's common stock, the underwriters may bid for, and purchase, PEPS Units, the trust preferred securities or PPL Corporation's common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the PEPS Units in the offering, if the syndicate repurchases previously distributed PEPS Units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the PEPS Units, the trust preferred securities or PPL Corporation's common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     From time to time, some of the underwriters and their affiliates have provided, and continue to provide, investment banking and commercial banking services to PPL Corporation. As described under "Use of Proceeds" in this prospectus supplement, more than 10% of the proceeds of the offering will be paid to affiliates of underwriters participating in the offering; therefore the offering is being made pursuant to NASD Rule 2710(c)(8).

     PPL Corporation and the Trust have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

                             VALIDITY OF SECURITIES

     Simpson Thacher & Bartlett, New York, New York, counsel to PPL Corporation, PPL Capital Funding and PPL Capital Funding Trust I, will pass upon the validity of the securities and the securities guarantees for PPL Corporation, PPL Capital Funding and the Trust and certain tax matters with respect to the offering of the securities. Michael A. McGrail, Esq., Senior Counsel of PPL Services Corporation, will pass upon the validity of the securities guarantees for PPL Corporation. Sullivan & Cromwell, New York, New York, will pass upon the validity of the securities and the securities guarantees for the underwriters. Certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the Trust Agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to PPL Corporation, PPL Capital Funding and the Trust. Simpson Thacher & Bartlett and Sullivan & Cromwell will rely on the opinion of Mr. McGrail as to matters involving the law of the Commonwealth of Pennsylvania, and on the opinion of Richards, Layton & Finger, P.A., as to matters involving the law of the State of Delaware in connection with the trust preferred securities. As to matters involving the law of the State of New York, Mr. McGrail will rely on the opinion of Simpson Thacher & Bartlett.

                                    EXPERTS

     PPL Corporation's audited consolidated financial statements that are incorporated by reference from its annual report on Form 10-K for the year ended December 31, 2000 have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                    INFORMATION WE INCORPORATE BY REFERENCE

     The rules of the SEC allow us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation.

           SEC FILINGS (FILE NO. 1-11458)                        PERIOD/DATE
-----------------------------------------------------    ----------------------------
Annual Report on Form 10-K                               Year ended December 31, 2000
Current Reports on Form 8-K                              January 26, 2001
PPL Corporation's Registration Statement on Form 8-B     April 27, 1995

     We are also incorporating by reference additional documents that PPL Corporation files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of the PEPS Units.

     PPL Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

     PPL Corporation
     Two North Ninth Street
     Allentown, Pennsylvania 18101-1179
     Attention: Investor Services Department
     Telephone: 1-800-345-3085

     We have not included or incorporated by reference any separate financial statements of PPL Capital Funding herein. We do not consider those financial statements to be material to holders of the subordinated notes because (1) PPL Capital Funding was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See "PPL Capital Funding." PPL Capital Funding has received a "no action" letter from the Staff of the SEC stating that the Staff would not raise any objection if PPL Capital Funding does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, we do not expect PPL Capital Funding to file those reports.

     We have similarly not included or incorporated by reference any separate financial statements of the Trust herein. We do not consider those financial statements to be material to holders of the trust preferred securities because
(1) the Trust is a newly formed special purpose entity and has no operating history or independent operations and (2) the Trust is not engaged and does not propose to engage in any activity other than holding as trust assets the subordinated notes of PPL Capital Funding and issuing the trust preferred securities and the common securities. We do not expect the Trust to file periodic reports under Sections 13 and 15(d) of the Exchange Act.

PROSPECTUS
PPL CORPORATION
PPL CAPITAL FUNDING, INC.
PPL CAPITAL FUNDING TRUST I
Two North Ninth Street
Allentown, Pennsylvania 18101-1179
(610) 774-5151

                                 $1,200,000,000

                                PPL CORPORATION
                         COMMON STOCK, PREFERRED STOCK,
               STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

                           PPL CAPITAL FUNDING, INC.
                DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES
                     GUARANTEED AS TO PAYMENT AS DESCRIBED
                     IN THIS PROSPECTUS BY PPL CORPORATION

                          PPL CAPITAL FUNDING TRUST I
                           PREFERRED TRUST SECURITIES
                            GUARANTEED AS DESCRIBED
                     IN THIS PROSPECTUS BY PPL CORPORATION

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

     We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February 9, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THIS PROSPECTUS.......................................    2
WHERE YOU CAN FIND MORE INFORMATION.........................    3
PPL CORPORATION.............................................    5
PPL CAPITAL FUNDING.........................................    7
PPL CAPITAL FUNDING TRUST I.................................    7
USE OF PROCEEDS.............................................    7
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED
  CHARGES AND PREFERRED DIVIDENDS...........................    7
DESCRIPTION OF PPL CORPORATION'S CAPITAL STOCK..............    8
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE
  UNITS.....................................................    9
DESCRIPTION OF THE DEBT SECURITIES..........................   10
DESCRIPTION OF THE TRUST SECURITIES.........................   18
DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE...........   25
DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES.............   27
INFORMATION CONCERNING THE TRUSTEES.........................   39
EXPERTS.....................................................   39
VALIDITY OF THE SECURITIES AND THE SECURITIES GUARANTEES....   39
PLAN OF DISTRIBUTION........................................   40

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. ("PPL Capital Funding") and PPL Capital Funding Trust I (the "Trust") filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,200,000,000. This amount includes $398,084,506 of securities registered under an earlier registration statement. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

     We may use this prospectus to offer from time to time:

          (a) shares of PPL Corporation Common Stock, par value $.01 per share ("Common Stock");

          (b) shares of PPL Corporation Preferred Stock, par value $.01 per share ("Preferred Stock");

          (c) contracts to purchase shares of PPL Corporation Common Stock ("Stock Purchase Contracts"); and

          (d) stock purchase units, each representing either (1) a Stock Purchase Contract or (2) a Stock Purchase Contract and debt securities or preferred trust securities of third parties (such as Debt Securities or Subordinated Debt Securities of PPL Capital Funding, Preferred Trust Securities of the Trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders' obligations to purchase Common Stock under the Stock Purchase Contracts ("Stock Purchase Units").

     We may also use this prospectus to offer from time to time:

          (a) PPL Capital Funding's unsecured and unsubordinated debt securities ("Debt Securities"); and

          (b) PPL Capital Funding's unsecured subordinated debt securities ("Subordinated Debt Securities").

     PPL Corporation will unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and Subordinated Debt Securities as described below in "Description of the Debt Securities--PPL Corporation Guarantees" and "Description of the Subordinated Debt Securities-- Subordinated Guarantees."

     We may also use this prospectus to offer from time to time the Trust's preferred trust securities ("Preferred Trust Securities"). PPL Corporation will guarantee the Trust's obligations under the Preferred Trust Securities as described below under "Description of the Preferred Securities Guarantee."

     We sometimes refer to the Common Stock, the Preferred Stock, the Stock Purchase Contracts, the Stock Purchase Units, the Debt Securities, the Subordinated Debt Securities and the Preferred Trust Securities collectively as the "Securities." In addition, we sometimes refer to PPL Corporation's guarantees of Debt Securities ("Guarantees"), guarantees of Subordinated Debt Securities ("Subordinated Guarantees"), and the guarantee of Preferred Trust Securities ("Preferred Securities Guarantee"), collectively as "Securities Guarantees."

     For more detailed information about the Securities and the Securities Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                      WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     PPL Corporation files reports, proxy statements and other information with the SEC. Information filed with the SEC by PPL Corporation can be inspected and copied at the Public Reference Room maintained by the SEC and at the following Regional Offices of the SEC:

    Public Reference Room          New York Regional Office        Chicago Regional Office
    450 Fifth Street, N.W.           7 World Trade Center              Citicorp Center
          Room 1024                       Suite 1300               500 West Madison Street
    Washington, D.C. 20549         New York, New York 10048               Suite 1400
                                                                 Chicago, Illinois 60661-2551

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as PPL Corporation, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     PPL Corporation Common Stock is listed on the New York Stock Exchange ("NYSE") and the Philadelphia Stock Exchange (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103. In addition, reports, proxy statements and other information concerning PPL Corporation can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179. PPL Corporation maintains an Internet site at http://www.pplweb.com (which is not intended to be an active hyperlink herein) which contains information concerning PPL Corporation and its affiliates. The information at PPL Corporation's Internet site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

INCORPORATION BY REFERENCE

     The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation.

    SEC FILINGS (FILE NO. 1-11459)               PERIOD/DATE
    ------------------------------               -----------
    Annual Report on Form 10-K, as amended by    Year ended December 31, 1999
    Form 10-K/A, filed with the SEC on June 28,
    2000
    Quarterly Reports on Form 10-Q               Quarters ended March 31, June 30 and
                                                 September 30, 2000
    Current Reports on Form 8-K                  January 28, February 14, May 26, June 2,
                                                 June 15, July 5, July 14, July 31, August
                                                 1, August 23, October 20, October 26 and
                                                 December 21, 2000 and January 26, 2001
    PPL Corporation's Registration Statement on  April 27, 1995
    Form 8-B

     We are also incorporating by reference additional documents that PPL Corporation files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), between the date of this prospectus and the termination of the offering of the Securities. In addition, we are also incorporating by reference any additional documents that PPL Corporation files with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement.

     PPL Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

     PPL Corporation
     Two North Ninth Street
     Allentown, Pennsylvania 18101-1179
     Attention: Investor Services Department
     Telephone: 1-800-345-3085

     We have not included or incorporated by reference any separate financial statements of PPL Capital Funding herein. We do not consider those financial statements to be material to holders of the Debt Securities or Subordinated Debt Securities because (1) PPL Capital Funding was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See "PPL Capital Funding." PPL Capital Funding has received a "no action" letter from the Staff of the SEC stating that the Staff would not raise any objection if PPL Capital Funding does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, we do not expect PPL Capital Funding to file those reports.

     We have similarly not included or incorporated by reference any separate financial statements of the Trust herein. We do not consider those financial statements to be material to holders of the Preferred Trust

Securities because (1) the Trust is a newly formed special purpose entity and has no operating history or independent operations, and (2) the Trust is not engaged in and does not propose to engage in any activity other than holding as trust assets the Subordinated Debt Securities of PPL Capital Funding and issuing the Preferred Trust Securities and the Common Trust Securities. We do not expect the Trust to file periodic reports under Sections 13 and 15(d) of the Exchange Act.

                                PPL CORPORATION

     PPL Corporation is a holding company with headquarters in Allentown, Pennsylvania. Its principal subsidiaries include:

      -- PPL Electric Utilities Corporation ("PPL Utilities"), which provides electricity delivery service in eastern and central Pennsylvania;

      -- PPL Energy Funding Corporation ("Energy Funding"), a holding company for PPL Corporation's unregulated business;

      -- PPL EnergyPlus, LLC ("EnergyPlus"), which sells energy and energy services in deregulated markets;

      -- PPL Generation, LLC ("PPL Generation"), which owns and operates all of PPL Corporation's U.S. generation facilities, including those generating facilities previously owned by PPL Utilities;

      -- PPL Montana Holdings, LLC, which holds, through subsidiaries, investments in electricity generation and related assets in Montana;

      -- PPL Montana, LLC, which generates electricity for wholesale and retail customers in Montana and the Northwest;

      -- PPL Global, LLC ("PPL Global"), an international independent power company which develops and acquires U.S. and international energy projects and which owns international energy projects;

      -- PPL Gas Utilities Corporation, which provides natural gas distribution, transmission and storage services and sells propane;

      -- PPL Spectrum, Inc., which markets energy-related products and services;

      -- PPL Capital Funding, which engages in financing for PPL Corporation and its subsidiaries;

      -- H.T. Lyons, Inc., McClure Company, McCarl's Inc., Burns Mechanical, and Western Mass. Holdings, Inc., which are mechanical contracting and engineering firms; and

      -- PPL Transition Bond Company, LLC (a special purpose subsidiary of PPL Utilities), formed to issue transition bonds under the Pennsylvania Electricity Generation and Customer Choice and Competition Act ("Customer Choice Act").

CORPORATE REALIGNMENT

     Prior to July 1, 2000, PPL Utilities had been an integrated public utility which engaged in the generation, transmission and distribution of electricity in its franchised territory in eastern and central Pennsylvania, and which also engaged in wholesale energy marketing in the United States and Canada. PPL Utilities also engaged in retail energy marketing in newly deregulated markets through EnergyPlus, which had been a wholly-owned subsidiary of PPL Utilities.

     As a result of federal and state legislation and regulatory initiatives, the electric utility industry, including PPL Utilities, has experienced and will continue to experience a significant increase in the level of competition in the energy supply market. At the federal level, the Energy Policy Act of 1992 created a new class of independent power producers to promote competition in the electric energy market for bulk power, and the Federal Power Act was amended to provide open access to electric transmission systems for wholesale transactions. In addition, the Customer Choice Act was enacted in Pennsylvania to restructure the state's electric utility industry in order to create retail access to a competitive market for generation of electricity.

     On July 1, 2000, PPL Corporation and PPL Utilities completed a corporate realignment in order to effectively separate PPL Utilities' regulated transmission and distribution operations from its recently deregulated generation operations and better position the companies and their affiliates in the new competitive marketplace. As part of the corporate realignment, PPL Utilities transferred its generating assets to PPL Generation. PPL Utilities also transferred its wholesale energy marketing assets to EnergyPlus, and subsequently transferred its interest in EnergyPlus to Energy Funding. PPL Utilities retained its electric transmission and distribution businesses. PPL Global also transferred its U.S. electric generating subsidiaries to PPL Generation as part of the realignment; PPL Global retains its international electric generation and distribution assets, and will continue to acquire and develop power projects in the United States and internationally. The corporate realignment followed receipt of various regulatory approvals, including approvals of the Pennsylvania Public Utility Commission, the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission.

HOLDING COMPANY STRUCTURE

     PPL Corporation conducts its operations primarily through PPL Utilities and PPL Corporation's other wholly-owned subsidiaries, and substantially all of PPL Corporation's consolidated assets are held by PPL Utilities and these other subsidiaries. Accordingly, PPL Corporation's cash flow, its ability to pay dividends on its capital stock and its ability to meet its obligations under the Securities Guarantees are largely dependent upon the earnings of PPL Utilities and the other subsidiaries and the distribution or other payment of such earnings to PPL Corporation in the form of dividends, loans or advances or repayment of loans and advances from PPL Corporation. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on any Securities (except for the Securities issued by such subsidiaries) or to make any funds available for such payment.

     Because PPL Corporation is a holding company, its obligations under the Securities Guarantees will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, PPL Corporation's rights and the rights of its shareholders and creditors, including rights of a holder of any Security under a Securities Guarantee, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized, will be subject to the prior claims of such subsidiary's creditors. To the extent that PPL Corporation may itself be a creditor with recognized claims against any such subsidiary, PPL Corporation's claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by PPL Corporation. Although certain agreements to which PPL Corporation and its subsidiaries are parties limit the ability to incur additional indebtedness, PPL Corporation and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

     The information above concerning PPL Corporation and its subsidiaries is only a summary and does not purport to be comprehensive. In addition, certain statements regarding PPL Corporation and its affiliates contained or incorporated by reference in this prospectus are "forward-looking statements" within the meaning of the securities laws. Although PPL Corporation believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. For additional information concerning PPL Corporation and its subsidiaries, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in "Where You Can Find More Information."

     PPL Corporation's offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 and its telephone number is (610) 774-5151.

                              PPL CAPITAL FUNDING

     PPL Capital Funding is a Delaware corporation and a wholly-owned subsidiary of PPL Corporation. PPL Capital Funding's primary business is to provide financing for the operations of PPL Corporation and its subsidiaries.

     PPL Capital Funding's offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 and its telephone number is (610) 774-5151.

                          PPL CAPITAL FUNDING TRUST I

     The Trust is a statutory business trust created under Delaware law under a trust agreement which is to be amended pursuant to an Amended and Restated Trust Agreement (as so amended, the "Trust Agreement") among PPL Corporation, The Chase Manhattan Bank as the Property Trustee, Chase Manhattan Bank USA, National Association, as Delaware Trustee and two employees of PPL Corporation as Administrative Trustees. The Trust exists only to issue and sell its Preferred Trust Securities and Common Trust Securities, to acquire and hold the Subordinated Debt Securities as trust assets and to engage in activities incidental to the foregoing. All of the Common Trust Securities will be owned by PPL Corporation. The Common Trust Securities will represent at least 3% of the total capital of the Trust. Payments will be made on the Common Trust Securities pro rata with the Preferred Trust Securities, except that the Common Trust Securities' right to payment will be subordinated to the rights of the Preferred Trust Securities if there is a default under the Trust Agreement resulting from an event of default under the Subordinated Indenture (as defined herein). The Trust has a term of approximately 40 years, but may dissolve earlier as provided in the Trust Agreement. The Trust's business and affairs will be conducted by its Administrative Trustees, as set forth in the Trust Agreement. The office of the Delaware Trustee in the State of Delaware is 1201 Market Street, 9th Floor, Wilmington, Delaware 19801. The Trust's offices are located at Two North Ninth Street, Allentown, PA 18101-1179, and the telephone number is (610) 774-5151.

                                USE OF PROCEEDS

     Unless we indicate differently in the applicable prospectus supplement, the net proceeds from the sale of the Debt Securities, Subordinated Debt Securities and/or the Preferred Trust Securities will be loaned to PPL Corporation and/or its subsidiaries. PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of any other Securities, for general corporate purposes, including investing in unregulated business activities and reducing short-term debt incurred to provide interim financing for such purposes.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
               EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

     The following table sets forth PPL Corporation's ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred dividends for the periods indicated:

                                     TWELVE MONTHS ENDED              YEAR ENDED DECEMBER 31,
                                    ---------------------    ------------------------------------------
                                    SEPTEMBER 30, 2000(A)    1999(A)    1998(A)    1997    1996    1995
                                    ---------------------    -------    -------    ----    ----    ----
Ratio of earnings to fixed
  charges.........................          2.98                2.98       3.48    3.33    3.43    3.47
Ratio of earnings to fixed charges
  and preferred dividends (b).....          2.76                2.72       3.12    2.94    2.88    2.92

------------
(a) 2000, 1999 and 1998 net income excludes extraordinary items. For purposes of these ratios, earnings for the year ended December 31, 1998 exclude an extraordinary charge of $948 million (after tax) associated with PPL Utilities' restructuring proceedings before the Pennsylvania Public Utility Commission and the Federal Energy Regulatory Commission. See PPL Corporation's reports on file with the SEC pursuant to the Exchange Act as described under "Where You Can Find More Information" for more information.

(b) Includes distributions on company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures.

                 DESCRIPTION OF PPL CORPORATION'S CAPITAL STOCK

     The description below is a summary of certain provisions of PPL Corporation's capital stock. The Pennsylvania Business Corporation Law and the Restated Articles of Incorporation and By-laws of PPL Corporation determine the rights and privileges of holders of PPL Corporation's capital stock. We encourage you to read such documents, which have been filed with the SEC, and the Pennsylvania law for more information regarding such capital stock.

AUTHORIZED CAPITAL

     The authorized capital stock of PPL Corporation consists of 390,000,000 shares of Common Stock, par value $.01 per share and 10,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

     As of December 31, 2000, 145,041,342 shares of Common Stock were issued and outstanding. The outstanding Common Stock is, and the Common Stock offered hereby when issued and paid for will be, fully paid and non-assessable.

     Dividends. Dividends on the Common Stock will be paid if, when and as determined by the Board of Directors of PPL Corporation out of funds legally available for this purpose. The rate and timing of future dividends will depend upon the future earnings and financial condition of PPL Corporation and its subsidiaries and upon other relevant factors affecting PPL Corporation's dividend policy which PPL Corporation cannot presently determine. As a practical matter, the ability of PPL Corporation to pay dividends will be governed by the ability of PPL Corporation's operating subsidiaries to pay dividends to PPL Corporation. To date, the funds required by PPL Corporation to enable it to pay dividends on its Common Stock have been derived predominantly from dividends paid by PPL Utilities to PPL Corporation. In the future, dividends from subsidiaries other than PPL Utilities will also be a source of funds for dividend payments by PPL Corporation. The subsidiaries' ability to pay dividends to PPL Corporation will be subject to the prior rights of the holders of such subsidiaries' outstanding debt and preferred securities, the availability of earnings and the needs of their businesses. See "PPL Corporation--Holding Company Structure." The restrictions on the payment of dividends contained in PPL Utilities' Amended and Restated Articles of Incorporation and in its first mortgage bond indenture do not currently limit the amount of regular quarterly dividends PPL Utilities pays on its common stock.

     Voting Rights. Holders of Common Stock are entitled to one vote for each share held by them on all matters presented to shareowners. Pursuant to PPL Corporation's Articles of Incorporation, the holders of Common Stock will not have cumulative voting rights in the election of directors. PPL Corporation's bylaws provide for a classified board of directors consisting of three classes as nearly equal in number as may be. Each class holds office until the third year following the election of such class, and no director may be removed except for cause upon a two-thirds vote of all outstanding shares. PPL Corporation's bylaws also provide for certain notice requirements for shareowner nominations and proposals at annual meetings and preclude shareowners from bringing business before any special meeting. PPL Corporation's Articles of Incorporation and certain provisions of Pennsylvania law would require a supermajority vote of holders or a majority vote of disinterested directors to approve certain business combinations and other major transactions involving PPL Corporation.

     Liquidation Rights. After satisfaction of the preferential liquidation rights of any Preferred Stock, the holders of the Common Stock are entitled to share, ratably, in the distribution of all remaining net assets.

     Preemptive and Other Rights. The holders of Common Stock do not have preemptive rights as to additional issues of Common Stock or conversion rights. The shares of Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.

PREFERRED STOCK

     PPL Corporation's Board of Directors is authorized, without further shareowner action, to divide the Preferred Stock into one or more classes or series and to determine the designations, preferences, limitations and special rights of any class or series including, but not limited to, the following:

          (a)  the rate of dividend, if any;

          (b) the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, dissolution or winding up of PPL Corporation;

          (c) the terms and conditions upon which shares may be converted into shares of other series or other capital stock, if issued with the privilege of conversion;

          (d) the price at and the terms and conditions upon which shares may be redeemed; and

          (e)  the voting rights, if any.

     No shares of Preferred Stock have been issued. The applicable prospectus supplement will describe the terms of any Preferred Stock.

     Unless otherwise provided in the applicable prospectus supplement, holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of PPL Corporation, or other securities or other right or option to purchase shares of capital stock.

CERTAIN TAX MATTERS

     In the opinion of counsel for PPL Corporation, the Common Stock and Preferred Stock are exempt from existing personal property taxes in Pennsylvania.

LISTING

     The outstanding shares of Common Stock are, and the shares offered hereby will be, listed on the New York and Philadelphia Stock Exchanges.

TRANSFER AGENTS AND REGISTRARS

     The Transfer Agents and Registrars for the Common Stock are PPL Utilities and Norwest Bank Minnesota, N.A., St. Paul, Minnesota.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     PPL Corporation may issue Stock Purchase Contracts representing contracts obligating holders to purchase from PPL Corporation, and PPL Corporation to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock and number of shares of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of other Stock Purchase Units that consist of (a) a Stock Purchase Contract or (b) a Stock Purchase Contract and debt securities or preferred trust securities of third parties (including, but not limited to, Debt Securities, Subordinated Debt Securities, Preferred Trust Securities or United States Treasury securities), that would secure the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require PPL Corporation to make periodic payments to the holders of the Stock Purchase Units or vice-versa. These payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units.

                       DESCRIPTION OF THE DEBT SECURITIES

     The following description sets forth certain general terms and provisions of PPL Capital Funding's unsecured debt securities, consisting of notes or debentures, that we may offer by this prospectus ("Debt Securities"). We will describe the particular terms of Debt Securities, and provisions that vary from those described below, in one or more prospectus supplements.

     We may issue the Debt Securities from time to time in the future in one or more series. We will issue the Debt Securities and the guarantee or guarantees of PPL Corporation relating thereto (the "Guarantee" or "Guarantees") under the Indenture, dated as of November 1, 1997 (as such indenture has been and may be supplemented, the "Indenture"), among PPL Capital Funding, PPL Corporation and The Chase Manhattan Bank, as trustee (the "Trustee").

     The Indenture is filed as an exhibit to the registration statement. The Indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Debt Securities or the Indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. We also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in a prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement or supplements. The Indenture has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Debt Securities.

GENERAL

     We may issue an unlimited amount of Debt Securities or other securities under the Indenture. The Debt Securities and all other debt securities issued previously or hereafter under the Indenture are collectively referred to herein as the "Indenture Securities."

     The Debt Securities will be unsecured and unsubordinated obligations of PPL Capital Funding, and by the Guarantees will be unconditionally guaranteed by PPL Corporation as to payment of principal and any interest and premium. See "--PPL Corporation Guarantees."

     Prior to the issuance of each series, certain aspects of the particular Debt Securities have to be specified in a supplemental indenture, in a board resolution of PPL Capital Funding, or in one or more officer's certificates of PPL Capital Funding pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement(s) for a description of the following terms of the series of Debt Securities:

          (a)  the title of such Debt Securities;

          (b)  any limit upon the principal amount of such Debt Securities;

          (c) the date or dates on which principal will be payable or how to determine such dates;

          (d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable ("Interest Payment Dates"); and any record dates for the interest payable on such Interest Payment Dates;

          (e) any obligation or option of PPL Capital Funding to redeem, purchase or repay Debt Securities, or any option of the Holder to require PPL Capital Funding to redeem or repurchase Debt Securities, and the terms and conditions upon which such Debt Securities will be redeemed, purchased or repaid;

          (f) the denominations in which such Debt Securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

          (g) whether such Debt Securities are to be issued in whole or in part in the form of one or more global Debt Securities and, if so, the identity of the depositary for such global Debt Securities; and

          (h)  any other terms of such Debt Securities.

(See Section 301.)

PPL CORPORATION GUARANTEES

     PPL Corporation will unconditionally guarantee the payment of principal of and any interest and premium on the Debt Securities, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Debt Securities and the Indenture. The Guarantees will remain in effect until the entire principal of and any premium and interest on the Debt Securities has been paid in full or otherwise discharged in accordance with the provisions of the Indenture. (See Article Fourteen.) The Guarantees will be unsecured debt of PPL Corporation, not subordinated by their terms to any other obligations of PPL Corporation. See "PPL Corporation--Holding Company Structure," above, however, with regard to the effect of the holding company structure on the status of PPL Corporation's obligations compared to obligations of its subsidiaries.

PAYMENT OF DEBT SECURITIES

  INTEREST

     Unless we indicate differently in a prospectus supplement, we will pay interest on each Debt Security on each Interest Payment Date by check mailed to the person in whose name such Debt Security is registered (the registered holder of any Indenture Security being called a "Holder" in this prospectus) as of the close of business on the regular record date relating to such Interest Payment Date, except that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, "Maturity") will be paid to the person to whom principal is paid.

     However, if we default in paying interest on a Debt Security, we will pay defaulted interest in either of the two following ways:

          (a) We will first propose to the Trustee a payment date for such defaulted interest. Next, the Trustee will choose a Special Record Date for determining which Holders are entitled to the payment. The Special Record Date will be between 10 and 15 days before the payment date we propose. Finally, we will pay such defaulted interest on the payment date to the Holder of the Debt Security as of the close of business on the Special Record Date.

          (b) Alternatively, we can propose to the Trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which such Debt Securities are listed for trading. If the Trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

PRINCIPAL

     Unless we indicate differently in a prospectus supplement, we will pay principal of and any interest and premium on the Debt Securities at Maturity upon presentation of the Debt Securities at the office of The Chase Manhattan Bank in New York, New York, as our Paying Agent. Any other Paying Agent initially designated for the Debt Securities of a particular series will be named in the applicable prospectus supplement.

     In our discretion, we may change the place of payment on the Debt Securities, and may remove any Paying Agent and may appoint one or more additional Paying Agents (including PPL Capital Funding, PPL Corporation or any affiliate of either of them). (See Section 602.)

FORM; TRANSFERS; EXCHANGES

     Unless otherwise indicated in a prospectus supplement, the Debt Securities will be issued:

          (a)  only in fully registered form;

          (b)  without interest coupons; and

          (c)  in denominations that are integral multiples of $1,000. (See
     Section 302.)

     You may have your Debt Securities divided into Debt Securities of smaller denominations (of at least $1,000) or combined into Debt Securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

     You may exchange or transfer Debt Securities at the office of the Trustee. The Trustee acts as our agent for registering Debt Securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the "Security Registrar." It will also perform transfers.

     In our discretion, we may change the place for registration of transfer of the Debt Securities and may remove and/or appoint one or more additional Security Registrars (including PPL Capital Funding, PPL Corporation or any affiliate of either of them). (See Sections 305 and 602.)

     Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the Debt Securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of
(a) Debt Securities during a period of 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (See
Section 305.)

REDEMPTION

     We will set forth any terms for the redemption of Debt Securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to Debt Securities redeemable at the option of the Holder, Debt Securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the Debt Securities of any series or any tranche thereof are to be redeemed, the Trustee will select the Debt Securities to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 403 and 404.)

     Debt Securities will cease to bear interest on the redemption date. PPL Capital Funding will pay the redemption price and any accrued interest once you surrender the Debt Security for redemption. (See Section 405.) If only part of a Debt Security is redeemed, the Trustee will deliver to you a new Debt Security of the same series for the remaining portion without charge. (Section 406.)

     We may make any redemption at the option of PPL Capital Funding conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, PPL Capital Funding will not be required to redeem such Debt Securities. (See Section 404.)

EVENTS OF DEFAULT

     An "Event of Default" occurs with respect to Indenture Securities of any series if

          (a) we do not pay any interest on any Indenture Securities of the applicable series within 30 days of the due date;

          (b) we do not pay principal or premium on any Indenture Securities of the applicable series on its due date;

          (c) we remain in breach of a covenant (excluding covenants solely applicable to a specific series) or warranty of the Indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or Holders of 25% of the principal amount of Indenture Securities of the affected series; the Trustee or such Holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

          (d) the Guarantees on any Indenture Securities of the applicable series

             (1)  cease to be effective (except in accordance with their terms),

             (2) are found in any judicial proceeding to be unenforceable or invalid, or

             (3) are denied or disaffirmed (except in accordance with their terms);

          (e) we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur; or

          (f) any other Event of Default specified in the prospectus supplement occurs.

(See Section 801.)

No Event of Default with respect to the Debt Securities necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

REMEDIES

  ACCELERATION

     Any One Series. If an Event of Default occurs and is continuing with respect to any one series of Indenture Securities, then either the Trustee or the Holders of 25% in principal amount of the outstanding Indenture Securities of such series may declare the principal amount of all of the Indenture Securities of such series to be due and payable immediately.

     More Than One Series. If an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, then either the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by 25% in principal amount of the Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration.

(See Section 802.)

  RESCISSION OF ACCELERATION

     After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

          (a)  we pay or deposit with the Trustee a sum sufficient to pay

             (1)  all overdue interest;

             (2) the principal of and any premium which have become due otherwise than by such declaration of acceleration and overdue interest thereon;

             (3)  interest on overdue interest to the extent lawful; and

             (4)  all amounts due to the Trustee under the Indenture; and

          (b) all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

(See Section 802.) For more information as to waiver of defaults, see "--Waiver of Default and of Compliance" below.

  CONTROL BY HOLDERS; LIMITATIONS

     Subject to the Indenture, if an Event of Default with respect to the Indenture Securities of any one series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of that series will have the right to

          (a) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

          (b) exercise any trust or power conferred on the Trustee with respect to the Indenture Securities of such series.

     If an Event of Default is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series. These rights of Holders to make direction are subject to the following limitations:

          (a) the Holders' directions may not conflict with any law or the Indenture; and

          (b) the Holders' directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is consistent with the Holders' direction. (See Sections 812 and 903.)

     In addition, the Indenture provides that no Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or for any other remedy thereunder unless

          (a) that Holder has previously given the Trustee written notice of a continuing Event of Default;

          (b) the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all affected series, considered as one class, have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

          (c) for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Indenture Securities of all affected series, considered as one class.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 807 and 903.)

     However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 807 and 808.)

NOTICE OF DEFAULT

     The Trustee is required to give the Holders of the Indenture Securities notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in clause (c) under "Events of Default," no such notice shall be given to such Holders until at least 75 days after the occurrence thereof.

(See Section 902.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

     We will furnish the Trustee with an annual statement as to the compliance by PPL Capital Funding with the conditions and covenants in the Indenture. (See
Section 605.)

WAIVER OF DEFAULT AND OF COMPLIANCE

     The Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of any series may waive, on behalf of the Holders of all Indenture Securities of such series, any past default under the Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Indenture that cannot be amended without the consent of the Holder of each outstanding Indenture Security. (See Section 813.)

     Compliance with certain covenants in the Indenture or otherwise provided with respect to Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Indenture Securities, considered as one class. (See Section 606.)

CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS AS AN ENTIRETY; NO FINANCIAL COVENANTS

     Subject to the provisions described in the next paragraph, each of PPL Capital Funding and PPL Corporation will preserve its corporate existence. (See
Section 604.)

     PPL Capital Funding and PPL Corporation have each agreed not to consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless

          (a) the entity formed by such consolidation or into which PPL Capital Funding or PPL Corporation, as the case may be, is merged or the entity which acquires or which leases the property and assets of PPL Capital Funding or PPL Corporation, as the case may be, substantially as an entirety is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Indenture Securities (or the Guarantees endorsed thereon, as the case may be) and the performance of all of the covenants of PPL Capital Funding or PPL Corporation, as the case may be, under the Indenture, and

          (b) immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing. (See
     Section 1101.)

     The Indenture does not prevent or restrict:

          (a) any consolidation or merger after the consummation of which PPL Capital Funding or PPL Corporation would be the surviving or resulting entity; or

          (b) any conveyance or other transfer, or lease, of any part of the properties of PPL Capital Funding or PPL Corporation which does not constitute the entirety, or substantially the entirety, thereof. (See
     Section 1103.)

     Neither the Indenture nor the Guarantee contains any financial or other similar restrictive covenants.

MODIFICATION OF INDENTURE

     Without Holder Consent. Without the consent of any Holders of Indenture Securities, PPL Capital Funding, PPL Corporation and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

          (a) to evidence the succession of another entity to PPL Capital Funding or PPL Corporation; or

          (b) to add one or more covenants of PPL Capital Funding or PPL Corporation or other provisions for the benefit of the Holders of all or any series or tranche of Indenture Securities, or to surrender any right or power conferred upon PPL Capital Funding or PPL Corporation; or

          (c) to add any additional Events of Default for all or any series of Indenture Securities; or

          (d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture that does not adversely affect the interests of the Holders; or

          (e)  to provide security for the Indenture Securities of any series;
     or

          (f) to establish the form or terms of Indenture Securities of any series or tranche or any Guarantees as permitted by the Indenture; or

          (g)  to provide for the issuance of bearer securities; or

          (h) to evidence and provide for the acceptance of appointment of a separate or successor Trustee; or

          (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities; or

          (j)  to change any place or places where

             (1)  we may pay principal, premium and interest,

             (2) Indenture Securities may be surrendered for transfer or exchange, and

             (3) notices and demands to or upon PPL Capital Funding or PPL Corporation may be served; or

          (k) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect.

     If the Trust Indenture Act is amended after the date of the Indenture so as to require changes to the Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PPL Capital Funding, PPL Corporation and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

(See Section 1201.)

     With Holder Consent. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected series, considered as one class. Moreover, if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected tranches, considered as one class.

     However, no amendment or modification may, without the consent of the Holder of each outstanding Indenture Security directly affected thereby,

          (a) change the stated maturity of the principal or interest on any Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any Indenture Security is payable, or impair the right to bring suit to enforce any payment;

          (b) reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Indenture; or

          (c) modify certain of the provisions in the Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

     A supplemental indenture which changes or eliminates any provision of the Indenture expressly included solely for the benefit of Holders of Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Indenture of the Holders of Indenture Securities of any other series or tranche. (See Section 1202.)

MISCELLANEOUS PROVISIONS

     The Indenture provides that certain Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under "--Satisfaction and Discharge" below, will not be deemed to be "outstanding" in determining whether the Holders of the requisite principal amount of the outstanding Indenture Securities have given or taken any demand, direction, consent or other action under the Indenture as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

     PPL Capital Funding or PPL Corporation will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Indenture Securities, such action may be taken only by persons who are Holders of such Indenture Securities on the record date. (See Section 104.)

SATISFACTION AND DISCHARGE

     Any Indenture Securities or any portion will be deemed to have been paid for purposes of the Indenture, and at PPL Capital Funding's election, our entire indebtedness will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than PPL Capital Funding or PPL Corporation), in trust:

          (a)  money sufficient, or

          (b) in the case of a deposit made prior to the maturity of such Indenture Securities, non-redeemable Government Obligations (as defined in the Indenture) sufficient, or

          (c)  a combination of (a) and (b), which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Indenture Securities or portions thereof on and prior to the maturity thereof.

(See Section 701.)

     The Indenture will be deemed satisfied and discharged when no Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Indenture. (See Section 702.)

     All moneys we pay to the Trustee or any Paying Agent on Debt Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PPL Capital Funding. Thereafter, the Holder of such Debt Security may look only to us for payment thereof. (See Section 603.)

RESIGNATION AND REMOVAL OF THE TRUSTEE; DEEMED RESIGNATION

     The Trustee may resign at any time by giving written notice thereof to us.

     The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Indenture Securities of any series.

     No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture.

     Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.

(See Section 910).

GOVERNING LAW

     The Indenture, the Debt Securities and the Guarantees provide that they are to be governed by and construed in accordance with the laws of the State of New York.

                      DESCRIPTION OF THE TRUST SECURITIES

     The Trust may issue Preferred Trust Securities and Common Trust Securities under the Trust Agreement. These Trust securities will represent undivided beneficial interests in the assets of the Trust. Selected provisions of the Trust Agreement are summarized below. This summary is not complete. The form of Trust Agreement was filed with the SEC and you should read the Trust Agreement for provisions that may be important to you. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the Preferred Trust Securities. Wherever particular defined terms of the Trust Agreement are referred to, such defined terms are incorporated herein by reference.

GENERAL

     The Preferred Trust Securities and Common Trust Securities issued by the Trust will be substantially the same except that, if there is an Event of Default under the Trust Agreement, as described below, that results from an Event of Default under the Subordinated Indenture, the rights of the holders of the Common Trust Securities to payment of distributions and upon liquidation or redemption will be subordinated to the rights of the holders of the Preferred Trust Securities. All of the Common Trust Securities of the Trust will be owned by PPL Corporation.

     PPL Corporation will fully and unconditionally guarantee payments due on the Preferred Trust Securities through a combination of the following:

          (a) PPL Corporation's guarantee of PPL Capital Funding's obligations under the Subordinated Debt Securities (the "Subordinated Guarantee");

          (b) the rights of holders of Preferred Trust Securities to enforce those obligations;

          (c)  PPL Corporation's agreement to pay the expenses of the Trust; and

          (d) PPL Corporation's guarantee of payments due on the Preferred Trust Securities to the extent of the Trust's assets (the "Preferred Securities Guarantee").

     The Trust will use the proceeds from the sale of the Preferred Trust Securities and Common Trust Securities to purchase Subordinated Debt Securities from PPL Capital Funding. The Subordinated Debt Securities will be guaranteed by PPL Corporation pursuant to the Subordinated Guarantee described below. The Subordinated Debt Securities will be held in trust for the benefit of holders of the Preferred Trust Securities and Common Trust Securities.

     A prospectus supplement relating to the Preferred Trust Securities will include specific terms of those securities and of the Subordinated Debt Securities. For a description of some specific terms that will affect both the Preferred Trust Securities and the Subordinated Debt Securities and your rights under each, see "Description of the Subordinated Debt Securities" below.

DISTRIBUTIONS

     The only income of the Trust available for distribution to the holders of Preferred Trust Securities will be payments on the Subordinated Debt Securities. If neither PPL Capital Funding nor PPL Corporation makes interest payments on the Subordinated Debt Securities, the Trust will not have funds available to pay distributions on Preferred Trust Securities. The payment of distributions, if and to the extent the Trust has sufficient funds available for the payment of such distributions, is guaranteed on a limited basis by PPL Corporation as described under "Description of the Preferred Securities Guarantee."

     So long as no Event of Default under the Subordinated Indenture has occurred and is continuing, PPL Capital Funding may extend the interest payment period from time to time on the Subordinated Debt Securities for one or more periods. As a consequence, distributions on Preferred Trust Securities would be deferred during any such period. Interest would, however, continue to accrue. During any extended interest period, or for so long as an "Event of Default" under the Subordinated Indenture resulting from a payment default or any payment default under the Preferred Securities Guarantee has occurred and is continuing, PPL Corporation may not:

          (a) declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of capital stock of PPL Corporation;

          (b) redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

          (c) pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the Subordinated Guarantees; or

          (d) make any payments with respect to any guarantee of debt securities by PPL Corporation if such guarantee is equal or junior in right of payment to the Subordinated Guarantees.

     Before an extension period ends, PPL Capital Funding may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, PPL Capital Funding may select a new extended interest payment period. No interest period may be extended beyond the maturity of the Subordinated Debt Securities.

REDEMPTION

     Whenever Subordinated Debt Securities are repaid, whether at maturity or earlier redemption, the Property Trustee will apply the proceeds to redeem a like amount of Preferred Trust Securities and Common Trust Securities.

     Preferred Trust Securities will be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of Subordinated Debt Securities. Redemptions of the Preferred Trust Securities will be made on a redemption date only if the Trust has funds available for the payment of the redemption price plus accrued and unpaid distributions.

     Holders of Preferred Trust Securities will be given not less than 30 nor more than 60 days' notice of any redemption. On or before the redemption date, the Trust will irrevocably deposit with the paying agent for

Preferred Trust Securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their Preferred Trust Securities. Distributions payable on or before a redemption date will be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the Preferred Trust Securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the Preferred Trust Securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. In the event that any date fixed for redemption of Preferred Trust Securities is not a business day, then payment will be made on the next business day, except that, if such business day falls in the next calendar year, then payment will be made on the immediately preceding business day. No interest will be payable because of any such delay. If payment of Preferred Trust Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by PPL Corporation pursuant to the Preferred Securities Guarantee, distributions on such Preferred Trust Securities will continue to accrue to the date of payment. The actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions.

     Subject to applicable law, including United States federal securities law, PPL Corporation or its affiliates may at any time and from time to time purchase outstanding Preferred Trust Securities by tender, in the open market or by private agreement.

     If Preferred Trust Securities are partially redeemed on a redemption date, a corresponding percentage of the Common Trust Securities will be redeemed. The particular Preferred Trust Securities to be redeemed will be selected not more than 60 days prior to the redemption date by the Property Trustee by such method as the Property Trustee shall deem fair, taking into account the denominations in which they were issued. The Property Trustee will promptly notify the Preferred Trust Security registrar in writing of the Preferred Trust Securities selected for redemption and, where applicable, the partial amount to be redeemed.

SUBORDINATION OF COMMON TRUST SECURITIES

     Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the Preferred Trust Securities and Common Trust Securities shall be made pro rata based on the liquidation preference amount of such securities. However, if on any distribution payment date or redemption date an event of default under the Trust Agreement resulting from an event of default under the Subordinated Indenture has occurred and is continuing, no payment on any Common Trust Security shall be made until all payments due on the Preferred Trust Securities have been made. In that case, funds available to the Property Trustee shall first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions of, Preferred Trust Securities then due and payable.

     If an event of default under the Trust Agreement results from an event of default under the Subordinated Indenture, the holder of Common Trust Securities cannot take action with respect to the Trust Agreement default until the effect of all defaults with respect to Preferred Trust Securities has been cured, waived or otherwise eliminated. Until the event of default under the Trust Agreement with respect to Preferred Trust Securities has been cured, waived or otherwise eliminated, the Property Trustee shall, to the fullest extent permitted by law, act solely on behalf of the holders of Preferred Trust Securities and not the holders of the Common Trust Securities, and only holders of Preferred Trust Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     The Trust shall dissolve and shall be liquidated by the Property Trustee on the first to occur of:

          (a)  the expiration of the term of the Trust;

          (b)  the bankruptcy, dissolution or liquidation of PPL Corporation;

          (c)  the redemption of all of the Preferred Trust Securities;

          (d) the entry of an order for dissolution of the Trust by a court of competent jurisdiction; and

          (e)  the election of PPL Corporation at any time.

     If a dissolution of the Trust occurs, the Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be appropriate. If a dissolution of the Trust occurs other than by redemption of all the Preferred Trust Securities, the Property Trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the Preferred Trust Securities and Common Trust Securities a proportionate amount of Subordinated Debt Securities. If a distribution of Subordinated Debt Securities is determined by the Property Trustee not to be practical, holders will be entitled to receive, out of the assets of the Trust after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation preference of the Preferred Trust Securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable by the Trust on the Preferred Trust Securities shall be paid on a pro rata basis. PPL Corporation, as holder of the Common Trust Securities, will be entitled to receive distributions upon any dissolution pro rata with the holders of the Preferred Trust Securities, except that if an Event of Default (or event that, with the lapse of time or giving of notice, would become such an Event of Default) has occurred and is continuing under the Subordinated Indenture, the Preferred Trust Securities will have a preference over the Common Trust Securities.

EVENTS OF DEFAULT; NOTICE

     Any one of the following events will be an event of default under the Trust Agreement whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

          (a) the occurrence of an Event of Default as described in the Subordinated Indenture;

          (b) default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

          (c) default by the Trust in the payment of any redemption price, plus accrued and unpaid distributions, of any Preferred Trust Security or Common Trust Security when it becomes due and payable;

          (d) default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees under the Trust Agreement which is not dealt with above, and the continuation of that default or breach for a period of 90 days after written notice to the Trust and PPL Corporation by the holders of Preferred Trust Securities having at least 25% of the total liquidation preference amount of the outstanding Preferred Trust Securities; or

          (e) the occurrence of certain events of bankruptcy or insolvency with respect to the Trust.

     Within 90 days after the occurrence of any event of default actually known to the Property Trustee, the Property Trustee shall transmit to the holders of Preferred Trust Securities, PPL Capital Funding, PPL Corporation and the Administrative Trustees notice of any such default, unless that default will have been cured or waived.

     A holder of Preferred Trust Securities may directly institute a proceeding to enforce payment when due directly to the holder of the Preferred Trust Securities of the principal of or interest on Subordinated Debt Securities having a principal amount equal to the aggregate liquidation preference amount of the holder's Preferred Trust Securities. The holders of Preferred Trust Securities have no other rights to exercise directly any other remedies available to the holder of the Subordinated Debt Securities unless the trustees under the Trust Agreement fail to do so.

REMOVAL OF TRUSTEES

     Unless an event of default under the Subordinated Indenture has occurred and is continuing, the holder of the Common Trust Securities may remove any trustee under the Trust Agreement at any time. If an event of default under the Subordinated Indenture has occurred and is continuing, the holders of a majority of the total liquidation preference amount of the outstanding Preferred Trust Securities may remove the Property Trustee or the Delaware Trustee, or both of them. The holder of the Common Trust Securities may remove any Administrative Trustee at any time. Any resignation or removal of a trustee under the Trust Agreement will take effect only on the acceptance of appointment by the successor trustee.

     Holders of Preferred Trust Securities will have no right to appoint or remove the Administrative Trustees of the Trust, who may be appointed, removed or replaced solely by PPL Corporation as the holder of the Common Trust Securities.

VOTING RIGHTS

     Except as provided below and under "Description of the Preferred Securities Guarantee--Amendments and Assignments," and as otherwise required by law or the Trust Agreement, the holders of Preferred Trust Securities will have no voting rights.

     While Subordinated Debt Securities are held by the Property Trustee, the Property Trustee will not:

          (a) direct the time, method and place to conduct any proceeding for any remedy available to the Subordinated Indenture Trustee, or execute any trust or power conferred on the Subordinated Indenture Trustee with respect to the Subordinated Debt Securities;

          (b)  waive any past default under the Subordinated Indenture;

          (c) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities will be due and payable; or

          (d) consent to any amendment, modification or termination of the Subordinated Indenture or the Subordinated Debt Securities, where that consent will be required;

without, in each case, obtaining the prior approval of the holders of Preferred Trust Securities having at least a majority of the liquidation preference amount of all outstanding Preferred Trust Securities. Where a consent of each holder of Subordinated Debt Securities affected is required, no consent shall be given by the Property Trustee without the prior consent of each holder of the Preferred Trust Securities affected. The Trustees shall not revoke any action previously authorized or approved by a vote of the holders of Preferred Trust Securities, except pursuant to the subsequent vote of the holders of Preferred Trust Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities or the Trust Agreement, a holder of the Preferred Trust Securities may institute a legal proceeding directly against PPL Capital Funding or PPL Corporation, as the case may be, to enforce the Property Trustee's rights under the Subordinated Debt Securities or the Trust Agreement without first instituting any legal proceeding against the Property Trustee or anyone else. The Property Trustee shall notify all holders of Preferred Trust Securities of any notice of default received from the Subordinated Indenture Trustee. The Property Trustee shall not take any action approved by the consent of the holders without an opinion of counsel experienced in those matters to the effect that the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes on account of that action.

     Holders of Preferred Trust Securities may give any required approval at a meeting convened for such purpose or by written consent without prior notice. The Administrative Trustees will give notice of any meeting at which holders of Preferred Trust Securities are entitled to vote.

     No vote or consent of the holders of Preferred Trust Securities will be required for the Trust to redeem and cancel Preferred Trust Securities in accordance with the Trust Agreement.

     Notwithstanding that holders of Preferred Trust Securities are entitled to vote or consent under any of the circumstances described above, any Preferred Trust Securities that are owned by PPL Capital Funding, PPL

Corporation or any affiliate of any of them, shall be treated as if they were not outstanding for purposes of such vote or consent.

AMENDMENTS

     The Trust Agreement may be amended from time to time by a majority of the Administrative Trustees and PPL Corporation, without the consent of any holders of Preferred Trust Securities:

          (a) to cure any ambiguity, correct inconsistent provisions or make any other provisions with respect to matters or questions arising under the Trust Agreement; or

          (b)  to change the name of the Trust; or

          (c) to modify, eliminate or add to any provisions of the Trust Agreement to the extent necessary to ensure that the Trust will not be classified for United States federal income tax purposes other than as a grantor trust (and not an association taxable as a corporation) at all times that any Preferred Trust Securities and Common Trust Securities are outstanding or to ensure the Trust's exemption from the status of an "investment company" under the Investment Company Act of 1940.

     No amendment described above may materially adversely affect the interests of any holder of Preferred Trust Securities and Common Trust Securities without such holder's consent. Any of the amendments of the Trust Agreement described in paragraph (a) above shall become effective when notice of the amendment is given to the holders of Preferred Trust Securities and Common Trust Securities.

     Except as provided below, any provision of the Trust Agreement may be amended by the Administrative Trustees and PPL Corporation with:

          (a) the consent of holders of Preferred Trust Securities and Common Trust Securities representing not less than a majority in aggregate liquidation preference amount of the Preferred Trust Securities and Common Trust Securities then outstanding; and

          (b) receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust's status as a grantor trust for federal income tax purposes or affect the Trust's exemption from status of an "investment company" under the Investment Company Act of 1940.

     Each affected holder of Preferred Trust Securities or Common Trust Securities must have consented to any amendment to the Trust Agreement that:

          (a) adversely changes the amount or timing of any distribution with respect to Preferred Trust Securities or Common Trust Securities or otherwise adversely affects the amount of any distribution required to be made in respect of Preferred Trust Securities and Common Trust Securities as of a specified date; or

          (b) restricts the right of a holder of Preferred Trust Securities or Common Trust Securities to institute suit for the enforcement of any such payment on or after that date.

FORM, EXCHANGE AND TRANSFER

     Preferred Trust Securities may be exchanged for other Preferred Trust Securities in any authorized denomination and of like tenor and aggregate liquidation preference.

     Subject to the terms of the Trust Agreement, Preferred Trust Securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Preferred Trust Security registrar. The Administrative Trustees may designate PPL Corporation or PPL Capital Funding or any affiliate of either of them as the Preferred Trust Security registrar. The Property Trustee will initially act as the Preferred Trust Security registrar and transfer agent. No service charge will be made for any registration of transfer or exchange of Preferred Trust Securities, but the Preferred Trust Security registrar may require payment of a sum sufficient to cover any tax or other

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

governmental charge payable in connection with the transfer or exchange. A transfer or exchange will be made when the Preferred Trust Security registrar and Administrative Trustees are satisfied with the documents of title and identity of the person making the request. The Administrative Trustees may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that PPL Corporation will, or will cause the Preferred Trust Security registrar to, maintain an office or agency in The City of New York where Preferred Trust Securities may be transferred or exchanged.

     The Trust will not be required to (1) issue, register the transfer of, or exchange any Preferred Trust Securities during the 15 calendar days before the mailing of a notice of redemption of any Preferred Trust Securities called for redemption and ending at the close of business on the day the notice is mailed or (2) register the transfer of or exchange any Preferred Trust Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Preferred Trust Securities being redeemed in part.

PAYMENT OF PREFERRED TRUST SECURITIES AND PAYING AGENT

     Unless we indicate differently in a prospectus supplement, payments in respect of the Preferred Trust Securities will be made on the applicable distribution dates by check mailed to the address of the holder entitled thereto as such address appears on the Preferred Trust Security register. The paying agent shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees, PPL Capital Funding and PPL Corporation, which may be PPL Corporation or PPL Capital Funding. The paying agent may resign upon 30 days' written notice to the Administrative Trustees, the Property Trustee, PPL Capital Funding and PPL Corporation. In the event that the Property Trustee shall no longer be the paying agent, the Administrative Trustees shall appoint a successor, which shall be a bank, trust company or affiliate of PPL Corporation acceptable to the Property Trustee, PPL Capital Funding and PPL Corporation to act as paying agent.

DUTIES OF THE TRUSTEES

     The Delaware Trustee will act as the resident trustee in the State of Delaware and will have no other significant duties. The Property Trustee will hold the Subordinated Debt Securities on behalf of the Trust and will maintain a payment account with respect to the Preferred Trust Securities and Common Trust Securities, and will also act as trustee under the Trust Agreement for the purposes of the Trust Indenture Act.

     The Administrative Trustees of the Trust are authorized and directed to conduct the affairs of the Trust and to operate the Trust so that (i) the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act, (ii) the Trust will not be taxed as a corporation,
(iii) the Trust will not be classified as other than a grantor trust for United States federal income tax purposes and (iv) the Subordinated Debt Securities will be treated as indebtedness of PPL Capital Funding for United States federal income tax purposes. In this regard, PPL Corporation and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Trust Agreement, that PPL Corporation and the Administrative Trustees determine in their discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the Preferred Trust Securities.

MISCELLANEOUS

     Holders of the Preferred Trust Securities have no preemptive or similar rights.

GOVERNING LAW

     The Trust Agreement, the Preferred Trust Securities and the Common Trust Securities provide that they are to be governed by and construed in accordance with the laws of the State of Delaware.

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

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

     Selected provisions of the Preferred Securities Guarantee that PPL Corporation will execute and deliver for the benefit of the holders of the Preferred Trust Securities are summarized below. The summary is not complete. The form of Preferred Securities Guarantee was filed with the SEC and you should read the Preferred Securities Guarantee for provisions that may be important to you. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the Preferred Securities Guarantee. Whenever particular defined terms of the Preferred Securities Guarantee are referred to, those defined terms are incorporated herein by reference.

     The Chase Manhattan Bank will act as Guarantee Trustee under the Preferred Securities Guarantee. The Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Trust Securities.

GENERAL

     PPL Corporation will irrevocably, fully and unconditionally agree to make the guarantee payments listed below in full to the holders of the Preferred Trust Securities if they are not made by the Trust, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments will be subject to the Preferred Securities Guarantee (without duplication):

          (a) any accrued and unpaid distributions required to be paid on Preferred Trust Securities, to the extent the Trust has funds available therefor;

          (b) the redemption price, plus all accrued and unpaid distributions, for any Preferred Trust Securities called for redemption by the Trust, to the extent the Trust has funds available therefor; and

          (c) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (except in connection with the distribution of Subordinated Debt Securities to the holders in exchange for Preferred Trust Securities as provided in the Trust Agreement or upon a redemption of all of the Preferred Trust Securities upon maturity or redemption of the Subordinated Debt Securities as provided in the Trust Agreement), the lesser of:

             (1) the aggregate of the liquidation preference and all accrued and unpaid distributions on Preferred Trust Securities to the date of payment, to the extent the Trust has funds available therefor; and

             (2) the amount of assets of the Trust remaining available for distribution to holders of Preferred Trust Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as required by applicable law.

PPL Corporation's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by PPL Corporation to the holders of Preferred Trust Securities or by causing the Trust to pay such amounts to those holders.

     The Preferred Securities Guarantee will be a guarantee with respect to the Preferred Trust Securities, but will not apply to any payment of distributions if and to the extent that the Trust does not have funds available to make those payments.

     If neither PPL Capital Funding nor PPL Corporation makes interest payments on the Subordinated Debt Securities held by the Trust, the Trust will not have funds available to pay distributions on the Preferred Trust Securities. The Preferred Securities Guarantee will rank subordinate and junior in right of payment to all other liabilities of PPL Corporation (except those made pari passu or subordinate by their terms). The Preferred Securities Guarantee does not limit PPL Corporation from incurring or issuing additional debt, whether secured or unsecured, senior to or equal in right of payment to the Preferred Securities Guarantee in the future.

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

     PPL Corporation will agree to provide funds to the Trust as needed to pay costs, expenses or liabilities of the Trust to parties other than holders of Preferred Trust Securities or Common Trust Securities. The Subordinated Debt Securities, the Subordinated Guarantees and the Preferred Securities Guarantee, together with the obligations of PPL Corporation with respect to the Preferred Trust Securities under the Subordinated Indenture, the Trust Agreement, the Preferred Securities Guarantee, including the agreement by PPL Corporation to pay expenses and obligations of the Trust to parties (other than holders of Preferred Trust Securities or Common Trust Securities), constitute a full and unconditional guarantee of the Preferred Trust Securities by PPL Corporation. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by PPL Corporation of the Preferred Trust Securities.

AMENDMENTS AND ASSIGNMENT

     No consent of holders of Preferred Trust Securities is required for changes to the Preferred Securities Guarantee that do not materially adversely affect their rights. Other terms of the Preferred Securities Guarantee may be changed only with the prior approval of the holders of the Preferred Trust Securities having at least a majority of the liquidation preference amount of the outstanding Preferred Trust Securities. All guarantees and agreements contained in the Preferred Securities Guarantee will bind the successors, assigns, receivers, trustees and representatives of PPL Corporation and will inure to the benefit of the holders of the Preferred Trust Securities then outstanding.

EVENTS OF DEFAULT

     An event of default under the Preferred Securities Guarantee will occur if PPL Corporation fails to perform any of its payment or other obligations under the Preferred Securities Guarantee and has not cured such failure within 90 days of receipt of notice thereof. The holders of the Preferred Trust Securities having a majority of the liquidation preference of the Preferred Trust Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee under the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Preferred Securities Guarantee.

     Any holder of the Preferred Trust Securities may enforce the Preferred Securities Guarantee, or institute a legal proceeding directly against PPL Corporation to enforce the Guarantee Trustee's rights under the Preferred Securities Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or anyone else.

     PPL Corporation will be required to file an annual statement with the Guarantee Trustee as to its compliance with the Preferred Securities Guarantee.

DUTIES OF THE GUARANTEE TRUSTEE

     The Guarantee Trustee will undertake to perform only those duties specifically set forth in the Preferred Securities Guarantee until a default occurs. After a default under the Preferred Securities Guarantee, the Guarantee Trustee must exercise the same degree of care in its duties as a prudent individual would exercise in the conduct of his or her own affairs. The Preferred Securities Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Preferred Securities Guarantee at the request of any holder of the Preferred Trust Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE

     The Preferred Securities Guarantee will terminate and be of no further force and effect upon:

          (a) full payment of the redemption price, plus accrued and unpaid distributions, for all the Preferred Trust Securities;

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

          (b) the distribution of Subordinated Debt Securities to holders of the Preferred Trust Securities in exchange for all of the Preferred Trust Securities; or

          (c) full payment of the amounts payable upon liquidation of the Trust.

     The Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Trust Securities must restore payment of any sums paid under the Preferred Trust Securities or the Preferred Securities Guarantee.

STATUS OF THE PREFERRED SECURITIES GUARANTEE

     The Preferred Securities Guarantee will be an unsecured obligation of PPL Corporation and will rank:

          (a) subordinate and junior in right of payment to all other liabilities of PPL Corporation, including the Subordinated Guarantees;

          (b) equal in right of payment with the most senior preferred or preference stock that may be issued by PPL Corporation and with any guarantee that may be entered into by PPL Corporation in respect of any preferred or preference stock of any affiliate of PPL Corporation; and

          (c)  senior to PPL Corporation common stock.

     The Trust Agreement provides that by accepting Preferred Trust Securities, a holder agrees to the subordination provisions and other terms of the Preferred Securities Guarantee.

     The Preferred Securities Guarantee will be a guarantee of payment and not of collection, that is, the guaranteed party may institute a legal proceeding directly against PPL Corporation to enforce its rights under the Preferred Securities Guarantee without first instituting a legal proceeding against anyone else.

     Because PPL Corporation is a holding company that conducts all of its operations through subsidiaries, obligations under the Preferred Securities Guarantee, as obligations of a holding company, will generally have a position junior to claims of creditors and preferred stockholders of the subsidiaries of PPL Corporation. See "PPL Corporation--Holding Company Structure" above.

GOVERNING LAW

     The Preferred Securities Guarantee provides that it is to be governed by and construed in accordance with the laws of the State of New York.

                DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

     The Subordinated Indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Subordinated Debt Securities or the Subordinated Indenture. The form of the Subordinated Indenture has been filed with the SEC, and you should read the Subordinated Indenture for provisions that may be important to you. The Subordinated Indenture will be qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the Subordinated Debt Securities.

     This summary is subject to and qualified in its entirety by reference to all the provisions of the Subordinated Indenture, including definitions of certain terms used in the Subordinated Indenture. We also include references in parentheses to certain sections of the Subordinated Indenture. Whenever we refer to particular sections or defined terms of the Subordinated Indenture in this prospectus or in a prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement or supplements.

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

GENERAL

     The Subordinated Debt Securities, including any Subordinated Debt Securities which the Property Trustee will hold on behalf of the Trust as trust assets, will be issued under the Subordinated Indenture (the "Subordinated Indenture") among PPL Capital Funding, PPL Corporation and The Chase Manhattan Bank, as Trustee (the "Subordinated Indenture Trustee"). The Subordinated Indenture provides for the issuance from time to time of subordinated debt in an unlimited amount. The Subordinated Debt Securities and all other subordinated debt issued previously or hereafter under the Subordinated Indenture are collectively referred to as the "Subordinated Indenture Securities." Subordinated Debt Securities issued to the Trust will constitute a separate series under the Subordinated Indenture and will be limited in aggregate principal amount to the sum of the aggregate liquidation preference amount of the Preferred Trust Securities and the consideration paid by PPL Corporation for the Common Trust Securities.

     The Subordinated Debt Securities will be unsecured, subordinated obligations of PPL Capital Funding which rank junior to all of PPL Capital Funding's Senior Indebtedness (as defined herein). The Subordinated Debt Securities will be unconditionally guaranteed by PPL Corporation as to payment of principal, and any interest and premium pursuant to subordinated guarantees ("Subordinated Guarantees") of PPL Corporation which rank junior to all of PPL Corporation's Senior Indebtedness (as defined herein). See "--Subordinated Guarantees."

     Prior to the issuance of each series, certain aspects of the particular securities have to be specified in a supplemental indenture, in a board resolution of PPL Capital Funding, or in one or more officer's certificates of PPL Capital Funding pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement(s) for a description of the following terms of the series of Subordinated Debt Securities:

          (a)  the title of such Subordinated Debt Securities;

          (b) any limit upon the principal amount of such Subordinated Debt Securities;

          (c) the date or dates on which principal will be payable or how to determine such dates;

          (d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable ("Subordinated Debt Securities Interest Payment Dates"); and any record dates for the interest payable on such Subordinated Debt Securities Interest Payment Dates;

          (e) any obligation or option of PPL Capital Funding to redeem, purchase or repay Subordinated Debt Securities, or any option of the Holder to require PPL Capital Funding to redeem or repurchase Subordinated Debt Securities, and the terms and conditions upon which such Subordinated Debt Securities will be redeemed, purchased or repaid;

          (f) the denominations in which such Subordinated Debt Securities will be issuable (if other than denominations of $25 and any integral multiple thereof);

          (g) whether such Subordinated Debt Securities are to be issued in whole or in part in the form of one or more global Subordinated Debt Securities and, if so, the identity of the depositary for such global Subordinated Debt Securities; and

          (h)  any other terms of such Subordinated Debt Securities.

(See Section 301.)

SUBORDINATION

     The Subordinated Debt Securities will be subordinate and junior in right of payment to all Senior Indebtedness of PPL Capital Funding. (See Article Fifteen.) No payment of the principal (including redemption and sinking fund payments) of, or interest on, the Subordinated Debt Securities may be made by

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

PPL Capital Funding until all holders of Senior Indebtedness of PPL Capital Funding have been paid, if any of the following occurs:

          (a) certain events of bankruptcy, insolvency or reorganization of PPL Capital Funding;

          (b) any Senior Indebtedness of PPL Capital Funding is not paid when due and that default continues without waiver;

          (c) any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness of PPL Capital Funding are permitted to accelerate the maturity of such Senior Indebtedness; or

          (d) the maturity of any other series of subordinated debentures under the Subordinated Indenture has been accelerated, because of an event of default which remains uncured.

     Upon any distribution of assets of PPL Capital Funding to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness of PPL Capital Funding must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment from such distribution.

     Senior Indebtedness, when used with respect to PPL Capital Funding or PPL Corporation, is defined in the Subordinated Indenture to include all obligations of PPL Capital Funding or PPL Corporation, as the case may be, for borrowed money, or guarantees of the same, or for the payment of money pursuant to capital leases, unless such obligation or guarantee expressly provides that it is not superior to or equal in right of payment to the Subordinated Debt Securities or the Subordinated Guarantees, as the case may be. The obligations of PPL Corporation under the Preferred Securities Guarantee shall not be deemed to be Senior Indebtedness. (See Section 101.)

     The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of December 31, 2000, PPL Capital Funding had approximately $2.068 billion principal amount of indebtedness for borrowed money constituting its Senior Indebtedness, and PPL Corporation had approximately $2.439 billion principal amount of obligations constituting its Senior Indebtedness (including guarantees of indebtedness of PPL Capital Funding and certain of PPL Corporation's other subsidiaries).

SUBORDINATED GUARANTEES

     PPL Corporation will unconditionally guarantee the payment of principal of and any interest and premium on the Subordinated Debt Securities, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Subordinated Debt Securities and the Subordinated Indenture. The Subordinated Guarantees will remain in effect until the entire principal of and any premium and interest on the Subordinated Debt Securities has been paid in full or otherwise discharged in accordance with the provisions of the Subordinated Indenture. (See Article Fourteen.)

     The Subordinated Guarantees will be subordinate and junior in right of payment to all Senior Indebtedness of PPL Corporation. No payment of the principal (including redemption and sinking fund payments) of, or interest on, the Subordinated Debt Securities may be made by PPL Corporation under the Subordinated Guarantees until all holders of Senior Indebtedness of PPL Corporation have been paid, if any of the following occurs:

          (a) certain events of bankruptcy, insolvency or reorganization of PPL Corporation;

          (b) any Senior Indebtedness of PPL Corporation is not paid when due and that default continues without waiver;

          (c) any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness of PPL Corporation are permitted to accelerate the maturity of such Senior Indebtedness; or

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

          (d) the maturity of any other series of subordinated debentures under the Subordinated Indenture which has been guaranteed by PPL Corporation and has been accelerated, because of an event of default which remains uncured.

     Upon any distribution of assets of PPL Corporation to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness of PPL Corporation must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment from such distribution.

PAYMENT OF SUBORDINATED DEBT SECURITIES

  INTEREST

     Unless we indicate differently in a prospectus supplement, we will pay interest on each Subordinated Debt Security on each Subordinated Debt Securities Interest Payment Date by check mailed to the Holder of the Subordinated Debt Securities as of the close of business on the regular record date relating to such Subordinated Debt Securities Interest Payment Date, except, that interest payable at Maturity will be paid to the person to whom principal is paid.

     However, if we default in paying interest on a Subordinated Debt Security, we will pay defaulted interest in either of the two following ways:

          (a) We will first propose to the Subordinated Indenture Trustee a payment date for such defaulted interest. Next, the Subordinated Indenture Trustee will choose a Special Record Date for determining which Holders are entitled to the payment. The Special Record Date will be between 10 and 15 days before the payment date we propose. Finally, we will pay such defaulted interest on the payment date to the Holder of the Subordinated Debt Security as of the close of business on the Special Record Date.

          (b) Alternatively, we can propose to the Subordinated Indenture Trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which such Subordinated Debt Securities are listed for trading. If the Subordinated Indenture Trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

  PRINCIPAL

     Unless we indicate differently in a prospectus supplement, we will pay principal of and any interest and premium on the Subordinated Debt Securities at Maturity upon presentation of the Subordinated Debt Securities at the office of The Chase Manhattan Bank in New York, New York, as our Paying Agent. Any other Paying Agent initially designated for the Subordinated Debt Securities of a particular series will be named in the applicable prospectus supplement.

     In our discretion, we may change the place of payment on the Subordinated Debt Securities, and may remove any Paying Agent and may appoint one or more additional Paying Agents (including PPL Capital Funding, PPL Corporation or any affiliate of either of them). (See Section 602.)

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as no Event of Default under the Subordinated Indenture has occurred and is continuing, PPL Capital Funding may extend the interest payment period from time to time on the Subordinated Debt Securities for one or more periods. As a consequence, distributions on Preferred Trust Securities would be deferred during any extension period. Interest would, however, continue to accrue. During any extended interest period, or for so long as an "Event of Default" under the Subordinated Indenture resulting from a

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

payment default or a payment default under the Preferred Securities Guarantee has occurred and is continuing, PPL Corporation may not:

          (a) declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of capital stock of PPL Corporation;

          (b) redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

          (c) pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the Subordinated Guarantees; or

          (d) make any payments with respect to any guarantee of debt securities by PPL Corporation if such guarantee is equal or junior in right of payment to the Subordinated Guarantees.

(See Section 312.)

     Before an extension period ends, PPL Capital Funding may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, PPL Capital Funding may select a new extended interest payment period. No interest period may be extended beyond the maturity of the Subordinated Debt Securities. PPL Capital Funding will give the Trust and the Subordinated Indenture Trustee notice of its election of an extension period prior to the earlier of (i) one business day before the record date for the distribution which would occur if PPL Capital Funding did not make the election to extend or
(ii) the date the Administrative Trustees are required to give notice to any securities exchange or any other applicable self-regulatory organization of the record date. The Property Trustee shall send notice of that election to the holders of Preferred Trust Securities.

  ADDITIONAL INTEREST

     So long as any Preferred Trust Securities remain outstanding, if the Trust is required to pay any taxes, duties, assessments or governmental charges imposed by the United States or any other taxing authority on income derived from the interest payments on the Subordinated Debt Securities, then PPL Capital Funding will pay as interest on the Subordinated Debt Securities any additional interest that may be necessary in order that the net amounts retained by the Trust after the payment of those taxes, duties, assessments or governmental charges will be the same as the Trust would have had in the absence of such payment. (See Section 313.)

FORM; TRANSFERS; EXCHANGES

     Unless we indicated differently in a prospectus supplement, the Subordinated Debt Securities will be issued

          (a)  only in fully registered form;

          (b)  without interest coupons; and

          (c)  in denominations that are even multiples of $25. (See Section
     302.)

     Unless we indicate differently in a prospectus supplement, Subordinated Debt Securities may be exchanged at the office of the Subordinated Indenture Trustee. The Subordinated Indenture Trustee will also act as our agent for registering Subordinated Debt Securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the "Subordinated Indenture Registrar." It will also perform transfers.

     In our discretion, we may change the place for registration of transfer of the Subordinated Debt Securities and may remove and/or appoint one or more additional Subordinated Indenture Registrars

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(including PPL Capital Funding, PPL Corporation or any affiliate of either of them). (See Sections 305 and 602.)

     Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the Debt Securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of
(a) Subordinated Debt Securities during a period of 15 days prior to giving any notice of redemption or (b) any Subordinated Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Subordinated Debt Security being redeemed in part. (See Section 305.)

     Unless we indicate differently in a prospectus supplement, if Subordinated Debt Securities are distributed to holders of Preferred Trust Securities in a dissolution of the Trust, the Subordinated Debt Securities will be issued in fully registered certificated form in the denominations and integral multiples thereof in which the Preferred Trust Securities have been issued, and they may be transferred or exchanged at the offices of the Subordinated Indenture Trustee.

REDEMPTION

     For so long as the Trust is the holder of all the Subordinated Debt Securities, the proceeds of any redemption will be used by the Trust to redeem Preferred Trust Securities and Common Trust Securities in accordance with their terms.

     We will set forth any terms for the redemption of Subordinated Debt Securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to Subordinated Debt Securities redeemable at the option of the Holder, Subordinated Debt Securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the Subordinated Debt Securities of any series or any tranche thereof are to be redeemed, the Subordinated Indenture Trustee will select the Subordinated Debt Securities to be redeemed. In the absence of any provision for selection, the Subordinated Indenture Trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 403 and 404.)

     Subordinated Debt Securities will cease to bear interest on the redemption date. PPL Capital Funding will pay the redemption price and any accrued interest once the Subordinated Debt Securities are surrendered for redemption. (See
Section 405.) If only part of a Subordinated Debt Security is redeemed, the Subordinated Indenture Trustee will deliver a new Subordinated Debt Security of the same series for the remaining portion without charge. (See Section 406.)

     We may make any redemption at the option of PPL Capital Funding conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received such money by the date fixed for redemption, PPL Capital Funding will not be required to redeem such Subordinated Debt Securities. (See
Section 404.)

EVENTS OF DEFAULT

     An "Event of Default" occurs with respect to Subordinated Indenture Securities of any series if

          (a) we do not pay any interest on any Subordinated Indenture Securities of the applicable series within 30 days of the due date; provided, however, that a valid extension of the interest period by us will not constitute an Event of Default;

          (b) we do not pay principal or premium on any Subordinated Indenture Securities of the applicable series on its due date;

          (c) we remain in breach of a covenant (excluding covenants solely applicable to a specific series) or warranty of the Subordinated Indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Subordinated Indenture Trustee or Holders of 25% of the principal amount of Subordinated Indenture Securities of the affected series; the Subordinated Indenture Trustee or such Holders can agree to extend the 90-day
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

     period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

          (d) the Subordinated Guarantees of PPL Corporation relating to any Subordinated Indenture Securities of the applicable series

             (1)  cease to be effective (except in accordance with their terms),

             (2) are found in any judicial proceeding to be unenforceable or invalid, or

             (3) are denied or disaffirmed (except in accordance with their terms);

          (e) we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur; or

          (f) any other Event of Default specified in the prospectus supplement occurs.

(See Section 801.)

No Event of Default with respect to the Subordinated Debt Securities necessarily constitutes an Event of Default with respect to the Subordinated Indenture Securities of any other series issued under the Subordinated Indenture.

REMEDIES

  ACCELERATION

     Any One Series. If an Event of Default occurs and is continuing with respect to any one series of Subordinated Indenture Securities, then either the Subordinated Indenture Trustee or the Holders of 25% in principal amount of the outstanding Subordinated Indenture Securities of such series may declare the principal amount of all of the Subordinated Indenture Securities of such series to be due and payable immediately.

     More Than One Series. If an Event of Default occurs and is continuing with respect to more than one series of Subordinated Indenture Securities, then either the Subordinated Indenture Trustee or the Holders of 25% in aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by 25% in principal amount of the Subordinated Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration.

(See Section 802.)

  RESCISSION OF ACCELERATION

     After the declaration of acceleration has been made and before the Subordinated Indenture Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

          (a) we pay or deposit with the Subordinated Indenture Trustee a sum sufficient to pay

             (1)  all overdue interest;

             (2) the principal of and any premium which have become due otherwise than by such declaration of acceleration and overdue interest thereon;

             (3)  interest on overdue interest to the extent lawful; and

             (4) all amounts due to the Subordinated Indenture Trustee under the Subordinated Indenture; and

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

          (b) all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Subordinated Indenture.

(See Section 802.) For more information as to waiver of defaults, see "--Waiver of Default and of Compliance" below.

  CONTROL BY HOLDERS; LIMITATIONS

     Subject to the Subordinated Indenture, if an Event of Default with respect to the Subordinated Indenture Securities of any one series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Subordinated Indenture Securities of that series will have the right to

          (a) direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee, or

          (b) exercise any trust or power conferred on the Subordinated Indenture Trustee with respect to the Subordinated Indenture Securities of such series.

     If an Event of Default is continuing with respect to more than one series of Subordinated Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Subordinated Indenture Securities of any one of such series. These rights of Holders to make direction are subject to the following limitations:

          (a) the Holders' directions may not conflict with any law or the Subordinated Indenture; and

          (b) the Holders' directions may not involve the Subordinated Indenture Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Subordinated Indenture Trustee may also take any other action it deems proper which is consistent with the Holders' direction. (See Sections 812 and 903.)

     In addition, the Subordinated Indenture provides that no Holder of any Subordinated Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Indenture for the appointment of a receiver or for any other remedy thereunder unless

          (a) that Holder has previously given the Subordinated Indenture Trustee written notice of a continuing Event of Default;

          (b) the Holders of 25% in aggregate principal amount of the outstanding Subordinated Indenture Securities of all affected series, considered as one class, have made written request to the Subordinated Indenture Trustee to institute proceedings in respect of that Event of Default and have offered the Subordinated Indenture Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

          (c) for 60 days after receipt of such notice, the Subordinated Indenture Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Subordinated Indenture Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Subordinated Indenture Securities of all affected series, considered as one class.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 807 and 903.)

     However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 807 and 808.)

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

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED TRUST SECURITIES

     If there is an Event of Default with respect to Subordinated Debt Securities held by the Trust, then the holders of Preferred Trust Securities will rely on the Property Trustee or the Subordinated Indenture Trustee, acting for the benefit of the Property Trustee, to enforce the Property Trustee's rights against PPL Capital Funding and PPL Corporation as a holder of the Subordinated Debt Securities. However, a holder of Preferred Trust Securities may enforce the Subordinated Indenture directly against PPL Capital Funding and PPL Corporation to the same extent as if the holder of Preferred Trust Securities held a principal amount of Subordinated Debt Securities equal to the aggregate liquidation amount of its Preferred Trust Securities. (See Section 609.)

     Subject to their right to bring suit to enforce their right to payment, the holders of Preferred Trust Securities would not be able to institute any proceeding with respect to the Subordinated Indenture unless the Subordinated Indenture Trustee has failed to do so for 60 days after a request of the holders of 25% in liquidation amount of Preferred Trust Securities. Upon such failure, the holders of a majority of the aggregate liquidation amount of the outstanding Preferred Trust Securities would have the right to directly institute proceedings for enforcement of all other rights of the Subordinated Indenture Trustee against PPL Capital Funding to the fullest extent permitted by law. (See Sections 807, 808 and 812.)

NOTICE OF DEFAULT

     The Subordinated Indenture Trustee is required to give the Holders of the Subordinated Indenture Securities notice of any default under the Subordinated Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in clause (c) under "--Events of Default," no such notice shall be given to such Holders until at least 90 days after the occurrence thereof. (See Section 902.) The Trust Indenture Act currently permits the Subordinated Indenture Trustee to withhold notices of default (except for certain payment defaults) if the Subordinated Indenture Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

     We will furnish the Subordinated Indenture Trustee with an annual statement as to the compliance by PPL Capital Funding with the conditions and covenants in the Subordinated Indenture. (See Section 605.)

WAIVER OF DEFAULT AND OF COMPLIANCE

     The Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of any series may waive, on behalf of the Holders of all Subordinated Indenture Securities of such series, any past default under the Subordinated Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Subordinated Indenture that cannot be amended without the consent of the Holder of each outstanding Subordinated Indenture Security. (See
Section 813.)

     Compliance with certain covenants in the Subordinated Indenture or otherwise provided with respect to Subordinated Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Subordinated Indenture Securities, considered as one class. (See
Section 606.)

CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS AS AN ENTIRETY

     Subject to the provisions described in the next paragraph, each of PPL Capital Funding and PPL Corporation will preserve its corporate existence. (See
Section 604.)

     PPL Capital Funding and PPL Corporation have each agreed not to consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless

          (a) the entity formed by such consolidation or into which PPL Capital Funding or PPL Corporation, as the case may be, is merged or the entity which acquires or which leases the property and assets of PPL Capital Funding or PPL Corporation, as the case may be, substantially as an entirety is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Subordinated Indenture Securities (or the Subordinated Guarantees endorsed thereon, as the case may be) and the performance of all of the covenants of PPL Capital Funding or PPL Corporation, as the case may be, under the Subordinated Indenture, and

          (b) immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing. (See
     Section 1101.)

     The Subordinated Indenture does not prevent or restrict:

          (a) any consolidation or merger after the consummation of which PPL Capital Funding or PPL Corporation would be the surviving or resulting entity;

          (b) any consolidation of PPL Capital Funding with PPL Corporation or any other entity all of the outstanding voting securities of which are owned, directly or indirectly, by PPL Corporation; or any merger of any such entity into any other of such entities; or any conveyance or other transfer, or lease, or properties by any thereof to any other thereof;

          (c) any conveyance or other transfer, or lease, of any part of the properties of PPL Capital Funding or PPL Corporation which does not constitute the entirety, or substantially the entirety, thereof; or

          (d) the approval by PPL Capital Funding or PPL Corporation of, or the consent by PPL Capital Funding or PPL Corporation to, any consolidation or merger to which any direct or indirect subsidiary or affiliate of PPL Capital Funding or PPL Corporation, as the case requires, may be a party or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets. (See Section 1103.)

MODIFICATION OF SUBORDINATED INDENTURE

     Without Holder Consent. Without the consent of any Holders of Subordinated Indenture Securities, PPL Capital Funding, PPL Corporation and the Subordinated Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes:

          (a) to evidence the succession of another entity to PPL Capital Funding or PPL Corporation; or

          (b) to add one or more covenants of PPL Capital Funding or PPL Corporation or other provisions for the benefit of the Holders of all or any series or tranche of Subordinated Indenture Securities, or to surrender any right or power conferred upon PPL Capital Funding or PPL Corporation; or

          (c) to add any additional Events of Default for all or any series of Subordinated Indenture Securities; or

          (d) to change or eliminate any provision of the Subordinated Indenture or to add any new provision to the Subordinated Indenture that does not adversely affect the interests of the Holders; or

          (e) to provide security for the Subordinated Indenture Securities of any series; or

          (f) to establish the form or terms of Subordinated Indenture Securities of any series or tranche or any Subordinated Guarantees as permitted by the Subordinated Indenture; or

          (g)  to provide for the issuance of bearer securities; or

          (h) to evidence and provide for the acceptance of appointment of a separate or successor Subordinated Indenture Trustee or co-trustee; or

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

          (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Subordinated Indenture Securities; or

          (j)  to change any place or places where

             (1)  we may pay principal, premium and interest,

             (2) Subordinated Indenture Securities may be surrendered for transfer or exchange, and

             (3) notices and demands to or upon PPL Capital Funding or PPL Corporation may be served; or

          (k) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect.

     If the Trust Indenture Act is amended after the date of the Subordinated Indenture so as to require changes to the Subordinated Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Subordinated Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Subordinated Indenture, the Subordinated Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PPL Capital Funding, PPL Corporation and the Subordinated Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

(See Section 1201.)

     With Holder Consent. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Subordinated Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Subordinated Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Subordinated Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected series, considered as one class. Moreover, if the Subordinated Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Subordinated Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected tranches, considered as one class.

     However, no amendment or modification may, without the consent of the Holder of each outstanding Subordinated Indenture Security directly affected thereby,

          (a) change the stated maturity of the principal or (except as described above under "--Option to Extend Interest Payment Period") interest on any Subordinated Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any Subordinated Indenture Security is payable, or impair the right to bring suit to enforce any payment;

          (b) reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Subordinated Indenture; or

          (c) modify certain of the provisions in the Subordinated Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

     A supplemental indenture which changes or eliminates any provision of the Subordinated Indenture expressly included solely for the benefit of Holders of Subordinated Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Subordinated Indenture of the Holders of Subordinated Indenture Securities of any other series or tranche. So long as any Preferred Trust Securities are outstanding, the Subordinated Indenture Trustee may not consent to any supplemental indenture that would ordinarily require Subordinated Indenture Security Holder consent without the prior

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

consent of the holders of a majority in aggregate liquidation preference of all outstanding Preferred Trust Securities affected or, in the case of changes described in clauses (a) through (c) immediately above, 100% in aggregate liquidation preference of all such outstanding Preferred Trust Securities affected. (See Section 1202.)

MISCELLANEOUS PROVISIONS

     The Subordinated Indenture provides that certain Subordinated Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under "--Satisfaction and Discharge" below, will not be deemed to be "outstanding" in determining whether the Holders of the requisite principal amount of the outstanding Subordinated Indenture Securities have given or taken any demand, direction, consent or other action under the Subordinated Indenture as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

     PPL Capital Funding or PPL Corporation will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Subordinated Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Subordinated Indenture, in the manner and subject to the limitations provided in the Subordinated Indenture. In certain circumstances, the Subordinated Indenture Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Subordinated Indenture Securities, such action may be taken only by persons who are Holders of such Subordinated Indenture Securities on the record date. (See Section 104.)

SATISFACTION AND DISCHARGE

     Any Subordinated Indenture Securities or any portion will be deemed to have been paid for purposes of the Subordinated Indenture, and at PPL Capital Funding's election, the entire indebtedness of PPL Capital Funding and PPL Corporation will be satisfied and discharged, if there shall have been irrevocably deposited with the Subordinated Indenture Trustee or any paying agent (other than PPL Capital Funding or PPL Corporation), in trust:

          (a)  money sufficient, or

          (b) in the case of a deposit made prior to the maturity of such Subordinated Indenture Securities, non-redeemable Eligible Obligations (as defined in the Subordinated Indenture) sufficient, or

          (c)  a combination of (a) and (b), which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Subordinated Indenture Securities or portions thereof on and prior to the maturity thereof.

(See Section 701.)

     The Subordinated Indenture will be deemed satisfied and discharged when no Subordinated Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Subordinated Indenture. (See Section 702.)

     All moneys we pay to the Subordinated Indenture Trustee or any paying agent on Subordinated Debt Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PPL Capital Funding. Thereafter, the Holder of such Subordinated Debt Security may look only to us for payment thereof. (See Section 603.)

RESIGNATION AND REMOVAL OF THE SUBORDINATED INDENTURE TRUSTEE; DEEMED
RESIGNATION

     The Subordinated Indenture Trustee may resign at any time by giving written notice thereof to us.

     The Subordinated Indenture Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Subordinated Indenture Securities of any series.

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

     No resignation or removal of the Subordinated Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Subordinated Indenture.

     Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Subordinated Indenture Trustee will be deemed to have resigned.

(Section 910).

GOVERNING LAW

     The Subordinated Indenture and the Subordinated Indenture Securities provide that they are to be governed by and construed in accordance with the laws of the State of New York.

                      INFORMATION CONCERNING THE TRUSTEES

     The Chase Manhattan Bank has at various times in the ordinary course of business made loans to PPL Corporation and its subsidiaries and affiliates, and acts as Administrative Agent with respect to one of our current revolving credit facilities. In addition, The Chase Manhattan Bank acts as issuing and paying agent for PPL Capital Funding's commercial paper notes, and acts as guarantee trustee and property trustee for the trust originated preferred securities and common securities of our affiliates, PPL Capital Trust and PPL Capital Trust I and acts as trustee with respect to junior subordinated deferrable interest debentures of our affiliate, PPL Utilities. Chase Manhattan Bank USA, National Association, an affiliate of the Trustee, also acts as Delaware trustee for the trust originated preferred securities and common securities of PPL Capital Trust and PPL Capital Trust I.

                                    EXPERTS

     The consolidated financial statements of PPL Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K of PPL Corporation for the year ended December 31, 1999, as amended by Form 10-K/A filed with the SEC on June 28, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The audited consolidated financial information of Hyder plc incorporated in this prospectus by reference to the Current Report on Form 8-K of PPL Corporation filed with the SEC on October 20, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers, Cardiff, United Kingdom, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements and schedules of Southern Investments UK plc and subsidiaries incorporated in this prospectus by reference to the Annual Report on Form 10-K of PPL Corporation for the year ended December 31, 1999, as amended by Form 10-K/A filed with the SEC on June 28, 2000, have been audited by Arthur Andersen, independent accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

     Michael A. McGrail, Esq., Senior Counsel of PPL Services Corporation, has reviewed the statements made herein and in the incorporated documents as to matters of law and legal conclusions. Such statements have been made in reliance upon his authority as an expert.

            VALIDITY OF THE SECURITIES AND THE SECURITIES GUARANTEES

     Thelen Reid & Priest LLP, New York, New York, counsel to PPL Corporation, PPL Capital Funding and PPL Capital Funding Trust I, will pass upon the validity of the Securities and the Securities Guarantees for PPL Corporation, PPL Capital Funding and the Trust. Simpson Thacher & Bartlett, counsel to PPL Corporation, will pass upon the validity of Common Stock and the Preferred Stock for PPL Corporation. Michael A. McGrail, Esq., Senior Counsel of PPL Services Corporation, will pass upon the validity of the

PPL Corporation Securities and the Securities Guarantees for PPL Corporation. Sullivan & Cromwell, New York, New York, will pass upon the validity of the Securities and the Securities Guarantees for any underwriters or agents. Certain matters of Delaware law relating to the validity of the Preferred Trust Securities, the enforceability of the Trust Agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to PPL Corporation, PPL Capital Funding and the Trust. Thelen Reid & Priest LLP, Simpson Thacher & Bartlett and Sullivan & Cromwell will rely on the opinion of Mr. McGrail as to matters involving the law of the Commonwealth of Pennsylvania, and on the opinion of Richards, Layton & Finger, P.A., as to matters involving the law of the State of Delaware in connection with the Preferred Trust Securities. As to matters involving the law of the State of New York, Mr. McGrail will rely on the opinion of Thelen Reid & Priest LLP.

                              PLAN OF DISTRIBUTION

     We may sell Securities (a) to purchasers directly; (b) to underwriters for public offering and sale by them; or (c) through agents or dealers. We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this prospectus.

DIRECT SALES

     We may sell the Securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the Securities. A prospectus supplement will describe the terms of any such sale.

TO UNDERWRITERS

     The applicable prospectus supplement will name any underwriter involved in a sale of Securities. Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of Securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent.

     Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase particular Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased.

THROUGH AGENTS

     We will name any agent or dealer involved in a sale of Securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

GENERAL INFORMATION

     Underwriters, dealers acting as principals and agents participating in a sale of Securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

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     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

     Each series of Securities will be a new issue and, except for the Common Stock, which is listed on the New York and Philadelphia Stock Exchanges, will have no established trading market. We may elect to list any series of new Securities on an exchange, or in the case of the Common Stock, on any additional exchange, but unless we advise you differently in the prospectus supplement, we have no obligation to cause any Securities to be so listed. Any underwriters that purchase Securities for public offering and sale may make a market in the Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of, or the trading markets for, any Securities.

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